As filed with the Securities and Exchange Commission on July 25, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Form S-4
Psychiatric Solutions, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	8093 (Primary Standard Industrial Classification Code Number)	23-2491707 (I.R.S. Employer Identification Number)

6640 Carothers Parkway, Suite 500
Franklin, Tennessee 37067
(615) 312-5700
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

See Table of Additional Registrants Below

Christopher L. Howard, Esq.
6640 Carothers Parkway, Suite 500
Franklin, Tennessee 37067
(615) 312-5700
(Name, Address, Including Zip Code, and Telephone Number
Including Area Code, of Agent For Service)

With copies to:

James H. Nixon III, Esq.
Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700
Nashville, Tennessee 37219
(615) 244-6380

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE CHART

		Proposed Maximum	Proposed Maximum
Title Of Each Class Of	Amount To Be	Offering Price	Aggregate Offering	Amount of
Securities To Be Registered	Registered	Per Note	Price	Registration Fee
7 3/4% Senior Subordinated Notes Due 2015	$250,000,000	102.75%	$256,875,000	$7,886(1)
Guarantee of 7 3/4% Senior Subordinated Notes Due 2015	$250,000,000	—	—	(2)

(1)	A filing fee of $5,624 has previously been paid in connection with the Registrant’s Registration Statement No. 333-127085, initially filed on August 1, 2005, $1,488.51 of which was utilized in connection with the Registrant’s Registration Statement No. 333-139013. Pursuant to Rule 457(p) under the Securities Act of 1933, the unutilized filing fee of $4,135.49 is being applied to the filing fee payable in connection with the offering pursuant to this Registration Statement.

(2)	The Additional Registrants, each a wholly owned subsidiary of Psychiatric Solutions, Inc., will guarantee the payment of the 7 3/4% Senior Subordinated Notes due 2015. Pursuant to Rule 457(n) under the Securities Act of 1933, no filing fee is required.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ADDITIONAL REGISTRANTS

	State or Other	Primary Standard
	Jurisdiction of	Industrial	I.R.S. Employer
	Incorporation or	Classification Code	Identification
Name, Address and Telephone Number(1)	Organization	Number	Number

ABS LINCS, LLC	VA	8093	14-1874734
ABS LINCS DC, LLC	VA	8093	11-3766719
ABS LINCS KY, Inc.	VA	8093	61-1267294
ABS LINCS NJ, Inc.	VA	8093	None
ABS LINCS PA, Inc.	VA	8093	54-2042312
ABS LINCS PR, Inc.	VA	8093	54-1959829
ABS LINCS SC, Inc.	SC	8093	57-0840074
ABS LINCS TN, Inc.	VA	8093	62-1575325
ABS LINCS TX, Inc.	KY	8093	61-1379387
ABS LINCS VA, Inc.	VA	8093	54-1782162
ABS LINCS VI, Inc.	VA	8093	66-0502769
ABS-First Step, Inc.	VA	8093	54-1517222
Alliance Crossings, LLC	DE	8093	20-2142587
Alliance Health Center, Inc.	MS	8093	64-0777521
Alternative Behavioral Services, Inc.	VA	8093	54-1757063
Atlantic Shores Hospital, LLC	DE	8093	20-3788069
Behavioral Educational Services, Inc.	DE	8093	65-0852413
Behavioral Healthcare LLC	DE	8093	62-1516830
Benchmark Behavioral Health System, Inc.	UT	8093	93-0893928
BHC Alhambra Hospital, Inc.	TN	8093	62-1658521
BHC Belmont Pines Hospital, Inc.	TN	8093	62-1658523
BHC Cedar Vista Hospital, Inc.	CA	8093	77-0359473
BHC Fairfax Hospital, Inc.	TN	8093	62-1658528
BHC Fort Lauderdale Hospital, Inc.	TN	8093	62-1658530
BHC Fox Run Hospital, Inc.	TN	8093	62-1658531
BHC Fremont Hospital, Inc.	TN	8093	62-1658532
BHC Health Services of Nevada, Inc.	NV	8093	88-0300031
BHC Heritage Oaks Hospital, Inc.	TN	8093	62-1658494
BHC Holdings, Inc.	DE	8093	92-0189593
BHC Intermountain Hospital, Inc.	TN	8093	62-1658493
BHC Management Services of Louisiana, LLC	DE	8093	06-1719281
BHC Management Services of New Mexico, LLC	DE	8093	62-1843651
BHC Management Services of Streamwood, LLC	DE	8093	62-1843658
BHC Mesilla Valley Hospital, LLC	DE	8093	20-2612295
BHC Montevista Hospital, Inc.	NV	8093	88-0299907
BHC Newco 2, LLC	DE	8093	None
BHC Newco 3, LLC	DE	8093	None
BHC Newco 4, LLC	DE	8093	None
BHC Newco 5, LLC	DE	8093	None
BHC Newco 6, LLC	DE	8093	None
BHC Newco 7, LLC	DE	8093	None
BHC Newco 8, LLC	DE	8093	None
BHC Newco 9, LLC	DE	8093	None

	State or Other	Primary Standard
	Jurisdiction of	Industrial	I.R.S. Employer
	Incorporation or	Classification Code	Identification
Name, Address and Telephone Number(1)	Organization	Number	Number

BHC Newco 10, LLC	DE	8093	None
BHC Northwest Psychiatric Hospital, LLC	DE	8093	20-0085660
BHC of Indiana, General Partnership	TN	8093	62-1780700
BHC Pinnacle Pointe Hospital, Inc.	TN	8093	62-1658502
BHC Properties, LLC	TN	8093	62-1660875
BHC Sierra Vista Hospital, Inc.	TN	8093	62-1658512
BHC Spirit of St. Louis Hospital, Inc.	TN	8093	62-1658513
BHC Streamwood Hospital, Inc.	TN	8093	62-1658515
BHC Windsor Hospital, Inc.	OH	8093	34-1827645
Bloomington Meadows, General Partnership	TN	8093	35-1858510
Brentwood Acquisition, Inc.	TN	8093	20-0773985
Brentwood Acquisition-Shreveport, Inc.	DE	8093	20-0474854
Brynn Marr Hospital, Inc.	NC	8093	56-1317433
Calvary Center, Inc.	DE	8093	20-0380961
Canyon Ridge Hospital, Inc.	CA	8093	20-2935031
Cedar Springs Hospital, Inc.	DE	8093	74-3081810
Collaborative Care LLC	TN	8093	62-1603168
Columbus Hospital, LLC	DE	8093	62-1740367
Columbus Hospital Partners, LLC	TN	8093	62-1664739
Compass Hospital, Inc.	DE	8093	51-0343645
Crawford First Education, Inc.	VA	8093	54-1521601
Cumberland Hospital, LLC	VA	8093	02-0567575
Diamond Grove Center, LLC	DE	8093	20-4537541
Employee Assistance Services, Inc.	KY	8093	61-1193498
FHCHS of Puerto Rico, Inc.	VA	8093	66-0584821
First Corrections-Puerto-Rico, Inc.	VA	8093	54-1913254
First Hospital Corporation of Nashville	VA	8093	62-1575327
First Hospital Corporation of Virginia Beach	VA	8093	54-1414205
First Hospital Panamericano, Inc.	VA	8093	66-0490148
Fort Lauderdale Hospital, Inc.	FL	8093	20-1021229
Great Plains Hospital, Inc.	MO	8093	43-1328523
Gulf Coast Treatment Center, Inc.	FL	8093	56-1341134
H.C. Corporation	AL	8093	63-0870528
H.C. Partnership	AL	8093	63-0862148
Havenwyck Hospital Inc.	MI	8093	38-2409580
HHC Augusta, Inc.	GA	8093	20-3854156
HHC Berkeley, Inc.	SC	8093	20-3854325
HHC Conway Investment, Inc.	SC	8093	20-3854265
HHC Cooper City, Inc.	FL	8093	20-3854085
HHC Delaware, Inc.	DE	8093	20-3854210
HHC Focus Florida, Inc.	FL	8093	20-3798265
HHC Indiana, Inc.	IN	8093	20-0768028
HHC Kingwood Investment, LLC	DE	8093	20-4077402
HHC Oconee, Inc.	SC	8093	20-3854300

	State or Other	Primary Standard
	Jurisdiction of	Industrial	I.R.S. Employer
	Incorporation or	Classification Code	Identification
Name, Address and Telephone Number(1)	Organization	Number	Number

HHC Ohio, Inc.	OH	8093	20-1870446
HHC Poplar Springs, Inc.	VA	8093	20-0959684
HHC River Park, Inc.	WV	8093	20-2652863
HHC Services, LLC	TX	8093	20-3798406
HHC South Carolina, Inc.	SC	8093	20-3854241
HHC St. Simons, Inc.	GA	8093	20-3854107
HHC Toledo, Inc.	OH	8093	20-3854189
Hickory Trail Hospital, L.P.	DE	8093	20-4976326
High Plains Behavioral Health, L.P.	DE	8093	20-3943108
HMHM of Tennessee, Inc.	TN	8093	75-2891838
Holly Hill Hospital, LLC	TN	8093	62-1692189
Horizon Behavioral Services, Inc.	DE	8093	59-3269144
Horizon Health Austin, Inc.	TX	8093	20-8706107
Horizon Health Corporation	DE	8093	75-2293354
Horizon Health Hospital Services, Inc.	DE	8093	20-3798133
Horizon Health Physical Rehabilitation Services, Inc.	DE	8093	84-1285635
Horizon Mental Health Management, Inc.	TX	8093	36-3709746
HSA Hill Crest Corporation	AL	8093	95-3900761
HSA of Oklahoma, Inc.	OK	8093	74-2373564
Hughes Center, LLC	VA	8093	20-8711062
Indiana Psychiatric Institutes, LLC	DE	8093	52-1652319
InfoScriber Corporation	DE	8093	33-0878629
Kids Behavioral Health of Utah, Inc.	UT	8093	62-1681825
Kingwood Pines Hospital, LLC	TX	8093	73-1726285
Lakeland Behavioral, LLC	FL	8093	20-5202588
Laurel Oaks Behavioral Health Center, Inc.	DE	8093	52-2090040
Laurelwood Associates, Inc.	OH	8093	34-1658315
Lebanon Hospital Partners, LLC	TN	8093	62-1664738
Liberty Point Behavioral Healthcare, LLC	DE	8093	20-1989730
Mental Health Outcomes, Inc.	DE	8093	75-2614919
Mesilla Valley Hospital, Inc.	NM	8093	74-2370320
Mesilla Valley Mental Health Associates, Inc.	NM	8093	85-0338767
Michigan Psychiatric Services, Inc.	MI	8093	38-2423002
Millwood Hospital, L.P.	TX	8093	20-1021264
Mission Vista Behavioral Health Services, Inc.	DE	8093	74-2611258
Neuro Institute of Austin, L.P.	TX	8093	56-2274069
North Spring Behavioral Healthcare, Inc.	TN	8093	20-1215130
Northern Indiana Partners, LLC	TN	8093	62-1664737
Palmetto Behavioral Health Holdings, LLC	DE	8093	22-3600673
Palmetto Behavioral Health Solutions, LLC	SC	8093	20-4086208
Palmetto Behavioral Health System, L.L.C.	SC	8093	57-1101379
Palmetto Lowcountry Behavioral Health, L.L.C.	SC	8093	57-1101380
Palmetto Pee Dee Behavioral Health, L.L.C.	SC	8093	57-1101381
Peak Behavioral Health Services, LLC	DE	8093	20-1124098

	State or Other	Primary Standard
	Jurisdiction of	Industrial	I.R.S. Employer
	Incorporation or	Classification Code	Identification
Name, Address and Telephone Number(1)	Organization	Number	Number

Premier Behavioral Solutions, Inc.	DE	8093	63-0857352
Premier Behavioral Solutions of Florida, Inc.	DE	8093	65-0816927
Pride Institute, Inc.	MN	8093	20-1021241
Psychiatric Management Resources, Inc.	CA	8093	33-0290342
Psychiatric Solutions Hospitals, LLC	DE	8093	62-1658476
Psychiatric Solutions of Virginia, Inc.	TN	8093	62-1732340
PsychManagement Group, Inc.	WV	8093	55-0776633
Ramsay Managed Care, LLC	DE	8093	72-1249464
Ramsay Youth Services of Georgia, Inc.	DE	8093	35-2174803
Ramsay Youth Services Puerto Rico, Inc.	PR	8093	66-0555371
Red Rock Behavioral Health LLC	DE	8093	20-3019974
Red Rock Solutions, LLC	DE	8093	20-3140694
Riveredge Hospital, Inc.	IL	8093	22-3682760
Riveredge Hospital Holdings, Inc.	DE	8093	22-3682759
Rolling Hills Hospital, LLC	TN	8093	20-5566098
Samson Properties, LLC	FL	8093	59-3653863
Shadow Mountain Behavioral Health System, LLC	DE	8093	43-2001465
SHC-KPH, LP	TX	8093	73-1726290
Somerset, Incorporated	CA	8093	33-0221535
SP Behavioral, LLC	FL	8093	20-5202539
Springfield Hospital, Inc.	DE	8093	26-0388272
Summit Oaks Hospital, Inc.	NJ	8093	20-1021210
Sunstone Behavioral Health, LLC	TN	8093	80-0051894
Texas Cypress Creek Hospital, L.P.	TX	8093	62-1864266
Texas Hospital Holdings, Inc.	DE	8093	62-1871091
Texas Hospital Holdings, LLC	TX	8093	62-1871092
Texas Laurel Ridge Hospital, L.P.	TX	8093	43-2002326
Texas Oaks Psychiatric Hospital, L.P.	TX	8093	84-1618661
Texas San Marcos Treatment Center, L.P.	TX	8093	43-2002231
Texas West Oaks Hospital, L.P.	TX	8093	62-1864265
The Counseling Center of Middle Tennessee, Inc.	TN	8093	62-1383217
The National Deaf Academy, LLC	FL	8093	59-3653865
The Pines Residential Treatment Center, Inc.	VA	8093	54-1465094
Therapeutic School Services, L.L.C.	OK	8093	73-1559296
Three Rivers Behavioral Health, LLC	SC	8093	57-1106645
Three Rivers Healthcare Group, LLC	SC	8093	20-3842446
Three Rivers Residential Treatment | Midlands Campus, Inc.	SC	8093	57-0884924
Three Rivers SPE, LLC	SC	8093	None
Three Rivers SPE Holding, LLC	SC	8093	20-3842631
Three Rivers SPE Manager, Inc.	SC	8093	20-2586187
Transitional Care Ventures, Inc.	DE	8093	72-1235219
Tucson Health Systems, Inc.	DE	8093	20-2950148
University Behavioral, LLC	FL	8093	20-5202458

	State or Other	Primary Standard
	Jurisdiction of	Industrial	I.R.S. Employer
	Incorporation or	Classification Code	Identification
Name, Address and Telephone Number(1)	Organization	Number	Number

Valle Vista, LLC	DE	8093	62-1740366
Valle Vista Hospital Partners, LLC	TN	8093	62-1658516
Wellstone Holdings, Inc.	DE	8093	20-3062052
Wellstone Regional Hospital Acquisition, LLC	IN	8093	20-3062075
Willow Springs, LLC	DE	8093	62-1814471
Windmoor Healthcare Inc.	FL	8093	23-2922437
Windmoor Healthcare of Pinellas Park, Inc.	DE	8093	59-3480410
Zeus Endeavors, LLC	FL	8093	59-3653864

(1)	The address of each additional registrant’s principal executive office is 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067. The telephone number of each additional registrant is (615) 312-5700.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated July 25, 2007
PROSPECTUS

OFFER TO EXCHANGE
$250,000,000 7 3/4% Senior Subordinated Notes due 2015,
which have been registered under the Securities Act of 1933, for any and all outstanding 7 3/4% Senior Subordinated Notes due 2015 issued on May 31, 2007

MATERIAL TERMS OF THE EXCHANGE OFFER

•	Expires at 5:00 p.m., New York City time, on , 2007, unless extended.

•	The only conditions to completing the exchange offer are that the exchange offer not violate applicable law or applicable interpretations of the staff of the Securities and Exchange Commission, or SEC, and no injunction, order or decree has been issued which would prohibit, prevent or materially impair our ability to proceed with the exchange offer.

•	All old notes that are validly tendered and not validly withdrawn will be exchanged.

•	Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	The terms of the registered notes to be issued in the exchange offer are substantially identical to the old notes that we issued on May 31, 2007, except for certain transfer restrictions, registration rights and liquidated damages provisions relating to the old notes that will not apply to the registered notes.

•	We will not receive any cash proceeds from the exchange offer.

•	The old notes are, and the registered notes will be, fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by substantially all of our domestic restricted subsidiaries.

•	We do not intend to list the notes for trading on any stock exchange or arrange for any quotation system to quote prices for them.

Each broker-dealer that receives registered notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Consider carefully the “Risk Factors” beginning on page 17 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Notice to New Hampshire Residents

Neither the fact that a registration statement or an application for a license has been filed under RSA 421-B with the State of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the State of New Hampshire constitutes a finding by the Secretary of State of New Hampshire that any document filed under RSA 421-B is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the Secretary of State has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security or transaction. It is unlawful to make or cause to be made, to any prospective purchaser, customer or client any representation inconsistent with the provisions of this paragraph.

The date of this prospectus is          , 2007

This prospectus incorporates certain business and financial information about us that is not included in or delivered with this prospectus and this information is available without charge to holders upon written or oral request to Brent Turner, Executive Vice President, Finance and Administration, Psychiatric Solutions, Inc., 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067, telephone number (615) 312-5700. In order to obtain timely delivery, holders must request the information no later than five business days before the expiration date of the exchange offer.

Page

Summary	1
Risk Factors	17
The Exchange Offer	26
Use of Proceeds	34
Capitalization	35
Selected Consolidated Financial and Operating Data	36
Description of Other Indebtedness	40
Description of the Registered Notes	42
Material U.S. Federal Income Tax Considerations	77
Plan of Distribution	78
Legal Matters	78
Experts	78
Where You Can Find More Information	79
Incorporation of Certain Documents by Reference	79
Alternative Behavioral Services, Inc. and Subsidiaries Consolidated Financial Statements	F-1
Ex-3.6 Articles of Incorporation of ABS LINCS KY, Inc.
Ex-3.7 Articles of Incorporation of ABS LINCS NJ, Inc.
Ex-3.8 Articles of Incorporation of ABS LINCS PA, Inc. as amended
Ex-3.9 Articles of Incorporation of ABS LINCS PR, Inc., as amended
Ex-3.10 Articles of Incorporation of ABS LINCS SC, Inc., as amended
Ex-3.11 Articles of Incorporation of ABS LINCS TN, Inc., as amended
Ex-3.12 Articles of Incorporation of ABS LINCS TX, Inc., as amended
Ex-3.13 Articles of Incorporation of ABS LINCS VA, Inc., as amended
Ex-3.14 Articles of Incorporation of ABS LINCS VI, Inc., as amended
Ex-3.15 Articles of Incorporation of ABS-First Step, Inc., as amended
Ex-3.16 Amended and Restated Articles of Incorporation of Alliance Health Center, Inc.
Ex-3.17 Articles of Incorporation of Alternative Behavioral Services, Inc.
Ex-3.18 Certificate of Incorporation of Behavioral Educational Services, Inc., as amended
Ex-3.28 Certificate of Incorporation of BHC Holdings, Inc., as amended
Ex-3.38 Articles of Incorporation of Brynn Marr Hospital, Inc.
Ex-3.39 Certificate of Incorporation of Calvary Center, Inc., as amended
Ex-3.41 Certificate of Incorporation of Cedar Springs Hospital, Inc., as amended
Ex-3.42 Certificate of Incorporation of Compass Hospital, Inc.
Ex-3.43 Articles of Incorporation of Crawford First Education, Inc., as amended
Ex-3.44 Articles of Incorporation of Employee Assistance Services, Inc.
Ex-3.45 Amended and Restated Articles of Incorporation of FHCHS of Puerto Rico, Inc.
Ex-3.46 Articles of Incorporation of First Corrections-Puerto-Rico, Inc.
Ex-3.47 Articles of Incorporation of First Hospital Corporation of Nashville
Ex-3.48 Articles of Incorporation of First Hospital Corporation of Virginia Beach
Ex-3.49 Articles of Incorporation of First Hospital Panamericano, Inc., as amended
Ex-3.55 Articles of Incorporation of HHC Augusta, Inc.
Ex-3.56 Articles of Incorporation of HHC Berkeley, Inc.
Ex-3.57 Articles of Incorporation of HHC Conway Investment, Inc.
Ex-3.58 Articles of Incorporation of HHC Cooper City, Inc.
Ex-3.59 Certificate of Incorporation of HHC Delaware, Inc.
Ex-3.60 Articles of Incorporation of HHC Focus Florida, Inc., as amended
Ex-3.61 Articles of Incorporation of HHC Indiana, Inc.
Ex-3.62 Articles of Incorporation of HHC Oconee, Inc.
Ex-3.63 Articles of Incorporation of HHC Ohio, Inc.
Ex-3.64 Articles of Incorporation of HHC Poplar Springs, Inc.
Ex-3.65 Articles of Incorporation of HHC River Park, Inc.
Ex-3.66 Articles of Incorporation of HHC South Carolina, Inc.
Ex-3.67 Articles of Incorporation of HHC St. Simons, Inc.
Ex-3.68 Articles of Incorporation of HHC Toledo, Inc.
Ex-3.69 Charter of HMHM of Tennessee, Inc.
Ex-3.70 Certificate of Incorporation of Horizon Behavioral Services, Inc., as amended
Ex-3.71 Certificate of Formation of Horizon Health Austin, Inc.
Ex-3.73 Certificate of Incorporation of Horizon Health Hopital Serives, Inc.
Ex-3.74 Certificate of Incorporation of Horizon Health Physical Rehabilitaion Services, Inc., as amended
Ex-3.75 Articles of Incorporation of Horizon Mental Health Management, Inc., as amended
Ex-3.79 Articles of Incorporation of Kids Behavioral Health of Utah, Inc., as amended
Ex-3.80 Certificate of Incorporation of Laurel Oaks Behavioral Health Center, Inc., as amended
Ex-3.81 Articles of Incorporation of Laurelwod Associates, Inc., as amended
Ex-3.82 Certificate of Incorporation of Mental Health Outcomes, Inc.
Ex-3.86 Certificate of Incorporation of Mission Vista Behavioral Health Services, Inc., as amended
Ex-3.87 Charter of North Spring Behavioral Healthcare, Inc., as amended
Ex-3.90 Articles of Incorporation of Pride Institute, Inc., as amended
Ex-3.93 Articles of Incorporation of PsychManagement Group, Inc.
Ex-3.96 Articles of Incorporation of Riveredge Hospital, Inc., as amended
Ex-3.97 Certificate of Incorporation of Riveredge Hospital Holdings, Inc.
Ex-3.98 Articles of Incorporation of Somerset, Incorporated
Ex-3.99 Certificate of Incorporation of Springfield Hospital, Inc.
Ex-3.100 Certificate of Incorporation of Summit Oaks Hospital, Inc., as amended
Ex-3.101 Certificate of Incorporation of Texas Hospital Holdings, Inc., as amended
Ex-3.103 Articles of Incorporation of The Pines Residential Treatment Center, Inc., as amended
Ex-3.104 Restated Articles of Incorporation of Three Rivers SPE Manager, Inc.
Ex-3.105 Articles of Incorporation of Three Rivers Residential Treatment Midlands Campus, Inc., as amended
Ex-3.109 Articles of Incorporation of Windmoor Healthcare Inc.
Ex-3.110 Certificate of Incorporation of Windmoor Healthcare of Pinellas Park, Inc., as amended
Ex-3.113 Articles of Organization of ABS LINCS, LLC
Ex-3.114 Articles of Organization of ABS LINCS DC, LLC, as amended
Ex-3.115 Certificate of Formation of Alliance Crossings, LLC, as amended
Ex-3.116 Articles of Organization of Atlantic Shores Hospital, LLC
Ex-3.117 Certificate of Formation of Behavioral Healthcare, LLC
Ex-3.124 Articles of Organization of BHC Properties, LLC
Ex-3.125 Articles of Organization of Collaborative Care, LLC
Ex-3.127 Articles of Organization of Columbus Hospital Partners, LLC
Ex-3.128 Articles of Organization of Cumberland Hospital, LLC
Ex-3.129 Certificate of Formation of Diamond Grove Center, LLC
Ex-3.130 Certificate of Formation of HHC Kingwood Investment, LLC
Ex-3.131 Articles of Organization of HHC Services, LLC
Ex-3.132 Certificate of Formation of Holly Hill Hopital, LLC
Ex-3.133 Articles of Organization of Hughes Center, LLC
Ex-3.134 Certificate of Formation of Indiana Psychiatric Institues, LLC
Ex-3.135 Articles of Organization of Kingwood Pines Hospital, LLC, as amended
Ex-3.136 Articles of Organization of Lakeland Behavioral, LLC, as amended
Ex-3.137 Articles of Organization of Lebanon Hospital Partners, LLC
Ex-3.138 Certificate of Formation of Liberty Point Behavioral Healthcare, LLC, as amended
Ex-3.139 Articles of Incorporation of Benchmark Behavioral Health System, Inc.
Ex-3.140 Certificate of Formation of Northern Indiana Partners, LLC
Ex-3.141 Certificate of Formation of Palmetto Behavioral Health Holdings, LLC
Ex-3.142 Articles of Organization of Palmetto Behavioral Health Solutions, LLC
Ex-3.146 Certificate of Formation of Peak Behavioral Health Services, LLC
Ex-3.147 Certificate of Formation of Psychiatric Solutions Hospitals, LLC
Ex-3.148 Certificate of Formation of Ramsay Managed Care, LLC
Ex-3.149 Certificate of Formation of Red Rock Behavioral Health, LLC
Ex-3.150 Certificate of Formation of Red Rock Solutions, LLC
Ex-3.151 Articles of Organization of Rolling Hills Hospital, LLC
Ex-3.152 Articles of Organization of Samson Properties, LLC
Ex-3.153 Certificate of Formation of Shadow Moutaing Behavioral Health System, LLC
Ex-3.154 Articles of Organization of SP Behavioral, LLC
Ex-3.155 Articles of Organization of Sunstone Behavioral Health, LLC
Ex-3.156 Articles of Organization of Texas Hospital Holdings, LLC, as amended
Ex-3.157 Articles of Organization of The National Deaf Academy, LLC
Ex-3.159 Articles of Organization of Three Rivers Behavioral Health, LLC
Ex-3.160 Articles of Organization of Three Rivers Healthcare Group, LLC
Ex-3.161 Articles of Organization of Three Rivers SPE, LLC, as amended
Ex-3.162 Articles of Organization of Three Rivers SPE Holding, LLC, as amended
Ex-3.163 Articles of Organization of University Behavioral, LLC
Ex-3.165 Articles of Organization of Valle Vista Hospital Partners, LLC
Ex-3.168 Articles of Organization of Zeus Endeavors, LLC
Ex-3.174 Certificate of Limited Partnership of Hickory Trail Hospital, L.P.
Ex-3.175 Limited Partnership Agreement of Hickory Trail Hopital, L.P.
Ex-3.176 Certificate of Limited Partnership of High Plains Behavioral Health, L.P.
Ex-3.177 Limited Partnership Agreement of High Plains Behavioral Health, L.P.
Ex-3.182 Certificate of Limited Partnership of SHC-KPH, LP, as amended
Ex-3.183 Amened and Restated Limited Partnership Agreement of SHC-KPH, LP
Ex-5.1 Opinion of Waller Lansden Dortch & Davis, LLP
Ex-8.1 Opinion of Waller Lansden Dortch & Davis, LLP
Ex-12.1 Computation of Ratios of Earnings to Fixed Charges
Ex-21.1 List of Subsidiaries
Ex-23.1 Consent of Ernst & Young LLP
Ex-23.2 Consent of Ernst & Young LLP
Ex-23.3 Consent of PricewaterhouseCoopers LLP
Ex-23.4 Consent of PricewaterhouseCoopers LLP
Ex-25.1 Form T-1 Statement of Eligibility
Ex-99.1 Form of Letter of Transmittal
Ex-99.2 Form of Notice of Guaranteed Delivery

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this prospectus, in documents incorporated by reference herein and in other materials we have filed or may file with the SEC, as well as information included in oral statements or other written statements made, or to be made, by our senior management, contain, or will contain, disclosures that are “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can be identified by the use of words such as “may,” “will,” “expect,” “believe,” “intend,” “plan,” “estimate,” “project,” “continue,” “should” and other comparable terms. These forward-looking statements are based on the current plans and expectations of our management and are subject to a number of risks and uncertainties, including those set forth below, which could significantly affect our current plans and expectations and future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Stockholders and investors are cautioned against relying on such forward-looking statements when evaluating the information presented in our filings and reports.

While it is not possible to identify all these factors, we continue to face many risks and uncertainties that could cause actual results to differ from those forward-looking statements, including:

•	potential competition that alters or impedes our acquisition strategy by decreasing our ability to acquire additional inpatient facilities on favorable terms;

•	our ability to successfully integrate and improve the operations of acquired inpatient facilities, including the facilities acquired from Horizon Health Corporation;

•	our ability to maintain favorable and continuing relationships with physicians who use our inpatient facilities;

i

•	our substantial indebtedness and our ability to receive timely additional financing on terms acceptable to us to fund our acquisition strategy and capital expenditure needs;

•	risks inherent to the health care industry, including the impact of unforeseen changes in regulation and exposure to claims and legal actions by patients and others;

•	efforts by federal and state health care programs and managed care companies to reduce reimbursement rates for our services;

•	our ability to comply with applicable licensure and accreditation requirements;

•	our ability to comply with extensive laws and government regulations related to billing, physician relationships, adequacy of medical care and licensure;

•	our ability to retain key employees who are instrumental to our successful operations;

•	our ability to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002;

•	our ability to ensure confidential information is not inappropriately disclosed and that we are in compliance with federal and state health information privacy standards;

•	our ability to comply with federal and state governmental regulation covering health care-related products and services on-line, including the regulation of medical devices and the practice of medicine and pharmacology;

•	our ability to obtain adequate levels of general and professional liability insurance; and

•	those risks and uncertainties described from time to time in our filings with the SEC.

In addition, future trends for pricing, margins, revenue and profitability remain difficult to predict in the industries that we serve.

We caution you that the factors listed above may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict such new risk factors, nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied by any forward-looking statements.

ii

SUMMARY

The following summary highlights information about us and the offering of the registered notes contained elsewhere or incorporated by reference in this prospectus. It is not complete and may not contain all of the information that may be important to you in making a decision to exchange your old notes for the registered notes. For a more complete understanding of us and the exchange offer, we urge you to read this entire prospectus carefully, including the “Risk Factors” section, and the documents that we have incorporated by reference. Throughout this prospectus (except in the “Description of the Registered Notes” section or unless the context otherwise requires):

•	when we refer to “we,” “us” or “our,” we are describing Psychiatric Solutions, Inc. together with its subsidiaries after giving pro forma effect to the acquisition of Horizon Health and other non-significant acquisitions;

•	when we refer to “Psychiatric Solutions,” we are describing Psychiatric Solutions, Inc. together with its subsidiaries prior to giving effect to the Acquisition (as defined below); and

•	when we refer to “Horizon Health,” we are describing Horizon Health Corporation and its subsidiaries.

The Exchange Offer

On May 31, 2007, we issued in a private placement $250.0 million in aggregate principal amount of our 7 3/4% Senior Subordinated Notes due 2015, which we refer to as the “old notes.” We refer to the private placement as the “original note offering.” We entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to deliver to you this prospectus. You are entitled to exchange your old notes in the exchange offer for registered notes with substantially identical terms. Unless you are a broker-dealer or unable to participate in the exchange offer, we believe that the registered notes to be issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, or the Securities Act. You should read the discussions under the headings “The Exchange Offer” and “Description of the Registered Notes” for further information regarding the registered notes.

Psychiatric Solutions

We are a leading provider of inpatient behavioral health care services in the United States. We operate 90 inpatient behavioral health care facilities with approximately 10,000 beds in 31 states, Puerto Rico and the U.S. Virgin Islands, manage inpatient behavioral health care units and physical rehabilitation programs for private third parties and operate an employee assistance program services business. We believe that our singular focus on the provision of inpatient behavioral health care services allows us to operate more efficiently and provide higher quality care than our competitors.

Our inpatient facilities offer a wide range of inpatient behavioral health care services for children, adolescents and adults. We offer these services through a combination of acute inpatient behavioral facilities and residential treatment centers, or RTCs. Our acute inpatient behavioral facilities provide the most intensive level of care, including 24-hour skilled nursing observation and care, daily interventions and oversight by a psychiatrist and intensive, highly coordinated treatment by a physician-led team of mental health professionals. Our RTCs offer longer term treatment programs primarily for children and adolescents with long-standing chronic behavioral health problems. Our RTCs provide physician-led, multi-disciplinary treatments that address the overall medical, psychiatric, social and academic needs of the patient.

Our inpatient management contracts business involves the development, organization and management of behavioral health care programs within medical/surgical hospitals and the management of inpatient behavioral health care facilities for government agencies.

Psychiatric Solutions was incorporated in the State of Delaware in 1988. Our principal executive offices are located at 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067. Our telephone number is (615) 312-5700. Information about us and our filings with the SEC can be found at our website at www.psysolutions.com.

Acquisition of Horizon Health

On May 31, 2007, pursuant to an Agreement and Plan of Merger, dated December 20, 2006, we acquired all of the outstanding capital stock of Horizon Health, which we refer to in this prospectus as the “Acquisition,” in a transaction valued at $426 million, consisting of cash of $321 million, or $20 per share, the repayment of Horizon Health’s revolving credit facility and the assumption of an approximately $7.0 million mortgage loan insured by the U.S. Department of Housing and Urban Development, or HUD.

Financing Transactions

In connection with the original note offering and the Acquisition, we amended our existing senior secured credit facilities to provide for additional term loans of $225.0 million. Our amended senior secured credit facilities consist of a $300.0 million revolving credit facility, of which approximately $182.9 million remained undrawn at March 31, 2007 on a pro forma combined basis, and $575.0 million in senior secured term loans.

On May 8, 2007, we commenced a tender offer, or the Tender Offer, to purchase for cash any and all of our outstanding 10 5/8% senior subordinated notes due 2013, or the 10 5/8% Notes, and, in connection therewith, we also solicited consents to amend the indenture governing the 10 5/8% Notes to, among other things, eliminate substantially all of the restrictive covenants and eliminate or modify certain events of default. On May 21, 2007, we received tenders and consents from holders of a majority in aggregate principal amount of the 10 5/8% Notes and, in connection therewith, we executed and delivered a thirty-fifth supplemental indenture to the indenture governing the 10 5/8% Notes. The Tender Offer expired on June 5, 2007 and all but an aggregate principal amount of $34,000 of the outstanding 10 5/8% Notes were tendered for payment in connection with the Tender Offer. However, throughout this prospectus, we assume that all outstanding 10 5/8% Notes were tendered for payment in connection with the Tender Offer.

We used the proceeds of the original note offering and the additional term loans to finance the Acquisition, repay Horizon Health’s revolving credit facility, tender for our outstanding 10 5/8% Notes (including the related premium), pay a portion of the outstanding balance under our existing revolving credit facility and pay related fees and expenses. We refer in this prospectus to the original note offering and the additional term loans as the “Financing Transactions.” We refer to the Tender Offer, the Acquisition and the Financing Transactions collectively as the “Transactions.”

The following table describes the sources and uses of funds relating to the Transactions assuming a closing date of March 31, 2007:

Amount
(Dollars in
thousands)

Sources of funds:
7 3/4% senior subordinated notes due 2015	$256,875
Senior secured term loan	225,000
Assumption of Horizon Health HUD mortgage	6,971

Total sources	$488,846

Uses of funds:
Cash purchase price of Horizon Health stock	$321,000
Repayment of Horizon Health revolving credit facility	96,100
Pay down Psychiatric Solutions’ revolving credit facility	9,775
Tender for 10 5/8% Notes	38,681
Tender premium	3,900
Assumption of Horizon Health HUD mortgage	6,971
Fees and expenses	12,419

Total uses	$488,846

Our Industry

According to the National Association of Psychiatric Health Systems’ 2005 Annual Survey, an estimated 26% of the U.S. general population suffers from a diagnosable mental disorder in a given year. Based on the 2000 U.S. census issued in 2002, this figure translates to approximately 73 million Americans.

The behavioral health care industry is extremely fragmented with only a few large national providers. During the 1990s, the behavioral health care industry experienced a significant contraction following a long period of growth. The reduction was largely driven by third-party payors who decreased reimbursement, implemented more stringent admission criteria and decreased the authorized length of stay. We believe this reduced capacity has resulted in an underserved patient population.

Reduced capacity, mental health parity legislation and increased demand for behavioral health care services have resulted in favorable industry fundamentals over the last several years. Behavioral health care providers have enjoyed significant improvement in reimbursement rates, increased admissions and stabilized lengths of stay. According to the National Association of Psychiatric Health Systems, payments for the inpatient care of behavioral health and addictive disorders have increased nationwide. Inpatient admissions increased approximately 0.6% from 2004 to 2005, while the average occupancy rate was 73% for 2005, a decrease from approximately 74% for 2004, primarily due to a 5% increase in total licensed beds driven by expansions of existing facilities. Following a rapid decrease during the early 1990s, inpatient average length of stay stabilized between 9 and 11 days from 1997 to 2005. In 2005, the inpatient average length of stay was 9.6 days. The average inpatient net revenue per day increased from $537 in 2003 to $576 in 2004. The average RTC net revenue per day increased from $310 in 2004 to $332 in 2005 for freestanding RTC facilities. The average number of admissions for freestanding RTC facilities was 165 for 2004. Total patient days of care increased 3.5% from 2004 to 2005 in RTC facilities, with an average length of stay of 177 days in 2005.

Our Competitive Strengths

We believe the following competitive strengths contribute to our strong market share in each of our markets and will enable us to continue to successfully grow our business and increase our profitability:

•	Singular focus on inpatient behavioral health care — We focus primarily on the provision of inpatient behavioral health care services. We believe this allows us to operate more efficiently and provide higher quality care than our competitors. In addition, we believe our focus and reputation have helped us to develop important relationships and extensive referral networks within our markets and to attract and retain qualified behavioral health care professionals.

•	Strong and sustainable market position — Our inpatient facilities have an established presence in each of our markets, and many of our owned and leased inpatient facilities have the leading market share in their respective service areas. We believe that the relationships and referral networks we have established will further enhance our presence within our markets. In addition, many of the states in which we operate require a certificate of need to open a behavioral health care facility, which may be difficult to obtain and may further preclude new market participants.

•	Demonstrated ability to identify and integrate acquisitions — We attribute part of our success in integrating acquired inpatient facilities to our rigorous due diligence review of these facilities prior to completing the acquisitions as well as our ability to retain key employees at the acquired facilities. We employ a disciplined acquisition strategy that is based on defined criteria including quality of service, return on invested capital and strategic benefits. We also have a comprehensive post-acquisition strategic plan to facilitate the integration of acquired facilities that includes improving facility operations, retaining and recruiting psychiatrists and expanding the breadth of services offered by the facilities.

•	Diversified payor mix and revenue base — As we have grown our business, we have focused on diversifying our sources of revenue. For the year ended December 31, 2006, on a pro forma basis after giving effect to the Acquisition, we received 27% of our revenue from Medicaid, 10% from Medicare, 27% from HMO/PPO, commercial and private payors, 11% from various state agencies and 25% from other payors. As we receive Medicaid payments from more than 40 states, we do not believe that we are significantly affected by changes in reimbursement policies in any one state. Substantially all of our Medicaid payments relate to the care of children and adolescents. We believe that children and adolescents are a patient class that is less susceptible to reductions in reimbursement rates. For the year ended December 31, 2006, no single inpatient facility represented more than 4% of our revenue on a pro forma basis.

•	Experienced management team — Our senior management team has extensive experience in the health care industry. Joey A. Jacobs, our Chairman, President and Chief Executive Officer, has over 30 years of experience in various capacities in the health care industry. Our senior management operates as a cohesive, complementary group and has extensive operating knowledge of our industry and understanding of the regulatory environment in which we operate. Our senior managers employ conservative fiscal policies and have a successful track record in both operating our core business and integrating acquired assets.

•	Consistent free cash flow and minimal maintenance capital expenditure requirements — We generate consistent free cash flow by profitably operating our business, actively managing our working capital and having low maintenance capital expenditure requirements. As the behavioral health care business does not require the procurement and replacement of expensive medical equipment, our maintenance capital expenditure requirements are less than that of other facility-based health care providers. Historically, without giving pro forma effect to the Acquisition, Psychiatric Solutions’ maintenance capital expenditures have amounted to no greater than 2.0% of its revenue. In addition, our accounts receivable management is less complex than medical/surgical hospital providers because there are fewer billing codes for inpatient behavioral health care facilities.

Our Growth Strategy

We have experienced significant growth in our operations as measured by the number of our facilities, admissions, patient days, revenue and net income. We intend to continue successfully growing our business and increasing our profitability by improving the performance of our inpatient facilities and through strategic acquisitions. The principal elements of our growth strategy are to:

•	Continue to Drive Same-Facility Growth — Psychiatric Solutions, without giving pro forma effect to the Acquisition, increased its same-facility revenue by approximately 5.7% and 9.0% for the three months ended March 31, 2007 and the year ended December 31, 2006, respectively, compared to its same-facility revenue for the three months ended March 31, 2006 and the year ended December 31, 2005. Same-facility growth refers to the comparison of the inpatient facilities owned by Psychiatric Solutions, without giving pro forma effect to the Acquisition, during a prior period with the comparable period in the subsequent period. We intend to continue to increase our same-facility growth by increasing our admissions and patient days and obtaining annual reimbursement rate increases. We plan to accomplish these goals by:

–	building and expanding relationships that enhance our presence in local and regional markets;

–	developing formal marketing initiatives and expanding referral networks;

–	continuing to provide high quality service;

–	expanding our services and developing new services to take advantage of increased demand in select markets where we operate; and

–	expanding bed capacity at our facilities to meet demand.

•	Grow Through Strategic Acquisitions — Our industry is highly fragmented and we plan to selectively pursue the acquisition of additional inpatient behavioral health care facilities. There are approximately 500 freestanding acute and residential treatment facilities in the United States and the top two providers operate approximately 34% of these facilities. We believe there are a number of acquisition candidates available at attractive valuations, and we have a number of potential acquisitions that are in various stages of development and consideration. We believe our focus on inpatient behavioral health care provides us with a strategic advantage when assessing a potential acquisition. We employ a disciplined acquisition strategy that is based on defined criteria, including quality of service, return on invested capital and strategic benefits.

•	Enhance Operating Efficiencies — Our management team has extensive experience in the operation of multi-facility health care services companies. We intend to focus on improving our profitability by optimizing staffing ratios, controlling contract labor costs and reducing supply costs through group purchasing. We believe that our focus on efficient operations increases our profitability and will attract qualified behavioral health care professionals and patients.

The Exchange Offer

Old Notes:	On May 31, 2007, we sold to the initial purchasers $250.0 million aggregate principal amount of our 7 3/4% Senior Subordinated Notes due 2015, which are fully and unconditionally guaranteed on a senior subordinated basis by substantially all of our existing domestic restricted subsidiaries. In this prospectus we refer to those senior subordinated notes as the “old notes.” The initial purchasers resold those old notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and outside the United States to persons other than United States persons in offshore transactions meeting the requirements of Regulation S under the Securities Act.

Registration Rights Agreement:	When we sold the old notes, we entered into a registration rights agreement with the initial purchasers in which we agreed, among other things, to provide to you and all other holders of these old notes the opportunity to exchange your unregistered old notes for substantially identical registered notes that we have registered under the Securities Act. This exchange offer is being made for that purpose.

Registered Notes:	We are offering to exchange the old notes for 7 3/4% Senior Subordinated Notes due 2015 that have been registered under the Securities Act, which are fully and unconditionally guaranteed on a senior subordinated basis by substantially all of our existing domestic restricted subsidiaries. In this prospectus we refer to those registered senior subordinated notes as the “registered notes.” In this prospectus we may refer to the old notes and the registered notes collectively as the “notes.” The terms of the registered notes and the old notes are substantially identical except:

• the registered notes will be issued in a transaction that will have been registered under the Securities Act;

• the registered notes will not contain securities law restrictions on transfer; and

• the registered notes will not provide for the payment of liquidated damages under circumstances relating to the timing of the exchange offer.

The Exchange Offer:	We are offering to exchange $1,000 principal amount of the registered notes for each $1,000 principal amount of your old notes. As of the date of this prospectus, $250.0 million aggregate principal amount of the old notes are outstanding. For procedures for tendering, see “The Exchange Offer — Procedures for Tendering Old Notes.”

Expiration Date:	This exchange offer will expire at 5:00 p.m., New York City time, on , 2007, unless we extend it.

Resales of Registered Notes:	We believe that the registered notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if:

• you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

• you are acquiring the registered notes in the ordinary course of your business;

• you have not engaged in, do not intend to engage in and have no arrangement or understanding with any person or entity to participate in a distribution of the registered notes; and

• you deliver a prospectus, as required by law, in connection with any resale of the registered notes; see “Plan of Distribution,” if you are a broker-dealer that receives registered notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities.

If you are an affiliate of ours, or are engaging in or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the registered notes, then:

• you may not rely on the applicable interpretations of the staff of the SEC;

• you will not be permitted to tender old notes in the exchange offer; and

• you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the old notes.

Each participating broker-dealer that receives registered notes for its own account under the exchange offer in exchange for old notes that were acquired by the broker-dealer as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the registered notes. See “Plan of Distribution.”

Any broker-dealer that acquired old notes directly from us may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act (including being named as a selling securityholder) in connection with any resales of the old notes or the registered notes.

Acceptance of Old Notes and Delivery of Registered Notes:	We will accept for exchange any and all old notes that are validly tendered in the exchange offer and not withdrawn before the offer expires. The registered notes will be delivered promptly following the exchange offer.

Withdrawal Rights:	You may withdraw your tender of old notes at any time before the exchange offer expires.

Conditions of the Exchange Offer:	The exchange offer is subject to certain customary conditions, which we may waive. Please see “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Consequences of Failure to Exchange Old Notes:	If you are eligible to participate in the exchange offer and you do not tender your old notes, then you will continue to hold your old notes and you will be subject to all the limitations and restrictions on transfer applicable to such old notes. Generally, untendered old notes will remain restricted securities and may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act. The trading market for the old notes could be adversely affected if some but not all of the old notes are tendered and accepted in the exchange offer.

Federal Income Tax Consequences:	The exchange of an old note for a registered note in the exchange offer will not be a taxable event for United States federal income tax purposes. Consequently, you will not recognize any gain or loss upon receipt of the registered notes. See “Material U.S. Federal Income Tax Considerations” for a more detailed description of the tax consequences of the exchange.

Use of Proceeds:	Neither we nor any subsidiary guarantor will receive any proceeds from the issuance of registered notes pursuant to the exchange offer.

Accounting Treatment:	We will not recognize any gain or loss for accounting purposes as a result of the exchange offer. See “The Exchange Offer — Accounting Treatment.”

Exchange Agent:	U.S. Bank National Association is the exchange agent. See “The Exchange Offer — Exchange Agent.”

The Registered Notes

The registered notes will evidence the same debt as the old notes and will be governed by the same indenture under which the old notes were issued. The summary below describes the principal terms of the registered notes. The “Description of the Registered Notes” section of this prospectus contains a more detailed description of the terms and conditions of the registered notes.

Issuer:	Psychiatric Solutions, Inc.

Securities Offered:	$250.0 million aggregate principal amount of 7 3/4% senior subordinated notes due 2015. The notes offered hereby have terms substantially identical to the $220.0 million principal amount of 7 3/4% senior subordinated notes due 2015 that we issued on July 6, 2005. We refer to our existing 7 3/4% senior subordinated notes due 2015 as the “Existing 7 3/4% Notes.”

Maturity:	The notes will mature on July 15, 2015.

Interest Rate and Payment Dates:	The notes will bear interest at the rate of 7 3/4% per annum. Interest on the notes will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing July 15, 2007.

Guarantees:	The notes will be fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by substantially all of our existing domestic restricted subsidiaries. For the year ended

December 31, 2006, on a pro forma basis after giving effect to the Transactions, our non-guarantor subsidiaries would have had revenue of $56.0 million and net income of $8.2 million and, as of March 31, 2007, would have had total assets of $107.3 million and stockholders’ equity of $44.4 million. Each of the subsidiary guarantors also guarantees our new senior secured term loans on a senior secured basis.

Ranking:	The old notes are and the registered notes will be:

• our senior subordinated unsecured obligations;

• subordinated in right of payment to our existing and future senior indebtedness, including our obligations under our senior secured credit facilities;

• pari passu in right of payment with any existing and future senior subordinated indebtedness, including the Existing 7 3/4% Notes and the 10 5/8% Notes; and

• senior in right of payment to all of our existing and future subordinated indebtedness.

The guarantees of each subsidiary guarantor of the old notes are and the registered guarantees will be:

• senior subordinated unsecured obligations of each subsidiary guarantor;

• subordinated in right of payment to all existing and future senior indebtedness of such subsidiary guarantor, including such subsidiary guarantor’s guarantee under our senior secured credit facilities;

• pari passu in right of payment with any existing and future senior subordinated indebtedness of such subsidiary guarantor, including such subsidiary guarantor’s guarantee of our Existing 7 3/4% Notes and the 10 5/8% Notes; and

• senior in right of payment to all of such subsidiary guarantor’s existing and future subordinated indebtedness.

As of March 31, 2007, on a pro forma basis after giving effect to the Transactions:

• we would have had outstanding senior indebtedness of $727.2 million;

• our subsidiary guarantors would have guaranteed senior indebtedness of $693.2 million, which would have consisted of guarantees of our borrowings under our senior secured credit facilities and capital leases; and

• our non-guarantor subsidiaries would have had $62.9 million of liabilities outstanding.

Optional Redemption:	Prior to July 15, 2010, we may from time to time redeem all or a portion of the notes by paying a special “make-whole” premium specified in this prospectus under “Description of the Registered Notes — Optional Redemption.”

At any time on or after July 15, 2008, we may from time to time redeem all or a portion of the notes at the redemption prices specified in this prospectus under “Description of the Registered Notes — Optional Redemption.”

In addition, at any time prior to July 15, 2008, we may also redeem up to 35% of the aggregate principal amount of the notes issued under the indenture with the net cash proceeds of certain equity offerings, at a price equal to 107.75% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the redemption date; provided that at least 65% of the aggregate principal amount of the notes remains outstanding after the redemption.

Covenants:	The indenture governing the notes, among other things, limits the ability of us and our restricted subsidiaries to:

• incur additional indebtedness and issue preferred stock;

• pay dividends or make other distributions;

• make other restricted payments and investments;

• create liens;

• incur restrictions on the ability of restricted subsidiaries to pay dividends or make other payments;

• sell assets, including capital stock of restricted subsidiaries;

• merge or consolidate with other entities; and

• enter into transactions with affiliates.

Each of the covenants is subject to a number of important exceptions and qualifications. See “Description of the Registered Notes — Certain Covenants.”

Change of Control:	Following a change of control (as defined under “Description of the Registered Notes”), we will be required to offer to purchase all of the notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

Absence of a Public Market for the Notes:	The registered notes are new securities for which there is currently no market. The initial purchasers of the old notes have informed us that they intend to make a market in the registered notes, but they are not obligated to do so and they may discontinue market-making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the registered notes will develop or be maintained.

Use of Proceeds:	We used the net proceeds from the original note offering to pay a portion of the cash purchase price for the Acquisition, repay Horizon Health’s revolving credit facility, tender for our existing 10 5/8% Notes (including the related premium) and pay related fees and expenses.

For a discussion of certain risks that should be considered in connection with an investment in the registered notes, see “Risk Factors.”

Summary Unaudited Pro Forma Condensed Combined Financial and Operating Data

The following unaudited pro forma condensed combined financial information was prepared using the historical consolidated financial statements of Psychiatric Solutions, Horizon Health and those entities we acquired since the beginning of the respective period presented. The following table sets forth our unaudited pro forma condensed combined financial information, giving effect to the Transactions and to acquisitions completed since the beginning of the respective period presented as if they had occurred on the dates indicated and after giving effect to certain pro forma adjustments discussed herein.

The adjustments necessary to fairly present the unaudited pro forma condensed combined financial information have been made based on available information and in the opinion of management are reasonable. Assumptions underlying the pro forma adjustments are described in the notes to the “Unaudited Pro Forma Condensed Combined Financial Information” appearing in our Current Report on Form 8-K, filed with the SEC on July 6, 2007 and incorporated herein by reference, which should be read in conjunction with this unaudited pro forma condensed combined financial data. The pro forma adjustments are preliminary and revisions to the preliminary purchase price allocations and financing of the Transactions may have a significant impact on the pro forma adjustments. A final valuation of net assets acquired in the Acquisition cannot be made prior to the date of this prospectus. A final determination of these fair values will be conducted by our independent valuation specialists. The consideration of this valuation will most likely result in a change in the value assigned to certain fixed and intangible assets acquired from Horizon Health.

The unaudited pro forma condensed combined financial information is for comparative purposes only and do not purport to represent what our financial position or results of operations would actually have been had the events noted above in fact occurred on the assumed dates or to project our financial position or results of operations for any future date or future period. The unaudited pro forma condensed combined financial statements should be read in conjunction with the “Selected Consolidated Financial and Operating Data — Psychiatric Solutions,” “Selected Consolidated Financial and Operating Data — Horizon Health” and Alternative Behavioral Services Inc., or ABS, included elsewhere in this prospectus, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of Psychiatric Solutions and Horizon Health, each incorporated by reference in this prospectus.

		Three Months
	Year Ended	Ended
	December 31,	March 31,
	2006	2007
	(Dollars in thousands)

Income Statement Data(1):
Revenue	$1,555,418	$395,149
Expenses:
Salaries, wages and employee benefits	859,348	220,281
Professional fees	148,173	38,572
Supplies	83,401	21,688
Rentals and leases	20,826	5,814
Other operating expenses	174,693	39,339
Provision for doubtful accounts	31,186	9,950
Depreciation and amortization	31,552	8,660
Interest expense, net	88,995	22,344
Other expenses(2)	254	(12)

Total expenses	1,438,428	366,636

Income from continuing operations before income taxes	116,990	28,513
Provision for income taxes	44,152	10,920

Income from continuing operations	$72,838	$17,593

Balance Sheet Data (End of Period)(1):
Cash and cash equivalents		$17,655
Working capital		149,236
Property and equipment, net		661,926
Total assets		2,120,961
Total debt		1,204,068
Stockholders’ equity		660,651

Other Financial Data(1):
Capital expenditures	$40,857	$10,951

Operating Data(1):
Number of facilities(3)	89	90
Owned(3)	79	80
Leased	10	10
Number of beds(3)	9,985	9,991
Admissions	135,515	38,247
Patient days	2,310,814	650,747
Average length of stay	17	17

(1)	The unaudited pro forma condensed combined income statements for the year ended December 31, 2006 and the three months ended March 31, 2007 assume that the Transactions and any acquisitions completed since the beginning of the respective period presented took place on the first day of the period presented. The unaudited pro forma condensed combined income statement for the year ended December 31, 2006 combines Psychiatric Solutions’ audited consolidated income statement for the fiscal year ended December 31, 2006 with the unaudited consolidated income statement of Horizon Health for the twelve months ended November 30, 2006 and unaudited income statements of the entities acquired since January 1, 2006 for the period after January 1, 2006 but prior to the closing date of the acquisition. The unaudited pro forma condensed combined income statement for the three months ended March 31, 2007 combines Psychiatric Solutions’ unaudited consolidated income statement for the three months ended March 31, 2007 with the unaudited consolidated income statement of Horizon Health for the three months ended February 28, 2007. The unaudited pro forma condensed combined balance sheet as of March 31, 2007 assumes that the Transactions took place on March 31, 2007 and combines Psychiatric Solutions’ unaudited balance sheet as of March 31, 2007 with the unaudited balance sheet of Horizon Health as of February 28, 2007.

(2)	Other expenses include minority interest relating to a joint venture in which Horizon Health holds a controlling interest of $254 and $(12) for the year ended December 31, 2006 and the three months ended March 31, 2007, respectively.

(3)	In 2006, Horizon Health purchased Lighthouse Care Center of Berkeley County, a 30-bed facility located in Summerville, South Carolina, as part of a multi-facility acquisition, but the facility is not currently in operation.

Summary Historical Financial and Operating Data

Psychiatric Solutions

The following table sets forth summary historical financial and operating data of Psychiatric Solutions for, or as of the end of, each of the years ended December 31, 2004, 2005 and 2006 and each of the three months ended March 31, 2006 and 2007. The summary historical financial data as of and for each of the years ended December 31, 2004, 2005 and 2006 were derived from the audited consolidated financial statements of Psychiatric Solutions incorporated by reference in this prospectus. The summary historical financial data as of and for the three months ended March 31, 2006 and 2007 were derived from the unaudited condensed consolidated financial statements of Psychiatric Solutions incorporated by reference in this prospectus. These unaudited condensed consolidated financial statements include all adjustments necessary (consisting of normal recurring accruals) for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 2007 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2007. You should read this table in conjunction with Psychiatric Solutions’ consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus.

				Three Months
	Year Ended December 31,			Ended March 31,
	2004	2005	2006	2006	2007
		(Dollars in thousands)

Income Statement Data:
Revenue	$470,969	$715,324	$1,026,490	$242,312	$323,718
Costs and expenses:
Salaries, wages and employee benefits	254,897	392,309	580,223	139,798	180,999
Other operating expenses(1)	143,560	202,229	266,367	63,799	85,923
Provision for doubtful accounts	10,794	13,498	19,586	4,766	6,706
Depreciation and amortization	9,808	14,738	20,619	4,744	6,298
Interest expense	18,964	27,056	40,307	9,208	14,386
Other expenses(2)	6,407	21,871	—	—	—

Total costs and expenses	444,430	671,701	927,102	222,315	294,312

Income from continuing operations before income taxes	$26,539	$43,623	$99,388	$19,997	$29,406

Net income	$16,801	$27,154	$60,632	$12,192	$18,125

Balance Sheet Data (End of Period):
Cash and cash equivalents	$33,451	$54,700	$18,541	$25,656	$15,669
Working capital	39,843	138,844	103,287	134,389	120,618
Property and equipment, net	217,927	378,162	543,806	403,592	562,473
Total assets	496,684	1,175,031	1,581,196	1,196,967	1,623,497
Total debt	174,336	482,389	743,307	486,259	763,678
Stockholders’ equity	244,515	539,712	627,779	562,248	666,272

Other Financial Data:
Capital expenditures	$17,201	$21,750	$33,816	$5,513	$9,872
Net cash provided by continuing operating activities	39,865	79,553	122,000	9,249	5,278

				Three Months
	Year Ended December 31,			Ended March 31,
	2004	2005	2006	2006	2007

Operating Data:
Number of facilities	34	55	74	58	75
Owned	27	47	66	51	67
Leased	7	8	8	7	8
Number of licensed beds	4,295	6,389	8,394	6,674	8,390
Admissions	49,484	77,097	107,199	26,937	32,571
Patient days	996,840	1,392,877	1,871,244	446,054	556,911
Average length of stay	20	18	17	17	17

(1)	Other operating expenses include other operating expenses, professional fees, supplies expense and rent expense. Rent expense was $8,876, $11,450, $13,685, $3,347 and $4,637 for each of the years ended December 31, 2004, 2005 and 2006, and the three months ended March 31, 2006 and 2007, respectively.

(2)	Other expenses include loss on refinancing of $6,407 and $21,871 for the years ended December 31, 2004 and 2005, respectively.

Horizon Health

The following table sets forth summary historical financial and operating data of Horizon Health for, or as of the end of, the year ended August 31, 2006 and each of the six months ended February 28, 2006 and 2007. The summary historical financial data as of and for the year ended August 31, 2006 were derived from the audited consolidated financial statements of Horizon Health incorporated by reference in this prospectus. The summary historical financial data as of and for the six months ended February 28, 2006 and 2007 were derived from the unaudited condensed consolidated financial statements of Horizon Health incorporated by reference in this prospectus. These unaudited condensed consolidated financial statements include all adjustments necessary (consisting of normal recurring accruals) for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended February 28, 2007 are not necessarily indicative of the results that may be expected for the full year ending August 31, 2007. You should read this table in conjunction with Horizon Health’s consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus.

	Year Ended	Six Months Ended
	August 31,	February 28,
	2006	2006	2007
	(Dollars in thousands)

Income Statement Data:
Revenue	$274,961	$123,034	$145,205
Cost of services	211,096	96,355	109,868
Selling, general and administrative	26,605	13,835	12,965
Cost associated with pending merger transaction	—	—	2,145
Provision for doubtful accounts	6,256	1,775	5,605
Depreciation and amortization	5,529	2,424	3,329
Interest and other expense, net	5,196	695	4,511

Income before income taxes, minority interest and discontinued operations	$20,279	$7,950	$6,782

Net income	$12,122	$4,858	$3,770

Balance Sheet Data (End of Period):
Cash and short-term investments	$3,043	$3,425	$1,986
Working capital	28,441	66,000	30,868
Intangible assets	150,600	143,378	153,130
Total assets	317,640	304,632	319,025
Total debt	106,005	111,000	103,071
Stockholders’ equity	159,456	150,013	164,571

Other Financial Data:
Capital expenditures	$7,490	$2,921	$2,195
Net cash provided by (used in) continuing operating activities	13,121	(1,479)	5,287

Operating Data:
Number of facilities(1)	15	15	15
Owned(1)	13	13	13
Leased	2	2	2
Number of licensed beds(1)	1,576	1,526	1,601
Admissions	18,984	7,536	11,571
Patient days	299,797	109,317	188,495
Average length of stay	16	15	16

(1)	In 2006, Horizon Health purchased Lighthouse Care Center of Berkeley County, a 30-bed facility located in Summerville, South Carolina, as part of a multi-facility acquisition, but the facility is not currently in operation.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained and incorporated by reference in this prospectus before deciding to participate in the exchange offer. Any of the following risks could have a material adverse effect on our business, financial condition, results of operations, cash flow or ability to make payments on the notes.

Risks Related to Us and Our Business

If we fail to comply with extensive laws and government regulations, we could suffer penalties, lose our licenses or be excluded from health care programs.

The health care industry is required to comply with extensive and complex laws and regulations at the federal, state and local government levels relating to, among other things:

•	billing for services;

•	relationships with physicians and other referral sources;

•	adequacy of medical care;

•	quality of medical equipment and services;

•	qualifications of medical and support personnel;

•	confidentiality, maintenance and security issues associated with health-related information and medical records;

•	licensure;

•	hospital rate or budget review;

•	operating policies and procedures; and

•	addition of facilities and services.

Among these laws are the portions of the Social Security Act commonly known as the Anti-Kickback Statute, and a provision of the Social Security Act commonly known as the Stark Law. These laws impact the relationships that we may have with physicians and other referral sources. The Office of Inspector General of the Department of Health and Human Services, or OIG, has enacted safe harbor regulations that outline practices that are deemed protected from prosecution under the Anti-Kickback Statute. Our current financial relationships with physicians and other referral sources may not qualify for safe harbor protection under the Anti-Kickback Statute. Failure to meet a safe harbor does not mean that the arrangement automatically violates the Anti-Kickback Statute, but may subject the arrangement to greater scrutiny. Further, we cannot guarantee that practices that are outside of a safe harbor will not be found to violate the Anti-Kickback Statute.

If we fail to comply with the Anti-Kickback Statute, the Stark Law or other applicable laws and regulations, we could be subjected to criminal penalties, civil penalties and exclusion of one or more of our inpatient facilities from participation in the Medicare, Medicaid and other federal and state health care programs. In addition, if we do not operate our inpatient facilities in accordance with applicable law, our inpatient facilities may lose their licenses or the ability to participate in third party reimbursement programs.

Because of the nature of these laws and regulations, we do not always have the benefit of significant regulatory or judicial interpretation of these laws and regulations. In the future, different interpretations or enforcement of these laws and regulations could subject our current or past practices to allegations of impropriety or illegality or could require us to make changes in our inpatient facilities, equipment, personnel, services, capital expenditure programs and operating expenses. A determination that we have violated these laws, or the public announcement that we are being investigated for possible violations of these laws, could have a material adverse effect on our business, financial condition, results of operations or prospects and our business reputation could suffer significantly. In addition, we are unable to predict whether other legislation or regulations at the federal or state level will be adopted or the effect any such future legislation or regulations will have on us.

If federal or state health care programs or managed care companies reduce reimbursement rates for services provided, revenue may decline.

A large portion of our revenue comes from the Medicare and Medicaid programs. In recent years, federal and state governments have made significant changes in these programs. On November 3, 2004, the Centers for Medicare and Medicaid Services, or CMS, announced final regulations adopting a prospective payment system, or PPS, for services provided by inpatient behavioral health care facilities. Inpatient behavioral health care facilities historically have been reimbursed based on reasonable cost, subject to a discharge ceiling. For cost reporting periods after January 1, 2005, CMS began to phase in PPS over a three-year period, which pays inpatient behavioral health care facilities a per diem base rate. During the three-year phase-in period, CMS has agreed to a stop-loss provision that guarantees that a provider will receive at least 70% of the amount it would have been paid under the cost-based reimbursement system.

The per diem base rate is adjusted by factors that influence the cost of an individual patient’s care, such as diagnosis related group, certain other medical and psychiatric comorbidities (i.e., other coexisting conditions that may complicate treatment) and age. The per diem amounts are calculated in part based on national averages, but are adjusted for specific facility characteristics that increase the cost of patient care. The base rate per diem is intended to compensate a facility for costs incurred to treat a patient with a particular diagnosis, including nearly all labor and non-labor costs of furnishing covered inpatient behavioral health care services as well as routine, ancillary and capital costs. Payment rates for individual inpatient facilities are adjusted to reflect geographic differences in wages and allow additional outlier payments for expenses associated with extraordinary cases. Additionally, rural providers receive an increased payment adjustment. Medicare pays this per diem amount, as adjusted, regardless of whether it is more or less than a facility’s actual costs. The per diem does not, however, include the costs of bad debt and certain other costs that are paid separately. Future federal and state legislation may reduce the payments we receive for our services.

Substantially all of the patients admitted to the programs for which we provide unit management services are eligible for Medicare coverage. As a result, the providers rely upon payment from Medicare for the services. Many of the patients are also eligible for Medicaid payments. To the extent that a hospital deems revenue for a program we manage to be inadequate, it may seek to terminate its contract with us or not renew the contract. Similarly, we may not add new unit management contracts if prospective customers do not believe that such programs will generate sufficient revenue.

Under Medicare and certain Medicaid programs, hospital companies currently are required to file, on a timely basis, cost reports. Such cost reports are subject to amending, reopening and appeal rights, which could materially affect historical costs recognized and reimbursement received from such payors.

Insurance and managed care companies and other third parties from whom we receive payment are increasingly attempting to control health care costs by requiring that facilities discount their fees in exchange for exclusive or preferred participation in their benefit plans. This trend may continue and may reduce the payments received by us for our services.

Other companies within the health care industry continue to be the subject of federal and state investigations, which increases the risk that we may become subject to investigations in the future.

Both federal and state government agencies as well as private payors have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of health care organizations. These investigations relate to a wide variety of topics, including:

•	cost reporting and billing practices;

•	quality of care;

•	financial relationships with referral sources;

•	medical necessity of services provided; and

•	treatment of indigent patients, including emergency medical screening and treatment requirements.

The OIG and the U.S. Department of Justice have, from time to time, undertaken national enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Moreover, health care providers are subject to civil and criminal false claims laws, including the federal False Claims Act, which allows private parties to bring whistleblower lawsuits against private companies doing business with or receiving reimbursement under federal health care programs. Some states have adopted similar state whistleblower and false claims provisions. Publicity associated with the substantial amounts paid by other health care providers to settle these lawsuits may encourage our current and former employees and other health care providers to bring whistleblower lawsuits. Any investigations of us or our executives or managers could result in significant liabilities or penalties as well as adverse publicity.

As a provider of health care services, we are subject to claims and legal actions by patients and others.

We are subject to medical malpractice and other lawsuits due to the nature of the services we provide. Facilities acquired by us may have unknown or contingent liabilities, including liabilities related to patient care and liabilities for failure to comply with health care laws and regulations, which could result in large claims and significant defense costs. Although we generally seek indemnification covering these matters from prior owners of facilities we acquire, material liabilities for past activities of acquired facilities may exist and such prior owners may not be able to satisfy their indemnification obligations. We are also susceptible to being named in claims brought related to patient care and other matters at inpatient facilities owned by third parties and operated by us.

To protect ourselves from the cost of these claims, professional malpractice liability insurance and general liability insurance coverage is maintained in amounts and with retention common in the industry. We have professional and general liability insurance in umbrella form for claims in excess of a $3.0 million self-insured retention with an insured excess limit of $50.0 million for all of its inpatient facilities. The self-insured reserves for professional and general liability risks are calculated based on historical claims, demographic factors, industry trends, severity factors and other actuarial assumptions calculated by an independent third-party actuary. This self-insured reserve is discounted to its present value using a 5% discount rate. This estimated accrual for professional and general liabilities could be significantly affected should current and future occurrences differ from historical claim trends and expectations. We have utilized our captive insurance company to manage the self-insured retention. While claims are monitored closely when estimating professional and general liability accruals, the complexity of the claims and wide range of potential outcomes often hampers timely adjustments to the assumptions used in these estimates. There are no assurances that our insurance will cover all claims (e.g., claims for punitive damages) or that claims in excess of our insurance coverage will not arise. A successful lawsuit against us that is not covered by, or is in excess of, our insurance coverage may have a material adverse effect on our business, financial condition and results of operations. This insurance coverage may not continue to be available at a reasonable cost, especially given the significant increase in insurance premiums generally experienced in the health care industry.

We may be required to spend substantial amounts to comply with legislative and regulatory initiatives relating to privacy and security of patient health information and standards for electronic transactions.

There are currently numerous legislative and regulatory initiatives at the federal and state levels addressing patient privacy and security concerns. In particular, federal regulations issued under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, require our facilities to comply with standards to protect the privacy, security and integrity of health care information. These regulations have imposed extensive administrative requirements, technical and physical information security requirements, restrictions on the use and disclosure of individually identifiable patient health and related financial information and have provided patients with additional rights with respect to their health information. Compliance with these regulations requires substantial expenditures, which could negatively impact our financial condition and results of operations. In addition, our management has spent, and may spend in the future, substantial time and effort on compliance measures.

HIPAA also mandates the use of standard formats for electronic transactions and establishing standard unique health identifiers. As of May 23, 2007, all health care providers that participate in the federal health care programs, including our inpatient facilities, are required to have obtained a National Provider Identifier to be used in standard transactions instead of other numerical identifiers. We cannot predict whether our inpatient facilities will experience payment delays during the transition to the new identifiers.

Violations of the privacy and security regulations could subject our inpatient facilities to civil penalties of up to $25,000 per calendar year for each provision contained in the privacy and security regulations that is violated and criminal penalties of up to $250,000 per violation for certain other violations. Because there is no significant history of enforcement efforts by the federal government at this time, it is not possible to ascertain the likelihood of enforcement efforts in connection with these regulations or the potential for fines and penalties that may result from the violation of the regulations.

If competition decreases our ability to acquire additional inpatient facilities on favorable terms, we may be unable to execute our acquisition strategy.

An important part of our business strategy is to acquire inpatient facilities in growing markets. Some inpatient facilities and health care providers that compete with us have greater financial resources and a larger development staff focused on identifying and completing acquisitions. In addition, some competitors are owned by governmental agencies or not-for-profit corporations supported by endowments and charitable contributions and can finance capital expenditures on a tax-exempt basis. Any or all of these factors may impede our business strategy.

Covenant restrictions under our senior secured credit facilities and the indenture governing the notes may limit our ability to operate our business.

Our senior secured credit facilities and the indenture governing the notes contain, among other things, covenants that may restrict our and our subsidiary guarantors’ ability to finance future operations or capital needs or to engage in other business activities. These debt instruments restrict, among other things, our ability and the ability of our subsidiaries to:

•	incur additional indebtedness and issue preferred stock;

•	pay dividends or make other distributions;

•	make other restricted payments and investments;

•	create liens;

•	incur restrictions on our ability or the ability of our restricted subsidiaries to pay dividends or make other payments;

•	sell assets, including capital stock of our restricted subsidiaries;

•	merge or consolidate with other entities; and

•	engage into transactions with affiliates.

In addition, our senior secured credit facilities require us to maintain specified financial ratios and tests which may require that we take action to reduce our debt or to act in a manner contrary to our business objectives. Events beyond our control, including changes in general business and economic conditions, may affect our ability to meet those financial ratios and tests. We cannot assure you that we will meet those ratios and tests or that the lenders under our senior secured credit facilities will waive any failure to meet those ratios and tests. A breach of any of these covenants would result in a default under our senior secured credit facilities and any resulting acceleration thereunder may result in a default under the indenture governing the notes. If an event of default under our senior secured credit facilities occurs, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable.

Additional financing may be necessary to fund our acquisition strategy and capital expenditures, and such financing may not be available when needed.

Our acquisition program requires substantial capital resources. Likewise, the operation of existing inpatient facilities requires ongoing capital expenditures for renovation, expansion and the upgrade of equipment and technology.

In connection with our acquisition of the capital stock of ABS on December 1, 2006, we incurred additional indebtedness to finance the $210 million purchase price. In addition, we incurred significant additional indebtedness to finance the Acquisition. This may adversely impact our ability to obtain additional financing for future acquisitions and/or capital expenditures on satisfactory terms. In addition, the terms of our outstanding indebtedness as well as our level of indebtedness at any time may restrict our ability to borrow additional funds. If we are not able to obtain additional financing, then we may not be in a position to consummate acquisitions or undertake capital expenditures.

Recently acquired businesses and businesses acquired in the future will expose us to increased operating risks.

During 2006, we completed the acquisitions of 19 inpatient facilities with an aggregate of 1,900 beds including the December 1, 2006 purchase of the capital stock of ABS, which owns and operates nine inpatient facilities.

During January 2007, we completed the acquisition of Three Rivers Behavioral Health, an 86-bed inpatient facility located in Columbia, South Carolina.

On May 31, 2007, we acquired all of the outstanding capital stock of Horizon Health, which owns and operates 15 inpatient facilities with an aggregate of approximately 1,600 beds, in a transaction valued at $426 million. As part of the acquisition, we repaid the outstanding balance on Horizon Health’s revolving credit facility and assumed an approximately $7.0 million mortgage loan insured by HUD.

This expansion exposes us to additional business and operating risk and uncertainties, including:

•	our ability to effectively manage the expanded activities;

•	our ability to realize our investment in the increased number of inpatient facilities;

•	our exposure to unknown liabilities; and

•	our ability to meet contractual obligations.

If we are unable to manage this expansion efficiently or effectively, or are unable to attract and retain additional qualified management personnel to run the expanded operations, it could have a material adverse effect on our business, financial condition and results of operations.

If we fail to integrate or improve, where necessary, the operations of acquired inpatient facilities, we may be unable to achieve our growth strategy.

We may be unable to maintain or increase the profitability of, or operating cash flows at, an existing behavioral health care facility or other acquired inpatient facility, effectively integrate the operations of an acquired facility or otherwise achieve the intended benefit of our growth strategy. To the extent that we are unable to enroll in third party payor plans in a timely manner following an acquisition, we may experience a decrease in cash flow or profitability.

Hospital acquisitions generally require a longer period to complete than acquisitions in many other industries and are subject to additional regulatory uncertainty. Many states have adopted legislation regarding the sale or other disposition of facilities operated by not-for-profit entities. In other states that do not have specific legislation, the attorneys general have demonstrated an interest in these transactions under their general obligations to protect charitable assets from waste. These legislative and administrative efforts focus primarily on the appropriate valuation of the assets divested and the use of the proceeds of the sale by the non-profit seller. In addition, the acquisition of facilities in certain states requires advance regulatory approval under “certificate of need” or state licensure regulatory regimes. These state-level procedures could seriously delay or even prevent us from acquiring inpatient facilities, even after significant transaction costs have been incurred.

We depend on our relationships with physicians and other health care professionals who provide services at our inpatient facilities.

Our business depends upon the efforts and success of the physicians and other health care professionals who provide health care services at our inpatient facilities and the strength of the relationships with these physicians and other health care professionals.

Our business could be adversely affected if a significant number of physicians or a group of physicians:

•	terminate their relationship with, or reduce their use of, our inpatient facilities;

•	fail to maintain acceptable quality of care or to otherwise adhere to professional standards;

•	suffer damage to their reputation; or

•	exit the market entirely.

We depend on our key management personnel.

We are highly dependent on our senior management team, which has many years of experience addressing the broad range of concerns and issues relevant to our business. Our senior management team includes talented managers of our divisions, who have extensive experience in all aspects of health care. We have entered into an employment agreement with Joey A. Jacobs, our Chief Executive Officer and President, which includes severance, non-competition and non-solicitation provisions. Key man life insurance policies are not maintained on any member of senior management. The loss of key management or the inability to attract, retain and motivate sufficient numbers of qualified management personnel could have a material adverse effect on us and our business.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

Each year we are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. During the course of our annual testing we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price.

Risks Related to the Exchange Offer and the Registered Notes

You may have difficulty selling the old notes that you do not exchange.

If you do not exchange your old notes for the registered notes offered in this exchange offer, then you will continue to be subject to the restrictions on the transfer of your old notes. Those transfer restrictions are described in the indenture governing the notes and in the legend contained on the old notes, and arose because we originally issued the old notes under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act.

In general, you may offer or sell your old notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. After the consummation of the exchange offer, we do not intend to register any remaining old notes under the Securities Act.

If a large number of old notes are exchanged for registered notes in the exchange offer, then it may be more difficult for you to sell your unexchanged old notes. Additionally, if you do not exchange your old notes in the exchange offer, then you will no longer be entitled to have those notes registered under the Securities Act. See “The Exchange Offer — Consequences of Failure to Exchange Old Notes.”

Our substantial indebtedness could adversely affect our financial health and our ability to fulfill our obligations under the notes.

As of March 31, 2007, our total consolidated indebtedness, on a pro forma basis after giving effect to the Transactions, was approximately $1,204.1 million. Our indebtedness could have important consequences to you, including:

•	making it more difficult for us to satisfy our obligations with respect to the notes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	requiring that a portion of our cash flow from operations be used for the payment of interest on our debt, thereby reducing our ability to use our cash flow to fund working capital, capital expenditures, acquisitions and general corporate requirements;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions and general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the health care industry; and

•	placing us at a competitive disadvantage to our competitors that have less indebtedness.

We and our subsidiaries may be able to incur additional indebtedness in the future, including secured indebtedness. The indenture governing the notes does not fully prohibit us or our subsidiaries from doing so. If new indebtedness is added to our and our subsidiaries’ current indebtedness levels, the related risks that we and they now face could intensify.

Our business and financial results depend on our ability to generate sufficient cash flow to service our debt or refinance our indebtedness on commercially reasonable terms.

Our ability to make payments on and to refinance our debt and fund planned expenditures depends on our ability to generate cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations or that future borrowings will be available to us under our senior secured credit facilities in an amount sufficient to enable us to pay our debt or to fund our other liquidity needs. We cannot assure you that we will be able to refinance our borrowing arrangements or any other outstanding debt on commercially reasonable terms or at all. Refinancing our borrowing arrangements could cause us to:

•	pay interest at a higher rate;

•	be subject to additional or more restrictive covenants than those outlined above; and

•	grant additional security interests in our collateral.

Our inability to generate sufficient cash flow to service our debt or refinance our indebtedness on commercially reasonable terms would have a material adverse effect on our business and results of operations.

As a holding company, we rely on payments from our subsidiaries in order for us to make payments on the notes.

We are a holding company with no significant operations of our own. Because our operations are conducted through our subsidiaries, we depend on dividends, loans, advances and other payments from our subsidiaries in order to allow us to satisfy our financial obligations. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts to us, whether by dividends, loans, advances or other payments. The ability of our subsidiaries to pay dividends and make other payments to us depends on their earnings, capital requirements and general financial conditions and is restricted by, among other things, applicable corporate and other laws and regulations as well as, in the future, agreements to which our subsidiaries may be a party. Although our subsidiary guarantors are guaranteeing the notes, each guarantee is subordinated to all senior debt of the relevant subsidiary guarantor.

Your right to receive payments on the notes and subsidiary guarantees is subordinated to our senior debt and the senior debt of our subsidiary guarantors.

Payment on the notes and subsidiary guarantees will be subordinated in right of payment to all of our and the subsidiary guarantors’ current and future senior indebtedness, including our and the subsidiary guarantors’ obligations under our senior secured credit facilities. As a result, upon any distribution of our assets to our creditors or the subsidiary guarantors’ creditors in a bankruptcy, liquidation, reorganization or similar proceeding relating to us or the subsidiary guarantors or our or their property, the holders of our and the subsidiary guarantors’ senior debt will be entitled to be paid in full in cash before any payment may be made on the notes or the related subsidiary guarantees. We and the subsidiary guarantors may not have sufficient funds to pay all of our creditors, and holders of the notes may receive less, ratably, than the holders of our senior indebtedness or other creditors. In addition, all payments on the notes and the related subsidiary guarantees will be blocked in the event of a payment default on our designated senior indebtedness and may be blocked for up to 179 consecutive days in the event of certain defaults other than payment defaults on our designated senior indebtedness.

As of March 31, 2007, on a pro forma basis after giving effect to the Transactions, the notes would have been subordinated to approximately $727.2 million of senior indebtedness. In connection with the Financing Transactions, we obtained additional senior secured term loans of $225.0 million. In addition, the indenture governing the notes and our senior secured credit facilities permit us and the subsidiary guarantors, subject to specified limitations, to incur additional indebtedness, some or all of which may be senior indebtedness. All amounts outstanding from time to time under our senior secured credit facilities will be designated senior indebtedness.

A subsidiary guarantee could be voided or subordinated because of federal bankruptcy law or comparable state law provisions.

Our obligations under the notes are guaranteed by substantially all of our existing domestic restricted subsidiaries. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, one or more of the subsidiary guarantees could be voided or claims against a subsidiary guarantee could be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its subsidiary guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the subsidiary guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay its debts as they mature.

In addition, any payment by that subsidiary guarantor pursuant to its subsidiary guarantee could be voided and required to be returned to the subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor.

The measure of insolvency for purposes of fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be sure which standards a court would use to determine whether or not the subsidiary guarantors were solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the subsidiary guarantee would not be voided or the subsidiary guarantee would not be subordinated to that subsidiary guarantor’s other debt. If the subsidiary guarantees were legally challenged, any subsidiary guarantee could also be subject to the claim that the obligations of the applicable subsidiary guarantor were incurred for less than fair consideration, since the subsidiary guarantee was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor.

A court could thus void the obligations under the subsidiary guarantee or subordinate the subsidiary guarantee to the applicable subsidiary guarantor’s other debt or take other action detrimental to holders of the notes.

We may be unable to repurchase the notes if we experience a change of control.

If we were to experience a change of control, as that term is defined in the indenture governing the notes, we will be required to offer to purchase all of the outstanding notes. Our failure to repay holders tendering notes upon a change of control will result in an event of default under the notes. The events that constitute a change of control, or an event of default, under the notes may also result in an event of default under our senior secured credit facilities, which may result in the acceleration of the indebtedness under those facilities requiring us to repay that indebtedness immediately. If a change of control were to occur, we cannot assure you that we would have sufficient funds to repay debt outstanding under our senior secured credit facilities or to purchase the notes. We expect that we would require additional financing from third parties to fund any such purchases, and we cannot assure you that we would be able to obtain financing on satisfactory terms or at all.

No public market exists for the notes, and the offering and resale of the notes are subject to significant legal restrictions as well as uncertainties regarding the liquidity of the trading market for the notes.

The notes are a new issue of securities with no established trading market. We do not intend to list the notes for trading on any stock exchange or arrange for any quotation system to quote prices for them. The initial purchasers have informed us that they intend to make a market in the notes after this exchange offer is completed. The initial purchasers are not obligated to do so, however, and may cease market-making activities at any time. As a result, we cannot assure you that an active trading market will develop or continue for the notes.

THE EXCHANGE OFFER

Purpose and Effect; Registration Rights

We sold the old notes on May 31, 2007 in transactions exempt from the registration requirements of the Securities Act. Therefore, the old notes are subject to significant restrictions on resale. In connection with the issuance of the old notes, we entered into a registration rights agreement, which required that we and the subsidiary guarantors:

•	file with the SEC a registration statement under the Securities Act relating to the exchange offer and the issuance and delivery of the registered notes in exchange for the old notes;

•	use our best efforts to cause the SEC to declare the exchange offer registration statement effective under the Securities Act; and

•	use our best efforts to consummate the exchange offer not later than 30 business days following the effective date of the exchange offer registration statement.

If you participate in the exchange offer, you will, with limited exceptions, receive registered notes that are freely tradable and not subject to restrictions on transfer. You should see “— Resales of Registered Notes” for more information relating to your ability to transfer registered notes.

If you are eligible to participate in the exchange offer and do not tender your old notes, you will continue to hold the untendered old notes, which will continue to be subject to restrictions on transfer under the Securities Act.

The exchange offer is intended to satisfy our exchange offer obligations under the registration rights agreement. The above summary of the registration rights agreement is not complete and is subject to, and qualified by reference to, all the provisions of the registration rights agreement. A copy of the registration rights agreement has been incorporated by reference as an exhibit to the registration statement that includes this prospectus.

Terms of the Exchange Offer

We are offering to exchange $250.0 million in aggregate principal amount of our 7 3/4% Senior Subordinated Notes due 2015 that have been registered under the Securities Act for a like aggregate principal amount of our outstanding unregistered 7 3/4% Senior Subordinated Notes due 2015.

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all old notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of registered notes in exchange for each $1,000 principal amount of outstanding old notes we accept in the exchange offer. You may tender some or all of your old notes under the exchange offer. However, the old notes are issuable in authorized denominations of $1,000 and integral multiples thereof. Accordingly, old notes may be tendered only in denominations of $1,000 and integral multiples thereof. The exchange offer is not conditioned upon any minimum amount of old notes being tendered.

The form and terms of the registered notes will be the same as the form and terms of the old notes, except that:

•	the registered notes will be registered with the SEC and thus will not be subject to the restrictions on transfer or bear legends restricting their transfer;

•	all of the registered notes will be represented by global notes in book-entry form unless exchanged for notes in definitive certificated form under the limited circumstances described under “Description of the Registered Notes — Form of Registered Notes”; and

•	the registered notes will not provide for registration rights and the payment of liquidated damages under circumstances relating to the timing of the exchange offer.

The registered notes will evidence the same debt as the old notes and will be issued under, and be entitled to the benefits of, the indenture governing the old notes.

The registered notes will accrue interest from the most recent date to which interest has been paid on the old notes or, if no interest has been paid, from the date of issuance of the old notes. Accordingly, registered holders of registered notes on the record date for the first interest payment date following the completion of the exchange offer will receive interest accrued from the most recent date to which interest has been paid on the old notes or, if no interest has been paid, from the date of issuance of the old notes. However, if that record date occurs prior to completion of the exchange offer, then the interest payable on the first interest payment date following the completion of the exchange offer will be paid to the registered holders of the old notes on that record date.

In connection with the exchange offer, you do not have any appraisal or dissenters’ rights under applicable law or the indenture. We intend to conduct the exchange offer in accordance with the registration rights agreement and the applicable requirements of the Securities Exchange Act of 1934, as amended, or Exchange Act, and the rules and regulations of the SEC. The exchange offer is not being made to, nor will we accept tenders for exchange from, holder of the old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of the jurisdiction.

We will be deemed to have accepted validly tendered old notes when we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the registered notes from us.

If we do not accept any tendered old notes because of an invalid tender or for any other reason, then we will return certificates for any unaccepted old notes without expense to the tendering holder as promptly as practicable after the expiration date.

Expiration Date; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on          , 2007, unless we, in our sole discretion, extend the exchange offer.

If we determine to extend the exchange offer, then we will notify the exchange agent of any extension by oral or written notice and give each registered holder notice of the extension by means of a press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion, to delay accepting any old notes, to extend the exchange offer or to amend or terminate the exchange offer if any of the conditions described below under “— Conditions to the Exchange Offer” have not been satisfied or waived by giving oral or written notice to the exchange agent of the delay, extension, amendment or termination. Further, we reserve the right, in our sole discretion, to amend the terms of the exchange offer in any manner. We will notify you as promptly as practicable of any extension, amendment or termination. We will also file a post-effective amendment to the registration statement of which this prospectus is a part with respect to any fundamental change in the exchange offer.

Procedures for Tendering Old Notes

A holder who wishes to tender old notes in the exchange offer must do either of the following:

•	properly complete, sign and date the letter of transmittal, including all other documents required by the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver that letter of transmittal and other required documents to the exchange agent at the address listed below under “— Exchange Agent” on or before the expiration date; or

•	if the old notes are tendered under the book-entry transfer procedures described below, transmit to the exchange agent an agent’s message, which agent’s message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

In addition, one of the following must occur:

•	the exchange agent must receive certificates representing your old notes along with the letter of transmittal on or before the expiration date;

•	the exchange agent must receive a timely confirmation of book-entry transfer of the old notes into the exchange agent’s account at DTC under the procedure for book-entry transfers described below along with the letter of transmittal or a properly transmitted agent’s message, on or before the expiration date; or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to and received by the exchange agent and forming a part of the book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgement from the tendering participant stating that the participant has received and agrees to be bound by the letter of transmittal, and that we may enforce the letter of transmittal against the participant.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “— Exchange Agent” on or before the expiration of the exchange offer. To receive confirmation of valid tender of old notes, a holder should contact the exchange agent at the telephone number listed under ‘‘— Exchange Agent.”

Any tender of old notes that is not withdrawn prior to the expiration date will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Only a registered holder of old notes may tender the old notes in the exchange offer. If a holder completing a letter of transmittal tenders less than all of the old notes held by that holder, then that tendering holder should fill in the applicable box of the letter of transmittal. The amount of old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. Do not send letters of transmittal or old notes to us.

Generally, an eligible institution must guarantee signatures on a letter of transmittal or a notice of withdrawal unless the old notes are tendered:

•	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a firm that is:

•	a member of a registered national securities exchange;

•	a member of the National Association of Securities Dealers, Inc.;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding old notes, the original notes must be endorsed or accompanied by appropriate powers of attorney. The power of attorney must be signed by the registered holder exactly as the registered holder(s) name(s) appear(s) on the old notes and an eligible institution must guarantee the signature on the power of attorney.

If the letter of transmittal, or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

If you wish to tender old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should promptly instruct the registered holder to tender on your behalf. If you wish to tender on your behalf, you must, before completing the procedures for tendering old notes, either register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange. Our determination will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of old notes not properly tendered or old notes our acceptance of which might, in the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to any particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time period we determine. Neither we, the exchange agent nor any other person will incur any liability for failure to give you notification of defects or irregularities with respect to tenders of your old notes.

By tendering, you will represent to us that:

•	any registered notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the registered notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the registered notes;

•	if the holder is a broker-dealer that will receive registered notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of those registered notes (see “Plan of Distribution”); and

•	the holder is not our “affiliate,” as defined in Rule 405 of the Securities Act, or, if the holder is our affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

If any holder or any such other person is our “affiliate,” or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the registered notes to be acquired in the exchange offer, then that holder or any such other person:

•	may not rely on the applicable interpretations of the staff of the SEC;

•	is not entitled and will not be permitted to tender old notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer who acquired its old notes as a result of market-making activities or other trading activities and thereafter receives registered notes issued for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes issued in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Any broker-dealer that acquired old notes directly from us may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act (including being named as a selling securityholder) in connection with any resales of the old notes or the registered notes.

Acceptance of Old Notes For Exchange, Delivery of Registered Notes

Upon satisfaction of all conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the registered notes promptly after acceptance of the old notes.

For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when we have given oral or written notice of that acceptance to the exchange agent. For each old note accepted for exchange, you will receive a registered note having a principal amount equal to that of the surrendered old note.

In all cases, we will issue registered notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	certificates for your old notes or a timely confirmation of book-entry transfer of your old notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

If we do not accept any tendered old notes for any reason set forth in the terms of the exchange offer or if you submit old notes for a greater principal amount than you desire to exchange, we will return the unaccepted or non-exchanged old notes without expense to you. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC under the book-entry procedures described below, we will credit the non-exchanged old notes to your account maintained with DTC.

Book-Entry Transfer

We understand that the exchange agent will make a request within two business days after the date of this prospectus to establish accounts for the old notes at DTC for the purpose of facilitating the exchange offer, and any financial institution that is a participant in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the exchange agent must receive a properly completed and duly executed letter of transmittal with any required signature guarantees, or an agent’s message in lieu of a letter of transmittal, and all other required documents at its address listed below under “— Exchange Agent” on or before the expiration date, or if you comply with the guaranteed delivery procedures described below, within the time period provided under those procedures.

Guaranteed Delivery Procedures

If you wish to tender your old notes and your old notes are not immediately available, or you cannot deliver your old notes, the letter of transmittal or any other required documents or comply with DTC’s procedures for transfer before the expiration date, then you may participate in the exchange offer if:

•	the tender is made through an eligible institution;

•	before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing:

–	the name and address of the holder and the principal amount of old notes tendered;

–	a statement that the tender is being made thereby; and

–	a guarantee that within three New York Stock Exchange trading days after the expiration date, the certificates representing the old notes in proper form for transfer or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal as well as certificates representing all tendered old notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

You may withdraw your tender of old notes at any time before the exchange offer expires.

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at its address listed below under “— Exchange Agent.” The notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount, or, in the case of old notes tendered by book-entry transfer, the name and number of the DTC account to be credited, and otherwise comply with the procedures of DTC; and

•	if certificates for old notes have been transmitted, specify the name in which those old notes are registered if different from that of the withdrawing holder.

If you have delivered or otherwise identified to the exchange agent the certificates for old notes, then, before the release of these certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with the signatures guaranteed by an eligible institution, unless the holder is an eligible institution.

We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. We will return any old notes that have been tendered but that are not exchanged for any reason to the holder, without cost, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC, the old notes will be credited to an account maintained with DTC for the old notes. You may retender properly withdrawn old notes by following one of the procedures described under “— Procedures for Tendering Old Notes” at any time on or before the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or to exchange registered notes for, any old notes if in our reasonable judgment:

•	the registered notes to be received will not be tradable by the holder, without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of old notes, would violate any applicable law or applicable interpretation by the staff of the SEC; or

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any condition. Subject to applicable law, we may waive these conditions in our discretion in whole or in part at any time and from time to time. If we waive these conditions, then we intend to continue the exchange offer for at least five business days after the waiver. If we fail at any time to exercise any of the above rights, the failure will not be deemed a waiver of those rights, and those rights will be deemed ongoing rights that may be asserted at any time and from time to time.

We will not accept for exchange any old notes tendered, and will not issue registered notes in exchange for any old notes, if at that time a stop order is threatened or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indentures under the Trust Indenture Act of 1939, or Trust Indenture Act.

Exchange Agent

U.S. Bank National Association is the exchange agent for the exchange offer. You should direct any questions and requests for assistance and requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery to the exchange agent addressed as follows:

By hand, overnight mail, courier or registered or certified mail:

U.S. Bank National Association
Specialized Finance Unit
60 Livingston Avenue
St. Paul, MN 55107
Attention: Rachel Muehlbauer
Telephone No.: (800) 934-6802

Delivery of the letter of transmittal to an address other than as listed above or transmission via facsimile other than as listed above will not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We will pay the expenses of the exchange offer. We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We are making the principal solicitation by mail; however, our officers and employees may make additional solicitations by facsimile transmission, e-mail, telephone or in person. You will not be charged a service fee for the exchange of your old notes, but we may require you to pay any transfer or similar government taxes in certain circumstances.

Transfer Taxes

You will be obligated to pay any transfer taxes applicable to the transfer of the old notes pursuant to the exchange offer.

Accounting Treatment

We will record the registered notes in our accounting records at the same carrying values as the old notes, which is the aggregate principal amount of the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Resales of Registered Notes

Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that registered notes issued under the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any old note holder without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act if:

•	the holder is not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	the registered notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in a distribution of the registered notes.

Any holder who exchanges old notes in the exchange offer with the intention of participating in any manner in a distribution of the registered notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus may be used for an offer to resell, resale or other transfer of registered notes. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives registered notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the registered notes. Please see “Plan of Distribution” for more details regarding the transfer of registered notes.

Consequences of Failure to Exchange Old Notes

Holders who desire to tender their old notes in exchange for registered notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange.

Old notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legend on the old notes and in the offering memorandum, dated May 24, 2007, relating to the old notes. Except in limited circumstances with respect to the specific types of holders of old notes, we will have no further obligation to provide for the registration under the Securities Act of such old notes. In general, old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not anticipate that we will take any action to register the untendered old notes under the Securities Act or under any state securities laws.

Upon completion of the exchange offer, holders of the old notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

Old notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the old notes and the registered notes. Holders of the registered notes and any old notes that remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the old notes. Neither us nor any subsidiary guarantor will receive any proceeds from the issuance of the registered notes. In consideration for issuing the registered notes as contemplated by this prospectus, we will receive the old notes in like principal amount, the terms of which are identical in all material respects to the registered notes. The old notes surrendered in exchange for the registered notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the registered notes will not result in any increase or decrease in our indebtedness.

We used the net proceeds of approximately $252.7 million from the sale of the old notes to pay a portion of the cash purchase price for the Acquisition, repay Horizon Health’s revolving credit facility, tender for our existing 10 5/8% Notes (including the related premium) and pay related fees and expenses.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and our consolidated capitalization as of March 31, 2007 on an actual basis and on a pro forma combined basis to give effect to the Transactions. You should read this table in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus. See “Summary — Summary Unaudited Pro Forma Condensed Combined Financial and Operating Data,” “Summary — Summary Historical Financial and Operating Data,” “Use of Proceeds” and “Selected Consolidated Historical Financial and Operating Data” included elsewhere in this prospectus.

	As of March 31, 2007
		Pro Forma Combined
		for the
	Actual	Transactions
	(Unaudited)
	(Dollars in thousands)

Cash and cash equivalents	$15,669	$17,655

Debt:
Revolving credit facility due 2009	$120,000	$110,225
Senior secured term loan facility	350,000	575,000
Mortgage loans due 2036, 2037 and 2038(1)	26,988	33,959
7 3/4% senior subordinated notes due 2015	220,000	476,875
10 5/8% senior subordinated notes due 2013	38,681	—
Other	8,009	8,009

Total debt	763,678	1,204,068
Stockholders’ equity	666,272	660,651

Total capitalization	$1,429,950	$1,864,719

(1)	The mortgage loans insured by HUD are secured by real estate located at Holly Hill Hospital in Raleigh, North Carolina, West Oaks Hospital in Houston, Texas, Riveredge Hospital near Chicago, Illinois, and Canyon Ridge Hospital in Chino, California. Interest accrues on the Holly Hill, the West Oaks, the Riveredge and the Canyon Ridge HUD loans at 6.0%, 5.9%, 5.7% and 7.6%, respectively, and principal and interest are payable in 420 monthly installments through December 2037, September 2038, December 2038 and January 2036, respectively. In connection with the Acquisition, we assumed a HUD mortgage loan of approximately $7.0 million that is secured by real estate located at MeadowWood Behavioral Health System in New Castle, Delaware. Interest accrues on the MeadowWood HUD loan at 7.0%, and principal and interest are payable in 420 monthly installments through October 2036.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

Psychiatric Solutions

The following table sets forth selected historical financial and operating data of Psychiatric Solutions for, or as of the end of, each of the years ended December 31, 2002, 2003, 2004, 2005 and 2006 and the three months ended March 31, 2006 and 2007. The selected historical financial data as of and for each of the years ended December 31, 2002, 2003, 2004, 2005 and 2006 were derived from the audited consolidated financial statements of Psychiatric Solutions. The selected historical financial data as of and for each of the three months ended March 31, 2006 and 2007 were derived from the unaudited condensed consolidated financial statements of Psychiatric Solutions. These unaudited condensed consolidated financial statements include all adjustments necessary (consisting of normal recurring accruals) for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 2007 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2007. As a result of our numerous acquisitions, our operating results for the periods presented are not comparable. You should read this table in conjunction with Psychiatric Solutions’ “Management’s Discussion and Analysis of Financial Condition and Result of Operations” and consolidated financial statements and the related notes incorporated by reference in this prospectus.

						Three Months
	Year Ended December 31,					Ended March 31,
	2002	2003	2004	2005	2006	2006	2007
	(Dollars in thousands, except per share amounts)

Income Statement Data:
Revenue	$113,912	$277,575	$470,969	$715,324	$1,026,490	$242,312	$323,718
Costs and expenses:
Salaries, wages and employee benefits(1)	62,326	142,292	254,897	392,309	580,223	139,798	180,999
Other operating expenses	35,716	95,025	143,560	202,229	266,367	63,799	85,923
Provisions for doubtful accounts	3,681	6,312	10,794	13,498	19,586	4,766	6,706
Depreciation and amortization	1,770	5,707	9,808	14,738	20,619	4,744	6,298
Interest expense	5,564	14,778	18,964	27,056	40,307	9,208	14,386
Other expenses(2)	178	5,271	6,407	21,871	—	—	—

Total costs and expenses	109,235	269,385	444,430	671,701	927,102	222,315	294,312

Income from continuing operations before income taxes	4,677	8,190	26,539	43,623	99,388	19,997	29,406
(Benefit from) provision for income taxes	(1,007)	3,477	10,085	16,805	37,507	7,599	11,262

Income from continuing operations	$5,684	$4,713	$16,454	$26,818	$61,881	$12,398	$18,144

Net income	$5,684	$5,216	$16,801	$27,154	$60,632	$12,192	$18,125

Basic earnings per share from continuing operations	$0.47	$0.23	$0.54	$0.60	$1.17	$0.24	$0.34

Basic earnings per share	$0.47	$0.26	$0.55	$0.61	$1.15	$0.23	$0.34

Shares used in computing basic earnings per share (in thousands)	12,222	16,740	29,140	44,792	52,953	52,514	53,804
Diluted earnings per share from continuing operations	$0.43	$0.20	$0.47	$0.58	$1.14	$0.23	$0.33

Diluted earnings per share	$0.43	$0.22	$0.48	$0.59	$1.12	$0.23	$0.33

Shares used in computing diluted earnings per share (in thousands)	13,972	23,498	35,146	46,296	54,169	53,890	55,237

						Three Months
	Year Ended December 31,					Ended March 31,
	2002	2003	2004	2005	2006	2006	2007
	(Dollars in thousands)

Balance Sheet Data (End of Period):
Cash and cash equivalents	$2,392	$44,948	$33,451	$54,700	$18,541	$25,656	$15,669
Working capital	2,369	66,446	39,843	138,844	103,287	134,389	120,618
Property and equipment, net	33,547	149,275	217,927	378,162	543,806	403,592	562,473
Total assets	90,138	346,202	496,684	1,175,031	1,581,196	1,196,967	1,623,497
Total debt	43,822	175,003	174,336	482,389	743,307	486,259	763,678
Series A convertible preferred stock	—	25,316	—	—	—	—	—
Stockholders’ equity	30,549	91,328	244,515	539,712	627,779	562,248	666,272
Other Financial Data:
Capital expenditures	$1,470	$5,747	$17,201	$21,750	$33,816	$5,513	$9,872
Net cash provided by continuing operating activities	8,922	20,082	39,865	79,553	122,000	9,249	5,278
Ratio of earnings to fixed charges(3)	1.81x	1.52x	2.25x	2.46x	3.27x	2.99x	2.89x
Operating Data:
Number of facilities	5	24	34	55	74	58	75
Owned	5	20	27	47	66	51	67
Leased	—	4	7	8	8	7	8
Number of licensed beds	699	3,128	4,295	6,389	8,394	6,674	8,390
Admissions	14,737	26,278	49,484	77,097	107,199	26,937	32,571
Patient days	145,575	525,055	996,840	1,392,877	1,871,244	446,054	556,911
Average length of stay	10	20	20	18	17	17	17

(1)	As a result of adopting Statement of Financial Accounting Standards No. 123 (Revised 2004), Share Based Payment, on January 1, 2006, salaries, wages and employee benefits expense includes $12,535, $6,254 and $3,673 of share-based compensation expense for the year ended December 31, 2006, the three months ended March 31, 2006 and the three months ended March 31, 2007, respectively.

(2)	Other expenses include: (a) for the year ended December 31, 2002, expense of $92 for additional reserves on stockholder notes, a gain of $34 on the disposal of assets and a loss of $86 from the retirement of debt; (b) for the year ended December 31, 2003, a loss of $4,856 on refinancing long-term debt, expense of $960 to revalue put warrants and income of $545 to release reserves on stockholder notes; (c) for the year ended December 31, 2004, a loss of $6,407 on refinancing long-term debt; and (d) for the year ended December 31, 2005, a loss on refinancing long-term debt of $21,871.

(3)	For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as earnings from continuing operations before income taxes plus fixed charges. Fixed charges are defined as interest expense, plus amortized premiums, discounts and capitalized expenses related to indebtedness, plus an estimate of the interest within rental expense. On a pro forma combined basis, the ratio of earnings to fixed charges was 2.24x and 2.20x for the year ended December 31, 2006 and three months ended March 31, 2007, respectively.

Horizon Health

The following table sets forth selected historical financial and operating data of Horizon Health for each of the years ended August 31, 2002, 2003, 2004, 2005 and 2006, and for, or as of the end of, the six months ended February 28, 2006 and 2007. The selected historical financial data as of and for each of the years ended August 31, 2002, 2003, 2004, 2005 and 2006 were derived from the audited consolidated financial statements of Horizon Health. The selected historical financial data as of and for each of the six months ended February 28, 2006 and 2007 were derived from the unaudited condensed consolidated financial statements of Horizon Health. These unaudited condensed consolidated financial statements include all adjustments necessary (consisting of normal recurring accruals) for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended February 28, 2007 are not necessarily indicative of the results that may be expected for the full year ending August 31, 2007. You should read this table in conjunction with Horizon Health’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and consolidated financial statements and the related notes incorporated by reference in this prospectus.

						Six Months
	Year Ended August 31,					Ended February 28,
	2002	2003	2004	2005	2006	2006	2007
	(Dollars in thousands, except per share amounts)

Income Statement Data:
Revenue	$138,402	$144,337	$161,825	$207,392	$274,961	$123,034	$145,205
Cost of services	104,957	109,890	121,554	160,032	211,096	96,355	109,868
Selling, general and administrative	16,015	18,262	18,835	23,220	26,605	13,835	12,965
Cost associated with pending merger transaction	—	—	—	—	—	—	2,145
Provision for (recovery of) doubtful accounts	294	(910)	869	4,382	6,256	1,775	5,605
Impairment loss on building	—	—	—	1,015	—	—	—
Depreciation and amortization	2,752	2,419	2,795	3,387	5,529	2,424	3,329
Interest and other expense, net	383	559	1,307	1,298	5,196	695	4,511

Total costs and expenses	124,401	130,220	145,360	193,334	254,682	115,084	138,423

Income before income taxes, minority interest and discontinued operations	14,001	14,117	16,465	14,058	20,279	7,950	6,782
Income tax provision	5,418	5,395	6,252	5,332	7,976	3,128	3,389
Minority interest	—	—	—	(15)	188	(54)	4

Income from continuing operations	$8,583	$8,722	$10,213	$8,741	$12,115	$4,876	$3,389

Net income	$8,924	$9,582	$10,775	$5,151	$12,122	$4,858	$3,770

Basic earnings per share from continuing operations	$0.80	$0.83	$0.94	$0.68	$0.81	$0.33	$0.22

Basic earnings per share	$0.83	$0.91	$0.99	$0.40	$0.81	$0.33	$0.25

Shares used in computing basic earnings per share (in thousands)	10,772	10,500	10,849	12,829	14,974	14,928	15,073
Diluted earnings per share from continuing operations	$0.73	$0.77	$0.90	$0.66	$0.79	$0.32	$0.22

Diluted earnings per share	$0.76	$0.85	$0.95	$0.39	$0.79	$0.32	$0.24

Shares used in computing diluted earnings per share (in thousands)	11,779	11,283	11,346	13,306	15,408	15,420	15,455
Balance Sheet Data (End of Period):
Cash and short-term investments	$4,036	$1,973	$1,908	$8,098	$3,043	$3,425	$1,986
Working capital	2,899	1,249	5,560	19,490	28,441	66,000	30,868
Intangible assets	68,666	74,882	87,244	81,084	150,600	143,378	153,130
Total assets	92,585	102,329	145,265	187,218	317,640	304,632	319,025
Total debt	10,000	4,000	40,001	—	106,005	111,000	103,071
Stockholders’ equity	60,733	63,792	75,824	143,121	159,456	150,013	164,571

						Six Months
	Year Ended August 31,					Ended February 28,
	2002	2003	2004	2005	2006	2006	2007
	(Dollars in thousands)

Other Financial Data:
Capital expenditures	$727	$4,948	$1,775	$3,149	$7,490	$2,921	$2,195
Net cash provided by (used in) continuing operating activities	14,138	13,529	12,437	12,398	13,121	(1,479)	5,287

Operating Data:
Number of facilities(1)	—	—	2	5	15	15	15
Owned(1)	—	—	2	4	13	13	13
Leased	—	—	—	1	2	2	2
Number of licensed beds(1)	—	—	267	833	1,576	1,526	1,601
Admissions	—	—	1,041	6,745	18,984	7,536	11,571
Patient days	—	—	19,639	100,396	299,797	109,317	188,495
Average length of stay	—	—	19	15	16	15	16

(1)	In 2006, Horizon Health purchased Lighthouse Care Center of Berkeley County, a 30-bed facility located in Summerville, South Carolina, as part of a multi-facility acquisition, but the facility is not currently in operation.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

In connection with the original note offering and the Acquisition, we obtained additional senior secured term loans through an amendment to our existing senior secured credit facilities. As amended, our senior secured credit facilities consists of a $300.0 million senior secured revolving credit facility bearing interest at a LIBO rate plus 2.25% per annum or, at our election, a base rate plus 1.25% per annum (in each case, with step-downs pursuant to a leverage-based pricing grid) and a scheduled maturity date of December 21, 2009, $110.2 million of which was outstanding at March 31, 2007 on a pro forma combined basis, and our senior secured term loan facility consists of an aggregate principal amount of up to $700.0 million of senior secured term loans (of which $125.0 million has been permanently repaid and is no longer outstanding) bearing interest at a LIBO rate plus 1.75% per annum or, at our election, a base rate plus 0.75% per annum and maturing on July 1, 2012.

The senior secured credit facilities are secured by substantially all of the personal property owned by us or our subsidiaries, substantially all real property owned by us or our subsidiaries that has a value in excess of $5.0 million and the stock of substantially all of our domestic restricted subsidiaries. In addition, the senior secured credit facilities are fully and unconditionally guaranteed by substantially all of our domestic restricted subsidiaries.

The senior secured credit facilities contain customary mandatory prepayment provisions and customary covenants that include: (1) limitations on capital expenditures and investments, sales of assets, mergers, changes of ownership, new principal lines of business, indebtedness, dividends and redemptions; (2) maximum consolidated total leverage; and (3) cross-default covenants triggered by a default of any other indebtedness (with certain exceptions) of at least $5.0 million.

Existing Senior Subordinated Notes

On July 6, 2005, we issued $220.0 million in aggregate principal amount of the Existing 7 3/4% Notes, which are fully and unconditionally guaranteed on a senior subordinated basis by substantially all of our existing domestic restricted subsidiaries. Proceeds from the issuance of the Existing 7 3/4% Notes were used to repay indebtedness on a $150.0 million bridge loan, which financed a portion of the purchase price for the acquisition of Ardent Health Services, Inc., and to repay approximately $61.3 million of our 10 5/8% Notes. Interest on the Existing 7 3/4% Notes is payable semi-annually in arrears on January 15 and July 15. The Existing 7 3/4% Notes will mature on June 15, 2015.

On June 30, 2003, we issued $150.0 million of our 10 5/8% Notes, which are fully and unconditionally guaranteed on a senior subordinated basis by substantially all of our existing domestic restricted subsidiaries. Proceeds from the issuance of the 10 5/8% Notes were used to finance part of the purchase price for the acquisition of Ramsay Youth Services, Inc. and pay down substantially all of our previously existing long-term debt. Interest on the 10 5/8% Notes is payable semi-annually in arrears on June 15 and December 15. The 10 5/8% Notes mature on June 15, 2013. On January 14, 2005, we redeemed $50.0 million of the 10 5/8% Notes and paid a $5.3 million penalty and related accrued interest on the amount redeemed. On July 6, 2005, we repurchased approximately $61.3 million of the 10 5/8% Notes and paid a premium of approximately $8.6 million on the amount redeemed. On May 8, 2007, we commenced the Tender Offer to purchase any and all of our outstanding 10 5/8% Notes and on May 21, 2007, we received tenders from holders of a majority in aggregate principal amount of the 10 5/8% Notes. The Tender Offer expired on June 5, 2007 and all but an aggregate principal amount of $34,000 of the outstanding 10 5/8% Notes were tendered for payment in connection with the Tender Offer.

Mortgage Loan on Canyon Ridge Hospital due January 2036

In connection with the purchase of real estate at Canyon Ridge Hospital in Chino, California, we assumed a mortgage loan agreement insured by HUD of approximately $4.0 million, secured by real estate located at

Canyon Ridge Hospital. Interest accrues on the HUD loan at 7.6% and principal and interest are payable in 420 monthly installments through January 2036.

Mortgage Loan on MeadowWood Behavioral Health System due October 2036

In connection with the Acquisition, we assumed a mortgage loan insured by HUD of approximately $7.0 million, secured by real estate located at MeadowWood Behavioral Health System in New Castle, Delaware. Interest accrues on the HUD loan at 6.99% and principal and interest are payable in 420 monthly installments through October 2036.

Mortgage Loan on Holly Hill Hospital due December 2037

On November 25, 2002, we entered into a mortgage loan agreement to borrow $4.9 million, which is insured by HUD and secured by real estate located at Holly Hill Hospital in Raleigh, North Carolina. Interest accrues on the HUD loan at 5.95% and principal and interest are payable in 420 monthly installments through December 2037. We used proceeds from the loan to replace $4.4 million of our term debt under our former senior secured credit facility, pay certain refinancing costs and fund required escrow amounts for future improvements to the property.

Mortgage Loan on West Oaks Hospital due September 2038

On August 28, 2003, we borrowed approximately $6.8 million under a mortgage loan agreement insured by HUD, secured by real estate located at West Oaks Hospital in Houston, Texas. Interest accrues on the HUD loan at 5.85% and principal and interest are payable in 420 monthly installments through September 2038. We used the proceeds from the loan to repay approximately $5.8 million of our term debt under our former senior secured credit facility, pay certain financing costs and fund required escrow amounts for future improvements to the property.

Mortgage Loan on Riveredge Hospital due December 2038

On November 5, 2003, we borrowed approximately $12.1 million under a mortgage loan agreement insured by HUD, secured by real estate located at Riveredge Hospital near Chicago, Illinois. Interest accrues on the HUD loan at 5.65% and principal and interest are payable in 420 monthly installments through December 2038. We used the proceeds from the loan to repay approximately $11.2 million of our term debt under our former senior secured credit facility, pay certain financing costs and fund required escrow amounts for future improvements to the property.

DESCRIPTION OF THE REGISTERED NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “PSI,” “we,” “us” and “our” refers only to Psychiatric Solutions, Inc. and not to any of its subsidiaries.

PSI will issue the registered notes under the seventeenth supplemental indenture to the indenture, dated as of July 6, 2005, among itself, the Guarantors and U.S. Bank National Association, as trustee, under which we issued the old notes. We refer to the old notes and the registered notes collectively as the “notes.” The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

The following description is a summary of the material provisions of the indenture governing the notes. It does not restate the agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available upon request to PSI at the address indicated under “Where You Can Find More Information” elsewhere in this prospectus. Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Subsidiary Guarantees

The Notes

The notes:

•	are senior subordinated unsecured obligations of PSI;

•	are subordinated in right of payment to all existing and future Senior Debt of PSI, including PSI’s obligations under the Credit Agreement;

•	are pari passu in right of payment with any future senior subordinated Indebtedness of PSI, including the Existing Senior Subordinated Notes;

•	are senior in right of payment to all existing and future Subordinated Obligations of PSI; and

•	are fully and unconditionally guaranteed on a senior subordinated basis by the Guarantors.

The Subsidiary Guarantees

The notes are guaranteed by all of the Guarantors.

Each Subsidiary Guarantee of the notes:

•	is a senior subordinated unsecured obligation of the Guarantor;

•	is subordinated in right of payment to all existing and future Senior Debt of that Guarantor, including that Guarantor’s obligations under the Credit Agreement;

•	is pari passu in right of payment with any future senior subordinated Indebtedness of that Guarantor, including that Guarantor’s guarantee of the Existing Senior Subordinated Notes; and

•	is senior in right of payment to all existing and future Subordinated Obligations of that Guarantor.

As of March 31, 2007, on a pro forma basis after giving effect to the Transactions, PSI would have had total Senior Debt of approximately $727.2 million and the Guarantors would have guaranteed Senior Debt of $693.2 million. As indicated above and as discussed in detail below under the caption “— Subordination,” payments on the notes and under the Subsidiary Guarantees will be subordinated to the prior payment in full of Senior Debt. The indenture will permit us and the Guarantors to incur additional Senior Debt.

Not all of our subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. For the year ended December 31, 2006, our non-guarantor subsidiaries generated revenue and net income of $56.0 million and $8.2 million, respectively, and, as of March 31, 2007, had total assets of $107.3 million and stockholders’ equity of $44.4 million.

As of the date of the indenture, all of our direct and indirect subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the indenture and will not guarantee the notes. The following existing subsidiaries of Horizon Health are deemed Unrestricted Subsidiaries:

•	Friends Behavioral Health System, LP;

•	Friends GP, LLC;

•	HHC Pennsylvania, Inc.;

•	AHG Partnership;

•	HHMC Partners, Inc.;

•	Health and Human Resource Center, Inc.; and

•	Laurelwood Associates Trust.

Principal, Maturity and Interest

Subject to compliance with the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” below, PSI may issue additional notes under the indenture from time to time. The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions, and offers to purchase. PSI will issue notes in denominations of $1,000 and integral multiples of $1,000.

The notes will mature on July 15, 2015.

Interest on the notes will accrue at the rate of 7 3/4% per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 2007. PSI will make each interest payment to the holders of record on the immediately preceding January 1 and July 1.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder owning more than $1.0 million principal amount of the notes has given wire transfer instructions to PSI, PSI will pay all principal, interest and premium and Additional Interest, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless PSI elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. PSI may change the paying agent or registrar without prior notice to the holders of the notes, and PSI or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. PSI is not required to transfer or exchange any note selected for redemption. Also, PSI is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

The notes are guaranteed by (1) each current and future Restricted Subsidiary that is either formed under the laws of the United States or any state of the United States or the District of Columbia and (a) in which PSI has made an Investment of at least $0.1 million or (b) that incurs, guarantees or otherwise provides direct credit support for any Indebtedness, and (2) any other Restricted Subsidiary that guarantees or otherwise provides direct credit support for Indebtedness of PSI or any of PSI’s domestic subsidiaries; provided, however, that the HUD Financing Subsidiaries, PSI Surety, Inc. and certain immaterial subsidiaries do not guarantee the notes. These Subsidiary Guarantees are joint and several obligations of the Guarantors. Each Subsidiary Guarantee is subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — A subsidiary guarantee could be voided or subordinated because of federal bankruptcy law or comparable state law provisions.”

The Subsidiary Guarantee of a Guarantor will be released and such Guarantor will be relieved of its obligations under its Subsidiary Guarantee:

(1) solely as to the purchaser in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of PSI, if the sale or other disposition complies with the provisions described under the caption “— Repurchase at the Option of Holders — Asset Sales” below;

(2) in connection with any sale of all of the Capital Stock of a Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of PSI, if the sale complies with provisions described under the caption “— Repurchase at the Option of Holders — Asset Sales” below; or

(3) if PSI designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture.

Subordination

The payment of principal, interest and premium and Additional Interest, if any, on the notes is subordinated to the prior payment in full in cash of all Senior Debt of PSI or the relevant Guarantor, as the case may be, including Senior Debt incurred after the date of the indenture.

The holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of Senior Debt (including interest accruing on or after the commencement of any bankruptcy proceeding whether or not post-filing interest is allowed in such proceeding at the rate specified in the applicable Senior Debt) before the holders of notes will be entitled to receive any payment with respect to the notes (except that holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under “— Legal Defeasance and Covenant Defeasance”), in the event of any distribution to creditors of PSI or the relevant Guarantor:

(1) in a liquidation or dissolution of PSI or the relevant Guarantor;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to PSI or the relevant Guarantor or its respective property;

(3) in an assignment for the benefit of PSI’s or the relevant Guarantor’s creditors; or

(4) in any marshaling of PSI’s or the relevant Guarantor’s assets and liabilities.

The notes rank equally with all Existing Senior Subordinated Indebtedness of PSI.

PSI also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trust described under “— Legal Defeasance and Covenant Defeasance”) if:

(1) a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from PSI or (a) with respect to Designated Senior Debt arising under the Credit Agreement, from the agent for the lenders thereunder, or (b) with respect to any other Designated Senior Debt, from the holders of any such Designated Senior Debt.

Payments on the notes may and will be resumed:

(1) in the case of a payment default, upon the earlier of (a) the date on which such default is cured or waived or (b) the date on which such Designated Senior Debt has been discharged or paid in full in cash; and

(2) in the case of a nonpayment default, upon the earliest of (a) the date on which such nonpayment default is cured or waived, (b) 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated, (c) the date on which such payment blockage period shall have been terminated by written notice to the trustee by the party initiating such payment blockage period or (d) the date on which such Designated Senior Debt has been discharged or paid in full in cash.

No new Payment Blockage Notice may be delivered unless and until:

(1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2) all scheduled payments of principal, interest and premium and Additional Interest, if any, on the notes that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or can be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

If the trustee or any holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trust described under “— Legal Defeasance and Covenant Defeasance”) when:

(1) the payment is prohibited by these subordination provisions; and

(2) the trustee or the holder has actual knowledge that the payment is prohibited;

the trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

PSI or the trustee must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

The Subsidiary Guarantee of each Guarantor is subordinated to Senior Debt of such Guarantor to the same extent and in the same manner as the notes are subordinated to Senior Debt of PSI. Payments under the Subsidiary Guarantee of each Guarantor are subordinated to the prior payment in full in cash of all Indebtedness under the Credit Agreement and all other Senior Debt of such Guarantor, including Senior Debt incurred after the date of the indenture, on the same basis as provided above with respect to the subordination of payments on the notes by PSI to the prior payment in full of Senior Debt of PSI.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of PSI, holders of notes may recover less ratably than creditors of PSI or the Guarantors who are holders of Senior Debt. See “Risk Factors — Your right to receive payments on the notes and subsidiary guarantees is subordinated to our senior debt and the senior debt of our subsidiary guarantors.”

Optional Redemption

At any time prior to July 15, 2010, PSI may redeem all or any portion of the notes, at once or over time, after giving the required notice under the indenture at a redemption price equal to the greater of:

(a) 100% of the principal amount of the notes to be redeemed; and

(b) the sum of the present values of (1) the redemption price of the notes at July 15, 2010 (as set forth below) and (2) the remaining scheduled payments of interest from the redemption date through July 15, 2010, but excluding accrued and unpaid interest through the redemption date, discounted to the redemption date (assuming a 360 day year consisting of twelve 30 day months), at the Treasury Rate plus 50 basis points;

plus, in either case, accrued and unpaid interest, including Additional Interest, if any, to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Any notice to holders of notes of such a redemption shall include the appropriate calculation of the redemption price, but need not include the redemption price itself. The actual redemption price, calculated as described above, shall be set forth in an Officers’ Certificate delivered to the Trustee no later than two business days prior to the redemption date unless clause (b) of the definition of “Comparable Treasury Price” is applicable, in which such Officer’s Certificate should be delivered on the redemption date.

At any time before July 15, 2008, PSI may on one or more occasions redeem up to 35% of the aggregate principal amount of notes (including additional notes) issued under the indenture at a redemption price of 107.75% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the net cash proceeds of any Equity Offering of common stock of PSI; provided, however, that:

(1) at least 65% of the original aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by PSI and its Subsidiaries); and

(2) the redemption occurs within 120 days of the date of the closing of such Equity Offering.

Except pursuant to the preceding paragraph, the notes are not redeemable at PSI’s option prior to July 15, 2010.

On or after July 15, 2010, PSI may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on July 15 of the years indicated below:

Year	Percentage

2010	103.875%
2011	102.583%
2012	101.292%
2013 and thereafter	100.000%

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A registered note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption

PSI is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

Upon the occurrence of a Change of Control, each holder of notes will have the right to require PSI to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, PSI will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased, to the date of purchase.

Within 10 days following any Change of Control, PSI will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date of such Change of Control, pursuant to the procedures required by the indenture and described in such notice. PSI will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the change of control provisions of the indenture, PSI will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control provisions of the indenture by virtue of such compliance.

On the Change of Control payment date, PSI will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by PSI.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a registered note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each registered note will be in a principal amount of $1,000 or an integral multiple of $1,000.

Prior to complying with any of the provisions of this “change of control” covenant, but in any event within 90 days following a Change of Control, PSI will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. PSI will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control payment date.

The provisions described above that require PSI to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable to the Change of Control event. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that PSI repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

PSI will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by PSI and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of PSI and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require PSI to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of PSI and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

PSI will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale unless:

(1) PSI (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the trustee) of the assets sold, leased, transferred, conveyed or otherwise disposed of or Equity Interests of any Restricted Subsidiary issued, sold, transferred, conveyed or otherwise disposed of;

(2) at least 75% of the consideration received in the Asset Sale by PSI or such Restricted Subsidiary is in the form of cash. For purposes of this clause (2), each of the following will be deemed to be cash:

(a) any liabilities, as shown on PSI’s or such Restricted Subsidiary’s most recent balance sheet, of PSI or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases PSI or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by PSI or any such Restricted Subsidiary from such transferee that are converted by PSI or such Restricted Subsidiary into cash within 90 days, to the extent of the cash received in that conversion; and

(c) with respect to any sale of Capital Stock of a Restricted Subsidiary to one or more Qualified Physicians, promissory notes or similar obligations from such physicians or health care professionals; provided that the aggregate amount of such promissory notes or other similar obligations held by PSI and its Restricted Subsidiaries shall not exceed $5.0 million outstanding at any one time; and

(3) PSI delivers an officers’ certificate to the trustee certifying that such Asset Sale complies with the foregoing clauses (1) and (2).

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, PSI may apply those Net Proceeds (or any portion thereof) at its option:

(1) to repay Senior Debt of PSI or any Guarantor (other than Indebtedness owed to PSI, any Guarantor or any Affiliate of PSI) and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or all of the Voting Stock of, another Person engaged in a Permitted Business; or

(3) to acquire other long-term assets or property that are used in a Permitted Business.

Pending the final application of any Net Proceeds, PSI may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $7.5 million, PSI will make an Asset Sale Offer to all holders of notes to purchase the maximum principal amount of notes and, if PSI is required to do so under the terms of any other Indebtedness that is pari passu with the notes, such other Indebtedness on a pro rata basis with the notes, that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of the purchase of all properly tendered and not withdrawn notes pursuant to an Asset Sale Offer, PSI may use such remaining Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

PSI will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, PSI will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing PSI’s outstanding Senior Debt currently prohibit PSI from purchasing any notes, and also provides that certain change of control or asset sale events with respect to PSI would constitute a default under these agreements. PSI obtained a consent from the requisite lenders under its Credit Agreement to allow the repurchase of PSI’s outstanding 10 5/8% Notes pursuant to the Tender Offer. Any future credit agreements or other agreements relating to Senior Debt to which PSI becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when PSI is prohibited from purchasing notes, PSI could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If PSI does not obtain such a consent or repay such borrowings, PSI will remain prohibited from purchasing notes. In such case, PSI’s failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

Certain Covenants

Restricted Payments

PSI will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution (A) on account of PSI’s or any Restricted Subsidiary’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving PSI or any Restricted Subsidiary) or (B) to the direct or indirect holders of PSI’s or any Restricted Subsidiary’s Equity Interests in their capacity as such (other than dividends or distributions (i) payable in Equity Interests (other than Disqualified Stock) of PSI or (ii) to PSI or a wholly owned Restricted Subsidiary or to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving PSI) any Equity Interests of PSI or any Restricted Subsidiary (other than from PSI or any Restricted Subsidiary);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Obligations, except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”);

unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default has occurred and is continuing;

(b) PSI would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by PSI and the Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the next succeeding paragraph), is less than the sum, without duplication, of:

(I) 50% of the Consolidated Net Income of PSI for the period (taken as one accounting period) from June 30, 2003 to the end of PSI’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(II) 100% of the aggregate net cash proceeds received by PSI since June 30, 2003 as a contribution to its common equity capital or from the issue or sale of Equity Interests of PSI (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of PSI, in either case, that have been converted into or exchanged for such Equity Interests of PSI (other than Equity Interests or Disqualified Stock or debt securities) sold to a Subsidiary of PSI); plus

(III) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash proceeds with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(IV) in case, after July 6, 2005, any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary under the terms of the indenture or has been merged, consolidated or amalgamated with or into, or transfers or conveys assets to, or is liquidated into PSI or a

Restricted Subsidiary, an amount equal to the lesser of (1) the net book value at the date of the redesignation, combination or transfer of the aggregate Investments made by PSI and the Restricted Subsidiaries in the Unrestricted Subsidiary (or of the assets transferred or conveyed, as applicable), and (2) the fair market value of the Investments owned by PSI and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of the redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable).

So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Obligations of PSI or any Guarantor or of any Equity Interests of PSI in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of PSI) of, Equity Interests of PSI (other than Disqualified Stock); provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (c)(II) of the preceding paragraph;

(3) the redemption, repurchase, defeasance or other acquisition of any Subordinated Obligations of PSI or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (c)(II) of the preceding paragraph;

(4) the redemption, repurchase or other acquisition or retirement for value of any Equity Interests of PSI or any Restricted Subsidiary of PSI (a) held by any member of PSI’s (or any Restricted Subsidiary’s) management pursuant to any management equity subscription plan or agreement, stock option or stock purchase plan or agreement or employee benefit plan as may be adopted by PSI from time to time or pursuant to any agreement with any director or officer in existence on the date of the indenture or (b) from an employee of PSI upon the termination of such employee’s employment with PSI; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in reliance on this clause (4) may not exceed $5.0 million in any 12-month period;

(5) repurchases, acquisitions or retirements of Capital Stock of PSI deemed to occur upon the exercise of stock options or similar rights under employee benefit plans of PSI or its Subsidiaries if such Capital Stock represents all or a portion of the exercise price thereof; or

(6) other Restricted Payments in an aggregate amount since the issue date not to exceed $30.0 million.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the assets, property or securities proposed to be transferred or issued by PSI or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $20.0 million. Not later than the date of making any Restricted Payment, PSI will deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture. If PSI or a Restricted Subsidiary makes a Restricted Payment which at the time of the making of such Restricted Payment would in the good faith determination of PSI be permitted under the provisions of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to PSI financial statements affecting Consolidated Net Income of PSI for any period.

Incurrence of Indebtedness and Issuance of Preferred Stock

PSI will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and PSI will not issue any Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of preferred stock (including Disqualified Stock) other than to PSI; provided, however, that PSI may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, any of PSI’s Restricted Subsidiaries that are Guarantors may incur Indebtedness (including Acquired Indebtedness), if the Fixed Charge Coverage Ratio for PSI’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.00 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by PSI or any Guarantor of additional Indebtedness and letters of credit under one or more Credit Facilities and Guarantees thereof by the Guarantors; provided that the aggregate principal amount of all Indebtedness and letters of credit of PSI and the Guarantors incurred pursuant to this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of PSI and the Guarantors thereunder) does not exceed $425.0 million, less the aggregate amount of Net Proceeds from an Asset Sale applied by PSI and its Subsidiaries to repay Indebtedness thereunder, pursuant to the provisions described under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(2) the incurrence by PSI and the Restricted Subsidiaries of the Existing Indebtedness, including any existing HUD Financings and the Existing Senior Subordinated Notes;

(3) the incurrence by PSI and the Guarantors of Indebtedness represented by the notes and the incurrence by the Guarantors of the Subsidiary Guarantees of those notes and any additional notes;

(4) additional HUD Financings incurred after the date of the indenture in an aggregate principal amount not to exceed $25.0 million outstanding at any time;

(5) the incurrence by PSI or any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of PSI or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (5), not to exceed $20.0 million at any time outstanding;

(6) the incurrence by PSI or any Restricted Subsidiary of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, defease, renew, refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or this clause (6) of this paragraph;

(7) the incurrence by PSI or any Restricted Subsidiary of intercompany Indebtedness between or among PSI and any Restricted Subsidiary; provided, however, that:

(a) if PSI or a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes or the Subsidiary Guarantees, as the case may be; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than PSI or a Restricted Subsidiary and (ii) any subsequent sale or other transfer of any such Indebtedness to a Person that is not either PSI or a

Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by PSI or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

(8) the incurrence of any Physician Support Obligations by PSI or any Restricted Subsidiary;

(9) the incurrence of Indebtedness of PSI or any Restricted Subsidiary consisting of guarantees, indemnities, holdbacks or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including without limitation, shares of Capital Stock of Restricted Subsidiaries or contingent payment obligations incurred in connection with the acquisition of assets which are contingent on the performance of the assets acquired, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such assets or shares of Capital Stock of such Restricted Subsidiary for the purpose of financing such acquisition;

(10) the incurrence of Indebtedness of PSI or any Restricted Subsidiary represented by (a) letters of credit for the account of PSI or any Restricted Subsidiary or (b) other obligations to reimburse third parties pursuant to any surety bond or other similar arrangements, which letters of credit or other obligations, as the case may be, are intended to provide security for workers’ compensation claims, payment obligations in connection with sales tax and insurance or other similar requirements in the ordinary course of business;

(11) the incurrence by PSI or any Restricted Subsidiary of Hedging Obligations that are incurred in the normal course of business and consistent with past business practices for the purpose of fixing or hedging currency or interest rate risk (including with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding in connection with the conduct of their respective businesses) and not for speculative purposes;

(12) the Guarantee by PSI or any of the Guarantors of Indebtedness of PSI or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(13) the incurrence by PSI’s Unrestricted Subsidiaries of Non-recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of PSI that was not permitted by this clause (13); and

(14) the incurrence by PSI or any Guarantor of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (14), not to exceed $35.0 million.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above or is entitled to be incurred pursuant to the first paragraph of this covenant, in each case, as of the date of incurrence thereof, PSI shall, in its sole discretion, classify (or later reclassify in whole or in part, in its sole discretion) such item of Indebtedness in any manner that complies with this covenant and such Indebtedness will be treated as having been incurred pursuant to such clauses or the first paragraph hereof, as the case may be, designated by PSI. Indebtedness under Credit Facilities outstanding on the date on which the notes are first issued and authenticated under the indenture will be deemed to have been incurred on such date in reliance of the exception provided by clause (1) of the definition of Permitted Debt. Accrual of interest or dividends, the accretion of accreted value or liquidation preference and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant.

Liens

PSI will not, and will not permit any Restricted Subsidiary to, create, incur or assume any consensual Liens of any kind against or upon any of their respective properties or assets, or any proceeds, income or profit therefrom that secure Senior Subordinated Indebtedness or Subordinated Obligations; provided that:

(1) in the case of Liens securing Subordinated Obligations, the notes are secured by a Lien on such property, assets, proceeds, income or profit that is senior in priority to such Liens; and

(2) in the case of Liens securing Senior Subordinated Indebtedness, the notes are equally and ratably secured by a Lien on such property, assets, proceeds, income or profit.

Issuances and Sales of Capital Stock of Restricted Subsidiaries

PSI (a) will not, and will not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than to PSI or to any Restricted Subsidiary), unless:

(1) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Restricted Subsidiary; and

(2) the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the provisions described under “— Repurchase at the Option of Holders — Asset Sales” above;

provided, however, that this clause (a) will not apply to any pledge of Capital Stock of any Restricted Subsidiary securing any Permitted Debt or any exercise of remedies in connection therewith; provided that the Lien securing such Permitted Debt is not prohibited by the provisions of the covenant described above under the caption “— Liens”; and

(b) will not permit any Restricted Subsidiary to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than PSI or any Restricted Subsidiary;

provided, further, however, that clauses (a) and (b) shall not prohibit any issuance, sale or other disposition of Common Stock of a Restricted Subsidiary to one or more Qualified Physicians if, immediately after giving effect thereto, such Restricted Subsidiary would remain a Restricted Subsidiary and PSI will, directly or indirectly, retain at least 80% of the Capital Stock of such Restricted Subsidiary, and the Net Proceeds from such issuance, sale or other disposition are applied in accordance with the provisions described under ‘‘— Repurchase at the Option of Holders — Asset Sales” above.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

PSI will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on its Capital Stock to PSI or any Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to PSI or any Restricted Subsidiary;

(b) make loans or advances to PSI or any Restricted Subsidiary; or

(c) transfer any of its properties or assets to PSI or any Restricted Subsidiary.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness, Credit Facilities (including the Credit Agreement) and other agreements relating to the Financing Transactions as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture, the notes and the Subsidiary Guarantees;

(3) agreements related to HUD Financing and any amendments of those agreements;

(4) applicable law;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by PSI or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(6) customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business and consistent with industry practices;

(7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (c) of the first paragraph of this covenant;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary or the assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition or the sale or other disposition of its assets;

(9) Permitted Refinancing Indebtedness; provided, however, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens; and

(11) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

Neither PSI nor any Guarantor may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not PSI or such Guarantor, as the case may be, is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of PSI or any Guarantor, in one or more related transactions, to another Person; unless:

(1) either:

(a) PSI or such Guarantor, as the case may be, is the surviving corporation; or

(b) the Person formed by or surviving any such consolidation or merger (if other than PSI or such Guarantor, as the case may be) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) except as otherwise described with respect to the release of Subsidiary Guarantees of Guarantors under the caption “— Subsidiary Guarantees” above, the Person formed by or surviving any such consolidation or merger (if other than PSI or such Guarantor, as the case may be) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of PSI or such Guarantor, as the case may be, under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) except with respect to a consolidation or merger of PSI with or into a Guarantor, or a Guarantor with or into another Guarantor, PSI or such Guarantor, as the case may be, or the Person formed by or surviving any such consolidation or merger (if other than PSI or such Guarantor), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” above.

Notwithstanding the preceding clause (4), any Restricted Subsidiary of PSI may consolidate with, merge into or transfer all or part of its properties and assets to PSI or a Guarantor; and notwithstanding the preceding clause (2), any Guarantor may transfer real property that is the subject of a HUD Financing to a HUD Financing Subsidiary in connection with a HUD Financing permitted to be incurred pursuant to the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock.”

In addition, PSI may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

Except as described with respect to the release of Subsidiary Guarantees of Guarantors under the caption “— Subsidiary Guarantees” above, the entity formed by or surviving any consolidation or merger (if other than PSI or a Guarantor) will succeed to, and be substituted for, and may exercise every right and power of, such Guarantor under the indenture.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of PSI may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by PSI and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments” or Permitted Investments, as determined by PSI. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Transactions with Affiliates

PSI will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is (a) evidenced in writing if it involves transactions of $2.5 million or more and (b) is on terms that are no less favorable to PSI or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by PSI or such Restricted Subsidiary with an unrelated Person; and

(2) PSI delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the PSI or such Restricted Subsidiary from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among PSI and/or any Restricted Subsidiary;

(2) sales of Equity Interests (other than Disqualified Stock) to Affiliates of PSI;

(3) reasonable and customary directors’ fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of PSI or a Restricted Subsidiary entered into in the ordinary course of business;

(4) any transactions made in compliance with the covenant described above under the caption “— Restricted Payments”;

(5) loans and advances to non-executive officers and employees of PSI or any Restricted Subsidiary in the ordinary course of business in accordance with the past practices of PSI or any Restricted Subsidiary; and

(6) any agreement as in effect as of the date of the indenture or any amendment thereto so long as any such amendment is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the date of the indenture.

Additional Subsidiary Guarantees

If PSI or any Restricted Subsidiary acquires or creates another Subsidiary after the date of the indenture that (1) is formed under the laws of the United States or any state of the United States or the District of Columbia and in which PSI or any Restricted Subsidiary has made an Investment of at least $0.1 million or (2) incurs, guarantees or otherwise provides direct credit support for any Indebtedness of PSI or any of PSI’s domestic subsidiaries, then that newly acquired or created Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 30 business days of the later of (x) the date on which it was acquired or created and (y) the date PSI or any Restricted Subsidiary has made an Investment of at least $1.0 million; provided, however, that the foregoing shall not apply to (i) HUD Financing Subsidiaries, (ii) PSI Surety, Inc. and (iii) Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture. The Subsidiary Guarantee of any such newly acquired or created Subsidiary that becomes a Guarantor will be subordinated to all Indebtedness under the Credit Agreement and all other Senior Debt of such Guarantor to the same extent as the notes are subordinated to the Senior Debt of PSI.

Limitation on Layering

PSI will not incur, create, issue, assume, Guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of PSI and senior in any respect in right of payment to the notes; provided, however, that no Indebtedness of PSI will be deemed to be contractually subordinated in right of payment solely by virtue of being unsecured. No Guarantor will incur, create, issue, assume, Guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor’s Subsidiary Guarantee; provided, however, that no Indebtedness of a Guarantor will be deemed to be contractually subordinated in right of payment solely by virtue of being unsecured.

Business Activities

PSI will not, and will not permit any Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to PSI and its Subsidiaries taken as a whole.

Payments for Consent

PSI will not, and will not permit any Restricted Subsidiary to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the Commission, so long as any notes are outstanding, PSI will furnish to the holders of notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if PSI were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by PSI’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if PSI were required to file such reports.

If PSI has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and if PSI or any of its Restricted Subsidiaries has made an Investment of at least $0.1 million in such Unrestricted Subsidiary, in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of PSI and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of PSI.

In addition, following the consummation of the exchange offer, whether or not required by the Commission, PSI will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, PSI and the Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the notes (whether or not prohibited by the subordination provisions of the indenture);

(2) default in payment when due of the principal of or premium, if any, on the notes (whether or not prohibited by the subordination provisions of the indenture);

(3) failure by PSI or any Restricted Subsidiary to comply with the provisions described under the caption “— Merger, Consolidation or Sale of Assets”;

(4) failure by PSI or any Restricted Subsidiary for 30 days after notice to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Asset Sales,” “— Repurchase at the Option of Holders — Change of Control,” “— Certain Covenants — Restricted Payments,” “— Incurrence of Indebtedness and Issuance of Preferred Stock”; provided, however, that a default under the Existing Senior Subordinated Notes with respect to the covenants described under “— Certain Covenants — Restricted Payments” or “— Incurrence of Indebtedness and Issuance of Preferred Stock” shall be a default under the indenture notwithstanding the 30-day grace period provided for in this clause (4);

(5) failure by PSI or any Restricted Subsidiary for 60 days after notice to comply with any of its other agreements in the indenture or the notes;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by PSI or any Restricted Subsidiary (or the payment of which is guaranteed by PSI or any Restricted Subsidiary) whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

(7) failure by PSI or any Restricted Subsidiary to pay final judgments aggregating in excess of $5.0 million, so long as the Existing Senior Subordinated Notes remain outstanding, and $10.0 million or more thereafter, which judgments are not paid, discharged or stayed for a period of 60 days;

(8) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(9) certain events of bankruptcy or insolvency described in the indenture with respect to PSI or any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to PSI, any Subsidiary that would constitute a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Additional Interest.

The holders of at least a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Additional Interest on, or the principal of, the notes.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of PSI with the intention of avoiding payment of the premium that PSI would have had to pay if PSI then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs by reason of any willful action (or inaction) taken (or not taken) by or on behalf of PSI with the intention of avoiding the prohibition on redemption of the notes, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

PSI is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, PSI is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of PSI or any Guarantor, as such, will have any liability for any obligations of PSI or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

PSI may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such notes when such payments are due from the trust referred to below;

(2) PSI’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and PSI’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, PSI may, at its option and at any time, elect to have the obligations of PSI and the Guarantors released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) PSI must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and PSI must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, PSI has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) PSI has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, PSI has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which PSI or any of its Subsidiaries is a party or by which PSI or any of its Subsidiaries is bound;

(6) PSI must deliver to the trustee an officers’ certificate stating that the deposit was not made by PSI with the intent of preferring the holders of notes over the other creditors of PSI with the intent of defeating, hindering, delaying or defrauding creditors of PSI or others; and

(7) PSI must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption or repurchase of the notes relating to the covenant (and applicable definitions) described under the caption “— Repurchase at the Option of Holders — Change of Control” above;

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions (including applicable definitions) of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the notes;

(7) waive a redemption or repurchase payment with respect to any note (including a payment required by the provisions described under the caption “— Repurchase at the Option of Holders” above);

(8) make any change in any Subsidiary Guarantees that would adversely affect the holders of the notes or release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture;

(9) make any change to the subordination provisions of the indenture (including applicable definitions) that would adversely affect the holders of the notes; or

(10) make any change in the preceding amendment and waiver provisions.

Under the Credit Agreement, any amendment to the provisions of the indenture relating to the subordination provisions will require the consent of the lenders under the Credit Agreement or the agent therefor, acting on their behalf.

Notwithstanding the preceding, without the consent of any holder of notes, PSI, the Guarantors and the trustee may amend or supplement the indenture or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of PSI’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of PSI’s assets;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to provide for or confirm the issuance of additional notes otherwise permitted to be incurred by the indenture; or

(6) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to PSI, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and PSI has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which PSI or any Guarantor is a party or by which PSI or any Guarantor is bound;

(3) PSI has paid or caused to be paid all sums payable by it under the indenture; and

(4) PSI has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, PSI must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of PSI or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must (i) eliminate such conflict within 90 days, (ii) apply to the Commission for permission to continue or (iii) resign.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means the additional interest, if any, to be paid on the notes as described in the registration rights agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition,

“control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means the sale, lease, transfer, conveyance or other disposition of any assets or rights, other than sales, leases, transfers, conveyances or other dispositions of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of PSI and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions described under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million;

(2) a sale, lease, transfer, conveyance or other disposition of assets between or among PSI and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to PSI or to another Restricted Subsidiary;

(4) a sale, lease, transfer, conveyance or other disposition effected in compliance with the provisions described under the caption “— Merger, Consolidation or Sale of Assets”;

(5) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments”;

(6) a transfer or property or assets that are obsolete, damaged or worn out equipment and that are no longer useful in the conduct of PSI or its Subsidiaries’ business and that is disposed of in the ordinary course of business; and

(7) a Permitted Asset Swap.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at least A-1 by Standard & Poor’s Rating Services or at least P-1 by Moody’s Investors Service, Inc., and in each case maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of PSI and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of PSI;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 30% of the Voting Stock of PSI, measured by voting power rather than number of shares;

(4) the consummation by PSI of any “going private” transaction that would constitute a “Rule 13e-3 transaction” as defined in the Exchange Act;

(5) the first day on which a majority of the members of the Board of Directors of PSI are not Continuing Directors; or

(6) PSI consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, PSI, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of PSI or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of PSI outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Commission” means the Securities and Exchange Commission.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for expenses to be paid in cash in any future period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and

(4) the cumulative effect of a change in accounting principles will be excluded.

“Consolidated Net Tangible Assets” means as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of PSI and its consolidated Restricted Subsidiaries as the total assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of PSI and its Restricted Subsidiaries, after giving effect to purchase accounting, and after deducting therefrom consolidated current liabilities and, to the extent otherwise included, the amounts of (without duplication):

(1) the excess of cost over fair market value of assets or businesses acquired;

(2) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of PSI immediately preceding the date of issuance of the notes as a result of a change in the method of valuation in accordance with GAAP;

(3) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(4) minority interests in consolidated subsidiaries held by Persons other than PSI or any Restricted Subsidiary;

(5) treasury stock;

(6) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

(7) Investments in and assets of Unrestricted Subsidiaries.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of PSI who:

(1) was a member of such Board of Directors on the date of the indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of July 1, 2005, among PSI, the Guarantors party thereto, Citicorp North America, Inc., as term loan facility administrative agent, Bank of America, N.A., as revolving credit facility administrative agent, collateral agent and swing line lender, Citigroup Global Markets Inc. and Banc of America Securities LLC, as co-syndication agents, Citigroup Global Markets Inc., as documentation agent and as sole lead arranger and sole book manager, and the lenders from time to time party thereto, providing for up to $150.0 million of revolving credit borrowings and $325.0 million of term borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced (in whole or in part) from time to time, whether or not with the same lenders or agent.

“Credit Facilities” means, one or more debt facilities or agreements (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including any agreement to extend the maturity thereof and adding additional borrowers or guarantors) in whole or in part from time to time under the same or any other agent, lender or group of lenders and including increasing the amount of available borrowings thereunder; provided that such increase is permitted by the “— Incurrence of Indebtedness and Issuance of Preferred Stock” covenant above.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Senior Debt” means (i) any Indebtedness outstanding under the Credit Agreement and (ii) any other Senior Debt permitted hereunder the principal amount of which is $25.0 million or more and that has been designated by PSI as “Designated Senior Debt.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require PSI to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that PSI may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

“Domestic Subsidiary” means any Restricted Subsidiary of PSI that was formed under the laws of the United States or any state or territory of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of PSI.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any private or public sale of common stock of PSI.

“Existing Indebtedness” means Indebtedness existing on July 6, 2005 (other than Indebtedness under the indenture governing the notes and the Credit Agreement), including the Existing Senior Subordinated Notes and any existing HUD Financings.

“Existing Senior Subordinated Notes” means the $100,000,000 aggregate principal amount of PSI’s 10 5/8% Senior Subordinated Notes due 2013.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of PSI (other than Disqualified Stock) or to PSI or a Restricted Subsidiary of PSI, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (calculated in accordance with Regulation S-X) as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP (other than the treatment of the termination and expiration of management contracts which shall be governed by Accounting Principles Board Opinion No. 2 as in effect before the adoption of FAS 144), and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP (other than the treatment of the termination and expiration of management contracts which shall be governed by Accounting Principles Board Opinion No. 2 as in effect before the adoption of FAS 144), and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means each of:

(1) PSI’s Domestic Subsidiaries (other than the HUD Financing Subsidiaries, PSI Surety, Inc. and certain immaterial Subsidiaries in which neither PSI nor any Restricted Subsidiary has made an Investment in excess of $0.1 million); and

(2) any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“HUD Financing” means Indebtedness of HUD Financing Subsidiaries that is insured by the Federal Housing Administration, an organizational unit of the United States Department of Housing and Urban Development.

“HUD Financing Subsidiaries” means any Domestic Subsidiary formed solely for the purpose of holding assets pledged as security in connection with any HUD Financing, including Holly Hill Real Estate, LLC, PSI Cedar Springs Hospital Real Estate, Inc., Psychiatric Solutions of Oklahoma Real Estate, Inc., Neuro Rehab Real Estate, L.P., Texas Laurel Ridge Hospital Real Estate L.P., Texas Oaks Psychiatric Hospital Real Estate, L.P., Texas San Marcos Treatment Center Real Estate, L.P., Cypress Creek Real Estate, L.P., West Oaks Real Estate, L.P. and Riveredge Real Estate, Inc.; provided that the designation of a Domestic Subsidiary as a HUD Financing Subsidiary shall be evidenced by an Officers’ Certificate stating that such Domestic Subsidiary shall be designated as a HUD Financing Subsidiary and certifying that the sole purpose of such HUD Financing Subsidiary shall be to hold assets pledged as security in connection with HUD Financing and that the incurrence of the HUD Financing complies with the provisions of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations;

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(a) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(b) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances, fees and compensation paid to officers, directors and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If PSI or any Subsidiary of

PSI sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of PSI such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of PSI, PSI will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by PSI or any Subsidiary of PSI of a Person that holds an Investment in a third Person will be deemed to be an Investment by PSI or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by PSI or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-recourse Debt” means Indebtedness:

(1) as to which neither PSI nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time of both any holder of any other Indebtedness (other than the Notes) of PSI or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of PSI or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Asset Swap” means sales, transfers or other dispositions of assets, including all of the outstanding Capital Stock of a Restricted Subsidiary, for consideration at least equal to the fair market value of the assets sold or disposed of, but only if the consideration received consists of Capital Stock of a Person that becomes a Restricted Subsidiary engaged in, or property or assets (other than cash, except to the extent used as a bona fide means of equalizing the value of the property or assets involved in the swap transaction) of a nature or type or that are used in, a business having property or assets of a nature or type, or engaged in a business similar or related to the nature or type of the property and assets of, or business of, PSI and the Restricted Subsidiaries existing on the date of such sale or other disposition.

“Permitted Business” means the lines of business conducted by PSI and its Restricted Subsidiaries on July 6, 2005 and the businesses reasonably related thereto, including the ownership, operation and/or management of a hospital, outpatient clinic or other facility or business that is used or useful in or related to the provision of health care services in connection with the ownership, operation and/or management of such hospital or outpatient clinic or ancillary to the provision health care services or information or the investment in or management, lease or operation of a hospital or outpatient clinic

“Permitted Investments” means:

(1) any Investment in PSI or a Restricted Subsidiary;

(2) any Investment in Cash Equivalents;

(3) any Investment by PSI or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, PSI or a Subsidiary;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of PSI;

(6) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7) Hedging Obligations;

(8) Investments the payment for which is Capital Stock (other than Disqualified Stock) of PSI;

(9) Physician Support Obligations;

(10) Investments in prepaid expenses, negotiable instruments held for collection, utility and workers compensation, performance and similar deposits made in the ordinary course of business;

(11) loans and advances to non-executive officers and employees of PSI or any Restricted Subsidiary in the ordinary course of business in accordance with the past practices of PSI or any Restricted Subsidiary in an aggregate amount for all such loans and advances not to exceed $1.0 at any time outstanding;

(12) Investments in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under “— Repurchase at the Option of Holders — Asset Sales”;

(13) Investments existing on the date of the indenture; and

(14) other Investments in any Person having an aggregate fair market value (measured on the date each such investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding, not to exceed $30.0 million.

“Permitted Junior Securities” means:

(1) Equity Interests in PSI or any Guarantor; or

(2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Subsidiary Guarantees are subordinated to Senior Debt under the indenture.

“Permitted Refinancing Indebtedness” means any Indebtedness of PSI or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of PSI or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided, however, that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) in the case of Indebtedness other than Senior Debt, such Permitted Refinancing Indebtedness has a final maturity date the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if Subordinated Obligations are being extended, refinanced, renewed, replaced, defeased or refunded, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Subordinated Obligations being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by PSI or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Physician Support Obligation” means a loan to or on behalf of, or a guarantee of, indebtedness of a Qualified Physician made or given by PSI or any of its Subsidiaries, (a) in the ordinary course of its business, and (b) pursuant to a written agreement having a period not to exceed five years; provided, however, that any such guarantee of Indebtedness of a Qualified Physician shall be expressly subordinated in right of payment to the notes or the Subsidiary Guarantees, as the case may be.

“Qualified Physicians” means one or more physicians or health care professionals providing service to patients in a health care facility owned, operated or managed by PSI or any of its Restricted Subsidiaries.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Senior Debt” means:

(1) all Indebtedness of PSI or any Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2) all Indebtedness of PSI or any Guarantor outstanding under HUD Financing;

(3) any other Indebtedness of PSI or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Subsidiary Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(a) any liability for federal, state, local or other taxes owed or owing by PSI;

(b) any Indebtedness of PSI to any of its Subsidiaries or other Affiliates;

(c) the Existing Senior Subordinated Notes;

(d) any trade payables; or

(e) the portion of any Indebtedness that is incurred in violation of the indenture.

“Senior Subordinated Indebtedness” means (i) with respect to PSI, the notes and any other Indebtedness of PSI that specifically provides that such Indebtedness is to have the same rank as the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of PSI which is not Senior Debt; (ii) with respect to any Guarantor, the Subsidiary Guarantees and any other Indebtedness of such Guarantor that specifically provides that such Indebtedness is to have the same rank as the Subsidiary Guarantees in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Guarantor which is not Senior Debt; and (iii) the Existing Senior Subordinated Notes.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligations” means any Indebtedness of PSI (whether outstanding on July 6, 2005 or thereafter incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means the Guarantee of the notes by each of the Guarantors pursuant to the indenture and in the form of the Guarantee endorsed on the form of note attached as Exhibit A to the indenture and any additional Guarantee of the notes to be executed by any Subsidiary of PSI pursuant to the covenant described above under the caption “— Additional Subsidiary Guarantees.”

“Treasury Rate” means, at the time of computation, the yield to maturity of United States Treasury Securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the redemption date or, if such Statistical Release is no longer published, any publicly available source of similar market data)

most nearly equal to the period from the redemption date to July 15, 2010; provided, however, that if the period from the redemption date to July 15, 2010 is not equal to the constant maturity of a United States Treasury Security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury Securities for which such yields are given, except that if the period from the redemption date to July 15, 2010 is less than one year, the weekly average yield on actually traded United States Treasury Securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” means any Subsidiary of PSI or any successor to any of them) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with PSI or any Restricted Subsidiary of PSI unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to PSI or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of PSI;

(3) is a Person with respect to which neither PSI nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of PSI or any of its Restricted Subsidiaries; and

(5) has at least one director on its Board of Directors that is not a director or executive officer of PSI or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of PSI or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of PSI as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of PSI as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” PSI will be in default of such covenant. The Board of Directors of PSI may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of PSI of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

Form of Registered Notes

The certificates representing the registered notes will be issued in fully registered form, without coupons. Except as described in the next paragraph, the registered notes will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC’s nominee, in the form of a global note. Holders of the registered notes will own book-entry interests in the global note evidenced by records maintained by DTC.

Book-entry interests may be exchanged for certificated notes of like tenor and equal aggregate principal amount, if:

•	DTC notifies us that it is unwilling or unable to continue as depositary or we determine that DTC is unable to continue as depositary and we fail to appoint a successor depositary within 90 days;

•	we provide for the exchange pursuant to the terms of the indenture; or

•	we determine that the book-entry interests will not longer be represented by global notes and we execute and deliver to the trustee instructions to that effect.

As of the date of this prospectus, no certificated notes are issued and outstanding.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary is a general discussion of material U.S. federal income tax considerations to a holder relating to the exchange of old notes for registered notes in the exchange offer as of the date hereof. This summary is generally limited to holders who hold the old notes as “capital assets” within the meaning of Section 1221 of the Code (as defined below) (i.e., generally as investments) and does not deal with special tax situations including those that may apply to particular holders such as tax-exempt organizations, holders subject to the U.S. federal alternative minimum tax, brokers, dealers in securities, commodities or foreign currencies, banks or other financial institutions, hybrid entities, real estate investment trusts, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, insurance companies, regulated investment companies, certain former citizens or former long-term residents of the United States, partnerships or other pass-through entities, holders whose “functional currency” is not the U.S. dollar and persons who hold the old notes in connection with a “straddle,” “hedging,” “conversion” or other risk reduction transaction. This discussion does not address the tax consequences arising under any state, local or foreign law, nor consider the effect of the U.S. federal estate or gift tax laws.

If a partnership is a beneficial owner of an old note, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax considerations relating to the exchange of old notes for registered notes in the exchange offer as well as the ownership and disposition of the registered notes.

The U.S. federal income tax considerations set forth below are based upon the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, court decisions, and rulings and pronouncements of the Internal Revenue Service, or the IRS, now in effect, all of which are subject to change. Holders should particularly note that any such change could have retroactive application so as to result in U.S. federal income tax consequences different from those discussed below. No ruling has been or is expected to be sought from the IRS with respect to the statements made and the conclusions reached in this discussion, and the IRS would not be precluded from taking contrary positions. As a result, the IRS might not agree with all of the tax characterizations and the tax consequences described below.

Exchange Offer

We believe that the exchange of the old notes for registered notes in the exchange offer will not constitute an exchange for U.S. federal income tax purposes, and thus will have no U.S. federal income tax consequences to you. The registered notes received by you will be treated as a continuation of the old notes. For example, there will be no change in your tax basis and the holding period for the registered notes will be the same as that applicable to the old notes. In addition, the U.S. federal income tax consequences of holding and disposing of your registered notes would be the same as those applicable to your old notes.

This discussion of material U.S. federal income tax considerations is provided for general information only and does not constitute legal advice to any holder. Holders should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

PLAN OF DISTRIBUTION

Each broker-dealer that receives registered notes in the exchange offer for its own account must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act, including broker-dealers in connection with resales of registered notes received in the exchange offer, where the notes were acquired as a result of market-making activities or other trading activities and may be used by us to purchase any notes outstanding after expiration of the exchange offer. We have agreed that, for a period of 90 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such a resale.

We will not receive any proceeds from any sale of registered notes by broker-dealers. Notes received by broker-dealers in the exchange offer for their own account may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Such a resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from such a broker-dealer and/or the purchasers of any of the registered notes. Any broker-dealer that resells registered notes that were received by it in the exchange offer for its own account and any broker or dealer that participates in a distribution of the notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on such a resale of the notes and any commissions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the reasonable fees and expenses of counsel to the initial purchasers of the old notes, other than commissions or concessions of any brokers or dealers, and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Waller Lansden Dortch & Davis, LLP has passed upon the validity of the registered notes on behalf of the issuer.

EXPERTS

The consolidated financial statements of Psychiatric Solutions, Inc. appearing in Psychiatric Solutions, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006, and Psychiatric Solutions, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein (which did not include an evaluation of the internal control over financial reporting of Alternative Behavioral Services, Inc.), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on internal control over financial reporting contains an explanatory paragraph describing the above-referenced exclusion of Alternative Behavioral Services, Inc. from the scope of management’s assessment and such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such financial statements and management’s assessment are, and audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and management’s assessments (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Horizon Health Corporation as of August 31, 2006 and 2005 and for each of the three years in the period ended August 31, 2006 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Horizon Health Corporation as of August 31, 2006 incorporated in this prospectus by reference to Horizon Health Corporation’s Annual Report on Form 10-K for the year ended August 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of Behavioral Healthcare Services at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, appearing in our Current Report on Form 8-K, filed with the SEC on August 31, 2005, and incorporated herein by reference, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the ability of Behavioral Healthcare Services to continue as a going concern as described in Note 1 to the combined financial statements), included therein, and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Alternative Behavioral Services, Inc. at December 31, 2005 and for the year ended December 31, 2005 appearing in this prospectus have been audited by
PricewaterhouseCoopers LLP, an independent registered public accounting firm, as set forth in their report (which contains an explanatory paragraph relating to ABS’s restatement of its financial statements as described in Note 13 to the financial statements) thereon appearing herein. Such consolidated financial statements are provided herein in reliance upon such report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all the information that you may find important, you should review the full text of those documents. You should rely only on the information contained and incorporated by reference in this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov.

We make available free of charge through our website, which you can find at www.psysolutions.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these reports filed or furnished pursuant to Section 13 (a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” information we and Horizon Health file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file later with the SEC automatically will update and supersede information contained in this prospectus.

We are incorporating by reference the following documents, which we and Horizon Health have previously filed with the SEC:

(1) combined Financial Statements of Behavioral Healthcare Services as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004 (incorporated by reference to our Current Report on Form 8-K, filed with the SEC on August 31, 2005);

(2) our Annual Report on Form 10-K for the year ended December 31, 2006;

(3) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

(4) the portions of our Current Report on Form 8-K filed with the SEC on May 8, 2007 that are deemed “filed” with the SEC under the Exchange Act;

(5) our Current Report on Form 8-K filed with the SEC on May 16, 2007;

(6) the portions of our Current Reports on Form 8-K filed with the SEC on May 22, 2007 that are deemed “filed” with the SEC under the Exchange Act;

(7) the portions of our Current Report on Form 8-K filed with the SEC on May 25, 2007 that are deemed “filed” with the SEC under the Exchange Act;

(8) the portions of our Current Report on Form 8-K filed with the SEC on June 1, 2007 that are deemed “filed” with the SEC under the Exchange Act;

(9) our Current Report on Form 8-K filed with the SEC on June 12, 2007;

(10) our Current Report on Form 8-K/A filed with the SEC on July 6, 2007;

(11) our Current Report on Form 8-K filed with the SEC on July 13, 2007;

(12) our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 16, 2007;

(13) Horizon Health’s Annual Report on Form 10-K for the year ended August 31, 2006;

(14) Horizon Health’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2007; and

(15) any of our future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is completed; provided that this prospectus will not incorporate any information that we may furnish to the SEC under Item 2.02 or Item 7.01 of Form 8-K.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain copies of the documents incorporated by reference in this prospectus without charge through our website (www.psysolutions.com) or, with respect to items 13 and 14 listed above, the SEC’s website (www.sec.gov) as soon as reasonably practicable after we electronically file the material with, or furnish it to, the SEC, or by requesting them in writing or by telephone at the following addresses:

Psychiatric Solutions, Inc.
6640 Carothers Parkway, Suite 500
Franklin, Tennessee 37067
Attention: Investor Relations
(615) 312-5700

ALTERNATIVE BEHAVIORAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS
Year Ended December 31, 2005
Nine Months Ended September 30, 2005 (Unaudited) and September 30, 2006 (Unaudited)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder
Alternative Behavioral Services, Inc. and Subsidiaries

In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of operations, of changes in stockholder’s equity and of cash flows present fairly, in all material respects, the consolidated financial position of Alternative Behavioral Services, Inc. and Subsidiaries (the “Company”) at December 31, 2005, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 13 to the consolidated financial statements, the Company has restated stockholder’s equity as of January 1, 2005 to reflect the consolidation of an entity merged into the Company in 2005 from an affiliated company.

PricewaterhouseCoopers LLP
McLean, Virginia
June 28, 2006

ALTERNATIVE BEHAVIORAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
September 30, 2006 (Unaudited) and December 31, 2005

	September 30,	December 31,
	2006	2005
	(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$1,259,753	$1,022,137
Restricted short-term investments	814,188	798,595
Accounts receivable, less allowance for doubtful accounts of $2,528,080 and $2,541,949	28,772,323	24,198,435
Receivable from third-party payors	3,538,784	3,321,980
Prepaid expenses and other assets	3,667,964	3,782,491
Income taxes receivable	3,025,121	—
Deferred income tax assets	2,543,006	3,024,470

Total current assets	43,621,139	36,148,108
Assets held for sale	3,330,528	3,330,528
Property, plant and equipment, net (Note 3)	42,807,270	42,805,211
Deferred income tax assets	2,821,572	3,355,854
Goodwill	833,329	833,329
Other intangible assets, net (Note 4)	4,880,600	5,173,250
Other long-term assets	605,176	616,976

Total assets	$98,899,614	$92,263,256

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Current maturities of long-term debt obligations	$584,560	$361,386
Accounts payable	6,545,290	5,826,290
Cash overdraft	1,559,639	2,650,814
Payable to providers	2,700,150	2,187,520
Payable to third-party payors	3,056,519	3,617,448
Accrued salaries and vacation pay	6,529,335	5,531,908
Self-insured retentions	3,955,409	3,444,917
Other accrued expenses	2,195,769	1,640,062
Income taxes payable	—	167,939
Due to affiliated companies, net	9,745,437	—

Total current liabilities	36,872,108	25,428,284
Capital lease obligation, less current portion	5,710,550	5,315,285
Notes payable, less current portion	1,960,601	2,092,019
Other long-term liabilities	941,371	831,272

Total liabilities	45,484,630	33,666,860

Commitments and contingencies (Notes 5, 7, 8 and 10)
Stockholder’s equity
Common stock, $1 par value, 5,000 shares authorized, 1,000 shares issued and outstanding	1,000	1,000
Additional paid-in capital	78,062,640	78,062,640
Accumulated deficit	(24,648,656)	(19,467,244)

Total stockholder’s equity	53,414,984	58,596,396

Total liabilities and stockholders’ equity	$98,899,614	$92,263,256

The accompanying notes are an integral part of the consolidated financial statements.

ALTERNATIVE BEHAVIORAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
Nine Months Ended September 30, 2006 and 2005 (Unaudited) and Year Ended December 31, 2005

	Nine Months	Nine Months	Year
	Ended	Ended	Ended
	September 30,	September 30,	December 31,
	2006	2005	2005
	(Unaudited)	(Unaudited)

Operating revenue, net	$151,559,904	$142,007,444	$190,335,598

Operating and administrative expenses	142,823,579	133,915,070	178,522,982
Depreciation and amortization	2,911,028	3,099,078	4,138,437
Loss on disposals of property, plant and equipment	3,834	11,491	60,104

Operating expenses	145,738,441	137,025,639	182,721,523

Operating income	5,821,463	4,981,805	7,614,075
Non-operating income (expense)
Interest income	48,169	78,507	93,104
Interest allocation from FHC	(12,354,549)	(10,701,657)	(14,985,997)
Interest expense	(656,078)	(884,070)	(1,170,639)

Net loss before income taxes	(7,140,995)	(6,525,415)	(8,449,457)
Income tax benefit	1,959,583	4,396,627	5,208,925

Net loss	$(5,181,412)	$(2,128,788)	$(3,240,532)

The accompanying notes are an integral part of the consolidated financial statements.

ALTERNATIVE BEHAVIORAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY
Nine Months Ended September 30, 2006 (Unaudited) and Year Ended December 31, 2005

		Additional		Total
	Common	Paid-in	Accumulated	Stockholder’s
	Stock	Capital	Deficit	Equity

January 1, 2005, as restated (Note 13)	$1,000	$86,833,217	$(16,226,712)	$70,607,505
Net loss	—	—	(3,240,532)	(3,240,532)
Net distribution to Parent (Note 9)	—	(8,770,577)	—	(8,770,577)

December 31, 2005	1,000	78,062,640	(19,467,244)	58,596,396
Net loss (unaudited)	—	—	(5,181,412)	(5,181,412)

September 30, 2006 (unaudited)	$1,000	$78,062,640	$(24,648,656)	$53,414,984

The accompanying notes are an integral part of the consolidated financial statements.

ALTERNATIVE BEHAVIORAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Nine Months Ended September 30, 2006 and 2005 (Unaudited) and Year Ended December 31, 2005

	Nine Months	Nine Months	Year
	Ended	Ended	Ended
	September 30,	September 30,	December 31,
	2006	2005	2005
	(Unaudited)	(Unaudited)

Operating activities
Net loss	$(5,181,412)	$(2,128,788)	$(3,240,532)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Provision for bad debts	2,030,718	2,288,736	2,372,628
Depreciation and amortization	2,911,028	3,099,078	4,138,437
Net loss on disposals of property, plant and equipment	3,834	11,491	60,104
Deferred income taxes	1,015,746	(2,550,416)	(3,228,744)
Cash (used in) provided by changes in assets and liabilities Restricted short-term investments	(15,593)	(11,677)	(23,595)
Accounts receivable	(6,604,606)	(3,018,607)	(1,769,584)
Receivable from/payable to third-party payors, net	(777,733)	(160,633)	(188,265)
Prepaid expenses and other assets	114,527	857,480	494,209
Accounts payable and accrued expenses	2,272,134	3,857,147	2,485,773
Payable to providers	512,630	(392,356)	92,057
Accrual of other long-term liabilities	110,099	805,579	831,272
Self-insured retentions	510,492	128,996	(777,146)
Income taxes receivable/payable	(3,193,060)	(1,900,899)	934,580

Net cash (used in) provided by operating activities	(6,291,196)	885,131	2,181,194

Investing activities
Purchases of property, plant and equipment	(1,882,968)	(2,039,483)	(3,396,392)
Proceeds from sales of property, plant and equipment	17,090	179,727	183,727
Proceeds from equity distribution of unconsolidated affiliates	11,800	64,365	64,365

Net cash used in investing activities	(1,854,078)	(1,795,391)	(3,148,300)

Financing activities
Payments on capital lease obligations	(219,203)	(151,627)	(187,290)
Payments on long-term obligations	(129,016)	(104,722)	(184,096)
(Decrease) increase in cash overdraft	(1,091,175)	(200,192)	595,612
Advances from affiliated companies, net	9,822,284	1,304,039	487,775

Net cash provided by financing activities	8,382,890	847,498	712,001

Increase (decrease) in cash and cash equivalents	237,616	(62,762)	(255,105)
Cash and cash equivalents
Beginning of period	1,022,137	1,277,242	1,277,242

End of period	$1,259,753	$1,214,480	$1,022,137

Supplemental disclosures
Interest paid	$650,558	$582,393	$818,053
State and Puerto Rico income taxes paid, net	144,606	70,933	42,785
Other non-cash transactions
Acquisition of property, plant and equipment financed by capitalized lease obligations	835,240	5,652,711	5,652,711
Net distribution to Parent (Note 9)	—	—	8,770,577

The accompanying notes are an integral part of the consolidated financial statements.

ALTERNATIVE BEHAVIORAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

Organization and Description of Business

Alternative Behavioral Services, Inc. and its subsidiaries (collectively, “ABS” or the “Company”) is a wholly-owned subsidiary of FHC Health Systems, Inc. (“FHC” or the “Parent”). ABS assists children, adolescents, young adults, adults and their families in overcoming behavioral health challenges and leading functional lives by providing group home, independent living, detention, alternative school, in-home, residential treatment, and acute hospitalization patient care services, as well as providing behavioral managed care services to covered beneficiaries in Puerto Rico. FHC Financial Corporation (“FHC Financial”). was a subsidiary of FHC. Effective November 15, 2005, FHC Financial merged into ABS (see Note 13).

Unaudited Interim Consolidated Financial Statements

The accompanying unaudited consolidated balance sheet as of September 30, 2006, the related unaudited statement of changes in stockholder’s equity for the nine months ended September 30, 2006, and the related unaudited consolidated statements of operations and cash flows for the nine months ended September 30, 2006 and 2005 (the “unaudited interim consolidated financial statements”) have been prepared by the Company’s management in accordance with accounting principles generally accepted in the United States for interim financial information and are unaudited. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of the Company’s management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the interim results have been included.

The unaudited consolidated financial statements should be read in conjunction with the audited financial statements appearing herein. The results of the nine months ended September 30, 2006 may not be indicative of consolidated operating results for the full respective year.

Liquidity

The Company and its subsidiaries are guarantors of FHC’s senior credit facilities. As of December 31, 2005 and March 31, 2006, FHC was not in compliance with its financial covenants under its senior credit facilities. The non-compliance was waived by FHC’s lender and the senior credit facilities were amended such that FHC believes it will remain in compliance with the provisions of its lending agreements through December 31, 2006. The ability of FHC to be in compliance with these covenants through December 31, 2006 is dependent on FHC achieving its forecasted operating results for 2006. There can be no assurance that FHC will achieve its forecasted operating results for 2006.

FHC’s plans include the expected sale of the Company with the proceeds to be used to repay approximately $138 million of its indebtedness, or 40% of its total. FHC is currently in discussion with its lenders to permit the sale of ABS and to amend its credit facilities to allow it to remain compliant with the covenants whether ABS is sold or not.

Without these events or other alternative actions that FHC is exploring, including a refinancing or equity investment or further waiver from its lenders, FHC’s forecasts and current restrictive covenants indicate that there is a risk of a potential default. A default would permit the lenders to accelerate the maturity of the debt under the senior credit facility agreements and to foreclose upon any collateral securing the debt, including the Company’s assets and stock. Because of the aforementioned conditions, there could be a material adverse impact on the Company’s financial position.

ALTERNATIVE BEHAVIORAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consolidation

The consolidated financial statements include the accounts of ABS and its wholly-owned subsidiaries. All significant intercompany transactions are eliminated upon consolidation.

Estimation Process

The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosed in the accompanying notes. Such estimates and assumptions may change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.

Revenue Recognition

Revenue for patient care is recognized based on contracted rates in effect at the time services are provided. Revenue for managed care services is recognized on a contracted capitation rate basis per member per month over the period beneficiaries are entitled to provider services.

Health Care Services

Operating revenues include estimated amounts reimbursable by Medicare and various state Medicaid programs under the provisions of cost-reimbursement formulas. Amounts received for treatment of patients covered by such programs and certain other payors are generally less than the established billing rates of the Company’s facilities. The difference between established billing rates and amounts received is accounted for as a contractual allowance. Cost-based reimbursements are subject to examination and retroactive adjustment by the agencies administering the programs. Provision has been made in the accompanying financial statements for adjustments that may result from such examinations or other changes in management’s estimate of cost-based reimbursement. The Company believes that it has accurately filed cost reports following proper methodology. To the extent that recorded amounts vary from the amount of final settlement, earnings are adjusted in the period in which the final settlement is determined. The Company’s operating revenue was increased by approximately $285,000, decreased by approximately $8,000 and increased by approximately $118,000 for the nine months ended September 30, 2006 and 2005 (unaudited) and the year ended December 31, 2005, respectively, as a result of such settlements or changes in estimates.

The Company provides care without charge or at amounts less than established rates to patients who meet the Company’s charity care policy. Such charity care services are not reported as revenue since no payment is anticipated. The Company provided charity care services, measured in terms of established rates, of approximately $244,000, $105,000 and $119,000 for the nine months ended September 30, 2006 and 2005 (unaudited) and the year ended December 31, 2005, respectively.

Managed Care

ABS provides inpatient, outpatient and pharmacy management services under contracts with employer health plans and state governments; and provides Employee Assistance Program services to employers and local municipalities. Managed care at-risk revenue is recognized on a capitated basis per month over the period that beneficiaries are entitled to provider services. Managed care administrative revenue is recognized on a per covered employee or member per month basis over the period that beneficiaries are entitled to provider services.

Managed Care Expenses

Managed care expenses are recognized as operating and administrative expenses as managed care services are provided. ABS contracts with behavioral health providers at a discounted fee-for-service basis or a

ALTERNATIVE BEHAVIORAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

subcapitated basis for authorized behavioral health care and substance abuse services rendered to covered beneficiaries.

Payable to Providers

ABS compensates providers for authorized behavioral health care and substance abuse services to covered beneficiaries. Provider services expense and the payable to providers are accrued as services are provided. ABS uses a variety of methods to estimate the amount payable to providers including historical payment patterns and communication with significant providers to ascertain the level of care being provided beneficiaries for which a claim has not yet been submitted. Any required revisions to these estimates are reflected in operations of the period in which such revisions are determined.

As ABS enters into new contracts to manage behavioral health services, significant historical claim payment information is not always available in estimating medical expense. In addition, each contract awarded or renewed can vary as to the covered services, contracted rates and member populations. Accordingly, the actual incurred expenses may vary from the estimated amounts included in these financial statements. Although such variability is inherent in such estimates, management believes that the reserve for such expenses is adequate.

Premium Deficiency Reserve

ABS establishes a reserve for the probability that anticipated future health care and maintenance costs under certain contracts exceed anticipated future premiums on those contracts. The estimated future costs include fixed and variable, direct and allocable indirect costs. Management has determined that no premium deficiency reserve is needed as of September 30, 2006 (unaudited) or December 31, 2005.

Cash and Cash Equivalents

All highly liquid investments with an original maturity of three months or less when purchased are classified as cash equivalents.

Restricted Short-term Investments

Restricted short-term investments consist of bank certificates of deposit carried at cost, which approximate fair value with a maturity of six months to one year from the date of purchase. A bank certificate of deposit of approximately $175,000 as of September 30, 2006 (unaudited) and December 31, 2005 is restricted by the provisions of a managed care contract for the payment of claims in Puerto Rico. A bank certificate of deposit of approximately $600,000 as of September 30, 2006 (unaudited) and December 31, 2005 is restricted by a letter of credit obtained to secure a surety bond required under a managed care contract in Puerto Rico.

Accounts Receivable

Accounts receivable are comprised of amounts outstanding based on established billing rates less allowances for contractual discounts and doubtful accounts. An allowance for contractual discounts is the difference in the established billing rate and the contracted rate for each specific payor. The services authorized and provided and related reimbursement are often subject to interpretation that could result in payments that differ from management’s estimates. An allowance for doubtful accounts is established for the uninsured patient accounts or patient accounts for which primary insurance has paid, but the portion owed by the patient remains outstanding. Allowances for doubtful accounts are estimates primarily based upon the age of the accounts. Also, included in the allowance for doubtful accounts are reserves for aging or disputed receivables due from third party payors. The Company continues to evaluate and monitor the accounts receivable balances to support and when needed, adjusts both contractual and doubtful account allowances.

ALTERNATIVE BEHAVIORAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Investment in Unconsolidated Affiliate

Those affiliates over which the Company has the ability to exert significant influence are accounted for under the equity method. This includes the Company’s investment in NetCare of Virginia, Inc., of which the Company owns twenty-five percent of its common stock.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. In accordance with Statement of Position 98-1 Accounting for the Cost of Computer Software Developed or Obtained for Internal Use, the external direct costs incurred in the development of internal-use software as well as the allocated payroll-related costs of employees are capitalized to the extent that they have devoted efforts to the project. The Company provides for depreciation using the straight-line method over the estimated useful lives of the assets. Estimated useful asset lives are as follows:

Years

Land improvements	3 to 31
Buildings and improvements (exclusive of leasehold improvements)	5 to 40
Furniture, fixtures and equipment	3 to 20

Leasehold improvements are included in buildings and improvements and are depreciated over the lesser of the remaining term of the lease or the remaining estimated useful life of the asset. Capitalized software is amortized over three years.

The Company evaluates the recoverability of its long-lived assets in accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires recognition of the impairment of long-lived assets in the event that the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

Intangible Assets

Intangible assets were acquired in 2004 and include the estimated fair value of certificates of need, patient referral relationships and noncompete agreements. The patient referral relationships and certificates of need are amortized on a straight-line basis over the expected life of the assets of 15 years. The noncompete agreements are amortized on a straight-line basis over 5 years.

Goodwill

On October 1, 2004, ABS acquired the stock of New Hope Midlands, Inc. and New Hope, Inc. for approximately $6,236,000. The acquisition was accounted for as a purchase. As a result of the acquisition, ABS recorded goodwill of approximately $3,453,000 on the balance sheet. During the second quarter of 2005, the carrying value of the goodwill was reduced by approximately $2,619,000, representing the deferred tax effect of treating the acquisition as an asset purchase for income tax purposes (see Note 2).

As of January 1, 2002, ABS adopted SFAS No. 142, Goodwill and Other Intangible Assets.  Accordingly, the Company is required to test the goodwill for impairment at least on an annual basis. The Company has determined that it has several reporting units. Goodwill is only attributable to one of its reporting units, which is comprised of three residential treatment center facilities (two in South Carolina and one in Virginia). The fair value of the reporting unit was determined by projecting future cash flows at the annual evaluation date of October 1, 2005. The valuation did not indicate any impairment to the recorded goodwill.

ALTERNATIVE BEHAVIORAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes

Income taxes for financial reporting purposes are recorded in accordance with SFAS No. 109, Accounting for Income Taxes.  The asset and liability method under SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future consequences of temporary differences between the carrying amounts and tax bases of the Company’s asset and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

ABS is included in FHC’s consolidated Federal, combined Virginia, and consolidated/unitary Arizona, Nebraska and California income tax returns. Separate income tax returns are filed in the other states in which ABS conducts business. The income tax provision or benefit is computed for each entity in the consolidated group at the statutory rate based on each entity’s income or loss giving effect to permanent differences.

New Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109, Accounting for Income Taxes (“FIN 48”), which clarifies the accounting for uncertainty in income taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that the Company recognize in the financial statements the impact of a tax position, if that position is more likely than not to be sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective beginning January 1, 2007 with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the impact of adopting FIN 48 on the financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”) which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not expect SFAS No. 157 to have a material impact on the Company’s financial statements.

In September 2006 the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“SFAS No. 158”) which requires an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity. This Statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The Company does not have any defined benefit postretirement benefit plans, therefore does not expect SFAS No. 158 to have a material impact on the Company’s financial statements.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). Due to diversity in practice, SAB 108 expresses SEC staff views regarding the process by which misstatements in financial statements are evaluated for purposes of determining whether financial statement restatement is necessary. SAB 108 is effective for fiscal years ending after November 15, 2006.

ALTERNATIVE BEHAVIORAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	New Hope Facilities Acquisition

As discussed in Note 1, on October 1, 2004, ABS acquired 100% of the stock of two residential treatment centers in South Carolina, New Hope Midlands, Inc. and New Hope, Inc. (“the Centers”), for approximately $6,236,000, including acquisition costs of approximately $185,000. The acquisition was accounted for as a purchase. Earnings of the Centers have been included in the accompanying consolidated statements of operations since the acquisition date.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as determined by an independent appraisal:

Current assets	$225,000
Property and equipment	2,685,000
Goodwill	833,000
Intangible assets	5,661,000

Assets acquired	9,404,000

Current liabilities	825,000
Long-term debt	2,343,000
Liabilities assumed	3,168,000

Net assets acquired	$6,236,000

Intangible assets include the estimated fair value of noncompete agreements of $96,000, patient referral relationships of $2,004,000, and certificates of need of $3,561,000. All of the recognized goodwill is expected to be deductible for tax purposes

ABS management made a joint Internal Revenue Code section 338(h)(10) election with the prior owner of the Centers for the acquisition of these two companies. The election treated the acquisition of the companies as an asset purchase for Federal income tax purposes. In 2005 the Internal Revenue Service approved this election, and as a result, the Company reduced its deferred tax liabilities by approximately $2,619,000 and reduced the goodwill recorded from the transaction by the same amount. This adjustment is included in the estimated fair value of net assets acquired in the table above.

Subsequent to the acquisition, the prior owner of the Centers owes ABS amounts primarily comprised of shared overhead services and true-up of the September 30, 2004 conveyed assets and assumed liabilities. In addition, ABS owes the prior owner amounts primarily comprised of shared overhead services and payments made by the prior owner on behalf of ABS. Net amounts owed to the prior owner as of December 31, 2005 was $68,000, and recorded in accounts payable. This balance was paid during the first quarter of 2006.

ALTERNATIVE BEHAVIORAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Property, Plant and Equipment

Property, plant and equipment as of September 30, 2006 and December 31, 2005 consisted of the following:

	September 30,	December 31,
	2006	2005
	(Unaudited)

Land and land improvements	$6,933,013	$6,860,634
Buildings and improvements	59,448,059	58,773,715
Furniture, fixtures and equipment	18,801,014	17,779,348
Construction in progress	2,739,364	2,032,882

	87,921,450	85,446,579
Less accumulated depreciation	(45,114,180)	(42,641,368)

	$42,807,270	$42,805,211

Depreciation expense aggregated approximately $2,618,000, $2,747,000 and $3,689,000 for the nine months ended September 30, 2006 and 2005 (unaudited) and for the year ended December 31, 2005, respectively.

At September 30, 2006 (unaudited), property, plant, and equipment under capital leases consisted of buildings and equipment with a cost basis of $6,487,951, and accumulated amortization of $848,625. At December 31, 2005, property, plant, and equipment under capital leases consisted of buildings and equipment with a cost basis of $5,652,711, and accumulated amortization of $420,500.

During 1999, ABS closed a psychiatric facility in Nashville, Tennessee. The estimated fair market (expected net realizable) value of the real property owned by the facility is reflected as assets held for sale of approximately $2,489,000 at September 30, 2006 (unaudited) and December 31, 2005.

During 2004, ABS closed a psychiatric facility in Kenbridge, Virginia, which was reclassified to assets held for sale. The estimated fair market (expected net realizable) value of the real property owned by the facility is reflected as assets held for sale of approximately $842,000 at September 30, 2006 (unaudited) and December 31, 2005.

During the first quarter of 2005, ABS sold a psychiatric facility (previously classified as held for sale) located in Richmond, Virginia, and recognized a gain of approximately $2,000.

The Company is currently seeking and working with prospective buyers and is actively engaged in ongoing discussions and negotiations related to the sale of properties held for sale.

4.	Other Intangible Assets

Other intangible assets as of September 30, 2006 (unaudited) and December 31, 2005 consisted approximately of the following:

	Certificates	Patient Referral
September 30, 2006	of Need	Relationships	Noncompete	Total
	(Unaudited)

Cost	$3,561,000	$2,004,000	$96,000	$5,661,000
Accumulated amortization	(475,000)	(267,000)	(38,000)	(780,000)

Net book value	$3,086,000	$1,737,000	$58,000	$4,881,000

ALTERNATIVE BEHAVIORAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Certificates	Patient Referral
December 31, 2005	of Need	Relationships	Noncompete	Total

Cost	$3,561,000	$2,004,000	$96,000	$5,661,000
Accumulated amortization	(297,000)	(167,000)	(24,000)	(488,000)

Net book value	$3,264,000	$1,837,000	$72,000	$5,173,000

Amortization of other intangibles assets for the nine months ended September 30, 2006 and 2005 (unaudited) and the year ended December 31, 2005 was as follows:

	September 30,	September 30,	December 31,
	2006	2005	2005
	(Unaudited)	(Unaudited)

Certificates of need	$178,000	$237,000	$297,000
Patient referral relationships	100,000	101,000	134,000
Noncompete	14,000	14,000	19,000

	$292,000	$352,000	$450,000

Amortization of other intangible assets for each of the five years in the period ending December 31, 2010 and thereafter, are as follows:

2006	$390,000
2007	390,000
2008	390,000
2009	386,000
2010	371,000
Thereafter	3,246,000

$5,173,000

5.	Income Taxes

The tax benefit for the nine months ended September 30, 2006 and 2005 (unaudited) was approximately $2.0 million and $3.5 million, respectively. The effective tax rate in 2005 was impacted by an approximate $2.5 million income tax benefit as a result of management’s reassessment of its valuation allowance for deferred income tax assets in Puerto Rico.

First Hospital Panamericano, Inc. (“Panamericano”), a subsidiary, has been granted a partial exemption from income taxes and real estate taxes under the benefits granted by Act No. 168 (Hospital Facilities Tax Exemption). The Act provides for a 50% reduction in the Puerto Rico taxable income and a partial exemption from real estate taxes and is effective through June 30, 2007.

Effective October 1, 1992, Panamericano elected to be treated as a Possessions Corporation under Internal Revenue Service Code Section (“IRC”) 936 and, therefore, was not subject to federal income taxes through December 31, 2001. The 1996 Small Business Act repealed Section 936 on a prospective basis over a 10-year transition period. For taxable periods after 1995 and before 2002, the credit allowed under Section 936 is calculated the same as under the tax law prior to 1996. For tax periods after 2001 and before 2006, the credit is subject to a cap as outlined in the IRC.

FHC’s tax returns are subject to examination by the Internal Revenue Service and other government agencies in the jurisdictions where FHC operates. As of September 30, 2006 (unaudited) and December 31, 2005, ABS had accrued $1,500,000 for potential future unfavorable settlements of these examinations. Any

ALTERNATIVE BEHAVIORAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

differences between tax contingency reserves and additional assessed liabilities will be adjusted at the time the examinations close, or at the time that the opportunity for the agencies to examine the returns expires.

Deferred tax assets and liabilities relate to temporary differences between the recorded basis of assets and liabilities for financial reporting and income tax purposes. Significant components of deferred tax balances as of December 31, 2005 are as follows:

Deferred tax assets
Allowance for bad debts	$1,323,201
Payable to providers	98,315
Malpractice insurance reserves	611,511
Accrued vacation	1,403,524
Estimated reserves	192,516
Prepaid expenses	113,066
Impairment loss	4,106,413
Other	211,071
Federal, state and Puerto Rico net operating loss carryforwards	4,216,544

Deferred tax assets before valuation allowance	12,276,161
Less valuation allowance	(650,855)

Deferred tax assets	$11,625,306

Deferred tax liabilities
Reversal of cash basis accounting for tax purposes	$(854,984)
Depreciation	(2,116,457)
Non-accrual experience method	(404,483)
Accrued employee benefits	(157,727)
Software development	(733,596)
Intangible assets and other	(977,735)

Deferred tax liabilities	(5,244,982)

Net deferred tax asset	$6,380,324

The valuation allowance relates to deferred tax assets and Puerto Rico and state net operating loss carryforwards not expected to be realized.

The net deferred tax assets are classified in the accompanying December 31, 2005 balance sheet, as follows:

Current assets	$3,024,470
Noncurrent assets	3,355,854

$6,380,324

Puerto Rico and state net operating losses available for carryforward approximated $54,468,000 at December 31, 2005. Puerto Rico and state net operating loss carryforwards expire beginning in the year ended December 31, 2006.

ALTERNATIVE BEHAVIORAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The income tax benefit for the year ended December 31, 2005 consisted of the following:

Current income tax expense (benefit)
Federal	$(3,129,755)
State	128,576
Foreign	1,020,998
Deferred income tax expense (benefit)
Federal	(788,706)
State	(620,024)
Foreign	710,194
Change in valuation allowance	(2,530,208)

Total income tax benefit	$(5,208,925)

The effective income tax rate on the Company’s pre-tax losses differs from the Federal statutory income tax rate for the year ended December 31, 2005 as follows:

Statutory Federal income tax rate	35%
State and Puerto Rico taxes, net of Federal benefit	(16)
Current year effect of Sec 936 Federal tax benefit	2
Permanent differences	(1)
Change in valuation allowance	30
Tax impact of Sec 936 phase-out of Federal tax benefit	12

62%

6.	Retirement Plans

The Company’s domestic subsidiaries participate in FHC’s 401(k) plan. The Company’s Puerto Rico subsidiaries participate in a separate FHC 401(k) plan. Each is a defined contribution employee benefit plan. The Company made aggregate contributions to the plans of approximately $685,000, $588,000 and $815,000 for the nine months ended September 30, 2006 and 2005 (unaudited) and the year ended December 31, 2005, respectively.

7.	Capital Leases

At September 30, 2006 (unaudited) and December 31, 2005, the Company leased certain real property and equipment under agreements classified as capital leases. The real property and equipment and the related liabilities under the capital leases were recorded at the present value of the future payments due under the leases.

ALTERNATIVE BEHAVIORAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a schedule of the future minimum lease payments under capital lease obligations together with the total present value of the future minimum lease payments at December 31, 2005:

Year Ending December 31,

2006	$758,884
2007	829,893
2008	837,175
2009	804,729
2010	796,842
Thereafter	7,490,897

Total minimum lease payments	11,518,420
Less amount representing interest	(6,052,999)

Present value of minimum lease payments	$5,465,421

The fair value of the capital lease obligations at September 30, 2006 (unaudited) and December 31, 2005 approximates book value.

The Company entered into a capitalized lease that is collateralized by real property, and payable in monthly installments through September 2019. The balance of this obligation as of September 30, 2006 (unaudited) is approximately $3,216,000, including $96,000 due within one year. The balance of this obligation as of December 31, 2005 is approximately $3,280,000, including $79,000 due within one year.

The Company entered into a capitalized lease that is collateralized by real property, and payable in monthly installments through December 2019. The balance of this obligation as of September 30, 2006 (unaudited) is approximately $2,002,000, including $35,000 due within one year. The balance of this obligation as of December 31, 2005 is approximately $2,023,000, including $25,000 due within one year.

The Company entered into various capitalized leases that are collateralized by equipment, and payable in monthly installments through July 2009. The balance of these obligations as of September 30, 2006 (unaudited) is approximately $129,000, including $48,000 due within one year. The balance of these obligations as of December 31, 2005 is approximately $163,000, including $46,000 due within one year.

The Company entered into various capitalized leases during the nine months ended September 30, 2006 (unaudited) that are collateralized by equipment, and payable in monthly installments through September 2010. The balance of these obligations as of September 30, 2006 (unaudited) is approximately $734,000, including $192,000 due within one year.

8.	Long Term Obligations

Subordinated Debt

During 2003, the Company’s residential treatment and acute care facility in Hopkinsville, Kentucky financed the acquisition of land adjacent to the facility by issuing $225,000 in subordinated debt, payable in equal annual installments over five years at 6% interest. The balance of this debt is $143,000 as of September 30, 2006 (unaudited) and December 31, 2005 including $45,000 due within one year.

Notes Payable

In conjunction with the acquisition of the Centers (see Note 2), ABS assumed notes payable of approximately $366,000 with interest ranging from 8.06% to 9.00%, collateralized by real property with a net book value of $119,000 and $135,000 as of September 30, 2006 (unaudited) and December 31, 2005, respectively, payable in monthly installments, maturing at various dates through July 2012. The balance of

ALTERNATIVE BEHAVIORAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

these notes payable in aggregate as of September 30, 2006 (unaudited) and December 31, 2005 is approximately $292,000 and $320,000, respectively, including $39,000 and $37,000 due within one year.

Bank of America Note

In conjunction with the acquisition of the Centers (see Note 2), ABS assumed a note payable to Bank of America of approximately $1,980,000. This loan bears interest at the 3 month LIBOR rate plus 2.5%, is collateralized by real property with a net book value of $2,044,000 and $2,323,000 as of September 30, 2006 (unaudited) and December 31, 2005, respectively, and is repayable in monthly installments of $10,476, plus interest, through December 31, 2007, with the remaining balance due at that time. In February 2005, this loan was refinanced with Bank of America. The new loan bears interest at the one month LIBOR rate plus 2.35% (7.97% and 6.39% as of September 30, 2006 (unaudited) and December 31, 2005, respectively), and is repayable in monthly installments of $10,801, plus interest, through March 1, 2010, with the remaining balance of approximately $1,300,000 due at that time. The balance of this note payable as of September 30, 2006 (unaudited) and December 31, 2005 is approximately $1,739,000 and $1,840,000, respectively, including $129,000 and $129,000 due within one year.

Aggregate maturities of all ABS’s long-term obligations, excluding capital lease obligations, at December 31, 2005, are as follows:

Year Ending December 31,

2006	$211,250
2007	217,178
2008	211,030
2009	314,066
2010	1,332,212
Thereafter	17,533

$2,303,269

9.	Related Party Transactions

The net amount due to affiliated companies at September 30, 2006 (unaudited) primarily represents non-interest bearing advances made to the Company for payroll costs paid on behalf of the Company and for interest expense allocated by FHC. Management, based on discussions with the affiliated companies, estimates that the amounts included in current liabilities will be repaid by the Company within one year.

At December 31, 2005, ABS forgave its net intercompany receivables due from FHC and other affiliated companies, which were recorded as a reduction in additional paid-in capital of approximately $8,771,000.

Under a management agreement and shared service agreements with FHC and ValueOptions, Inc., a wholly-owned subsidiary of FHC, the Company was allocated approximately $1,372,000, $1,592,000 and $2,099,000 in overhead costs and approximately $12,355,000, $10,702,000 and $14,986,000 in interest expense for the nine months ended September 30, 2006 and 2005 (unaudited) and the year ended December 31, 2005, respectively. Management fees are allocated based on operating revenues and shared services are allocated based on various metrics specific to the services provided. Interest expense is allocated based on the sum of average accounts receivable and average net book value of property, plant and equipment. Management believes these allocation methods to be reasonable. Under a management agreement with ValueOptions, Inc., the Company was charged management fees of approximately $36,000, $36,000 and $48,000 for claims payment and administrative services for the nine months ended September 30, 2006 and 2005 (unaudited) and the year ended December 31, 2005, respectively. The overhead costs and management fees are reported within operating and administrative expenses.

ALTERNATIVE BEHAVIORAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company rents space from an affiliated company and recognized rental expense of approximately $432,000, $279,000 and $373,000 for the nine months ended September 30, 2006 and 2005 (unaudited) and the year ended December 31, 2005, respectively. Additionally, affiliated companies provided business travel, drug testing and laboratory services, outcome analysis, credentialing, pharmacy benefits and operations management services to the Company. The total cost of these services aggregated approximately $1,944,000, $1,893,000 and $2,383,000 for the nine months ended September 30, 2006 and 2005 (unaudited) and the year ended December 31, 2005, respectively. These costs are reported within operating and administrative expenses.

The Company, through wholly-owned subsidiary First Home Care Corporation, provided certain management, financial, and other services to the Foundations for Home and Community, Inc. (the “Foundation”), a Virginia non-stock, not-for-profit Corporation. Certain executives of the Company serve as members of the Foundation’s Board of Directors and elected officers. The Company recognized operating revenue for management, financial, and other services provided of $5,165,000, $3,576,000 and $5,118,000 for the nine months ended September 30, 2006 and 2005 (unaudited) and the year ended December 31, 2005, respectively. In accordance with a provision in the management agreement, the Company recognized interest income for non-payment of invoices, charged at 1.5% per month, in the amount of $0, $59,000 and $59,000 for the nine months ended September 30, 2006 and 2005 (unaudited) and the year ended December 31, 2005, respectively. A receivable from the Foundation of $618,000 and $685,000 as of September 30, 2006 (unaudited) and December 31, 2005, respectively, is included in prepaid expenses and other assets.

The Company also provided the Foundation with a $500,000 revolving line of credit agreement which expired during 2005. Outstanding balances were payable on or before October 1, 2005 with interest payable monthly at prime plus 3%. There were no amounts outstanding as of December 31, 2005. There was no interest income recognized on borrowings for the year ended December 31, 2005.

The Company, through wholly-owned subsidiary ABS LINCS TX, Inc., provided consulting services to ValueOptions, Inc. for provider network relations under an agreement beginning in 2006. The Company recognized operating revenue of $258,000 for the nine months ended September 30, 2006 (unaudited). A receivable from ValueOptions, Inc. of $258,000 as of September 30, 2006 (unaudited) is included in prepaid expenses and other assets.

10.	Commitments and Contingencies

Operating Leases

The Company leases space and equipment for certain of its programs under leases expiring at various dates through the year 2014. Rent expense aggregated approximately $1,952,000, $2,218,000 and $2,985,000 for the nine months ended September 30, 2006 and 2005 (unaudited) and the year ended December 31, 2005, respectively.

As of December 31, 2005, aggregate future minimum lease payments under all leases for the years ending after December 31, 2005, are as follows:

Year ending December 31, 2005

2006	$1,591,491
2007	754,783
2008	619,051
2009	501,340
2010	426,258

$3,892,923

ALTERNATIVE BEHAVIORAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Litigation

The Company is from time to time subject to claims and suits arising in the ordinary course of operations. In the opinion of management, the ultimate resolution of such pending legal proceedings will not have a material effect on the Company’s consolidated financial position or results of operations.

Liability Insurance

The Company, through FHC, maintains professional and general liability, as well as managed care errors and omissions liability, insurance coverage under claims-made policies. Effective September 1, 2003, FHC is insured for losses up to $15,000,000 per claim and in the aggregate, with self-insured retentions of $1,000,000 per claim and no aggregate, and maintains an umbrella policy with additional limits of $10,000,000 per claim and in the aggregate. Effective November 11, 2005, FHC is insured for losses up to $15,000,000 per claim and in the aggregate, with self-insured retentions of $2,500,000 per claim and no aggregate, and maintains an umbrella policy with additional limits of $10,000,000 per claim and in the aggregate.

Effective June 1, 2004, the ABS detention facilities are insured for losses up to $1,000,000 per claim and in the aggregate, with a deductible of $50,000 per claim, and maintains an excess liability policy with additional limits of $9,000,000 per occurrence and in the aggregate.

Claims reported endorsements (tail coverage) are available if the policies are not renewed to cover claims incurred but not reported. Management anticipates that renewal coverage will be available at the expiration of the current policies. The Company has accrued a reserve of $1,289,000 and $1,257,000 as of September 30, 2006 (unaudited) and December 31, 2005, respectively, for the self-insured portion and deductible provisions of professional and general liability based upon the Company’s past experience and other relevant information.

Guarantees

On December 18, 2003, the Parent entered into a $305 million Senior Secured Credit Loan and Guarantee Agreement (“Senior Credit Facility”). This loan is guaranteed by FHC and certain of its subsidiaries, including ABS. The loan is collateralized by the guarantors by granting a second priority lien on their accounts receivable, a joint lien on certain properties, a first priority lien on their equipment and other assets and a pledge of the capital stock or ownership interest in each of these entities.

On February 9, 2005, the Parent entered into a $100 million Third Lien Term Loan and Guaranty Agreement (“Third Lien Loan”). On June 28, 2006, the Third Lien Loan was amended and restated to, among other things, make an additional $90 million available under a synthetic letter of credit facility. This loan is guaranteed by FHC and certain of its subsidiaries, including ABS. The Third Lien Loan is collateralized by a third priority lien on the accounts receivable, equipment and other assets of the guarantors, and a pledge of the capital stock or ownership interest in each of these entities and mortgages on real estate.

See Note 1 — Liquidity for additional information regarding these guarantees.

Letter of Credit

ABS obtained a letter of credit to secure a surety bond that is required under a managed care contract in Puerto Rico. The letter of credit totals approximately $600,000 as of September 30, 2006 (unaudited) and December 31, 2005 and expires October 31, 2006 which coincides with the contract period. The letter of credit is subject to fees competitively determined in the marketplace.

ALTERNATIVE BEHAVIORAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Commitments

In October 2004, ABS entered into an application services agreement with an independent vendor to obtain electronic health record software. The vendor will modify its standard software and provide other implementation services to meet the requirements of ABS locations. The software will be implemented by location in phases over three years. Costs incurred to develop and implement the software are accounted for in accordance with SOP 98-1 Accounting for the Cost of Computer Software Developed or Obtained for Internal Use. The cost of these services is expected to aggregate approximately $3,103,000 during the initial three year term of the contract. As of September 30, 2006 (unaudited) and December 31, 2005, respectively, $2,132,000 and $1,301,000 has been spent, of which $1,867,000 and $1,166,000 is included in property, plant and equipment on the accompanying consolidated balance sheets, respectively, and $130,000, $77,000 and $131,000 is included in operating and administrative expense on the accompanying consolidated statements of operations, for the nine months ended September 30, 2006 and 2005 (unaudited) and the year ended December 31, 2005, respectively.

In February 2006, the Company entered into a purchase agreement for the construction of a residential condominium for approximately $2,781,000. As of September 30, 2006, the Company had made required deposits of $55,000. The balance is due upon closing, which is anticipated to occur in late 2007. In November 2006, the purchase agreement was amended to remove the Company from the obligation.

11.	Payable to Providers

The following table provides a reconciliation of the beginning and ending amounts payable to providers:

	September 30,	December 31,
	2006	2005
	(Unaudited)

Payable to providers, beginning of period	$2,187,520	$2,095,463
Claims incurred related to:
Current period	7,936,651	15,990,426
Prior periods	(519,556)	(824,893)

Total incurred	7,417,095	15,165,533

Claims paid related to:
Current period	(5,557,688)	(13,941,305)
Prior periods	(1,346,777)	(1,132,171)

Total paid	(6,904,465)	(15,073,476)

Payable to providers, end of period	$2,700,150	$2,187,520

Claims incurred related to prior periods are recorded as a reduction to operating and administrative expenses in the current period.

In the third quarter of 2006, the Company reached a settlement agreement with a provider for all amounts owed by the Company for prior periods and through June 30, 2006. This settlement resulted in a reduction to previously recorded liabilities of approximately $515,000.

ALTERNATIVE BEHAVIORAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Concentrations of Credit Risk

Patient care services are generally provided without requiring collateral from patients, third-party payors or others. A breakdown of the percentage of receivables by payor as of September 30, 2006 (unaudited) and December 31, 2005 is as follows:

	September 30,	December 31,
	2006	2005
	(Unaudited)

Medicare and various Medicaid programs (none individually more than 10%)	20%	24%
Virginia Medicaid Program	8	6
Commonwealth of Puerto Rico	15	17
District of Columbia	10	6
Other state and local governments, excluding Medicaid (none individually more than 10%)	18	24
Other payors and nonpatient revenue (Administracion de Seguros de Salud de Puerto Rico is 11% and 2%)	29	23

	100%	100%

The breakdown of the percentage of total operating revenue by type of payor is as follows:

	Nine	Nine
	Months	Months	Year
	Ended	Ended	Ended
	September 30,	September 30,	December 31,
	2006	2005	2005
	(Unaudited)	(Unaudited)

Medicare and various Medicaid programs (none individually more than 10%)	22%	21%	21%
Virginia Medicaid Program	10	11	11
Other state and local governments, excluding Medicaid (none individually more than 10%)	26	29	27
Others (none individually more than 10%)	18	16	17
Nonpatient revenue (Administracion de Seguros de Salud de Puerto Rico is 20%, 21%, and 21%)	24	23	24

	100%	100%	100%

Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare and Medicaid programs.

The Company maintains demand deposits, with one financial institution, the balances of which from time-to-time exceed the federally insured amount.

13.	Restatement

Effective November 15, 2005, FHC Financial, which previously was a wholly-owned subsidiary of FHC, was merged into ABS. Accordingly, these consolidated financial statements include the accounts of FHC

ALTERNATIVE BEHAVIORAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Financial. The previously reported stockholder’s equity for ABS as of January 1, 2005 of $65,395,178 has been retroactively restated to $70,607,505 to reflect this merger.

14.	Subsequent Events — Unaudited

On May 26, 2006, FHC entered into a stock purchase agreement pursuant to which FHC has agreed to sell all of the outstanding capital stock of ABS to Psychiatric Solutions, Inc. (“PSI”) for a cash purchase price of $250 million. On October 27, 2006, the agreement was amended and restated such that the purchase price is $210 million to FHC and (i) $1.2 million over 24 months and (ii) 130,000 shares of newly issued PSI common stock to the principal owner of FHC. Closing of the transaction is conditioned upon satisfaction of customary closing conditions, including the receipt of all necessary governmental permits and approvals. It is anticipated that closing will occur during the fourth quarter of 2006.

Exchange Offer
for $250,000,000
7 3/4% Senior Subordinated Notes due 2015

Prospectus

          , 2007

No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of Psychiatric Solutions, Inc. since the date of this prospectus.

Until          , 2007, broker-dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the broker-dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Pursuant to the provisions of Section 145 of the Delaware General Corporation Law, Psychiatric Solutions, Inc. (the “Company”) is required to indemnify any present or former officer or director against expenses reasonably incurred by the officer or director in connection with legal proceedings in which the officer or director becomes involved by reason of being an officer or director if the officer or director is successful in the defense of such proceedings. Section 145 also provides that the Company may indemnify an officer or director in connection with a proceeding in which he or she is not successful in defending if it is determined that the officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company or, in the case of a criminal action, if it is determined that the officer or director had no reasonable cause to believe his or her conduct was unlawful. Liabilities for which an officer or director may be indemnified include amounts paid in satisfaction of settlements, judgments, fines and other expenses incurred in connection with such proceedings. In a stockholder derivative action, no indemnification may be paid in respect of any claim, issue or matter as to which the officer or director has been adjudged to be liable to the Company (except for expenses allowed by a court).

Pursuant to the provisions of Article VII of the Company’s Amended and Restated Bylaws (the “Bylaws”), the Company is required to indemnify officers or directors to a greater extent than under the current provisions of Section 145 of the Delaware General Corporation Law. Except with respect to stockholder derivative actions, the Company’s Bylaws generally state that an officer or director will be indemnified against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the officer or director in connection with any threatened, pending or completed action, suit or proceeding, provided that (i) such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; and (ii) with respect to criminal actions or proceedings, such officer or director had no reasonable cause to believe his conduct was unlawful. With respect to stockholder derivative actions, the Bylaws generally state that an officer or director will be indemnified against expenses actually and reasonably incurred by the officer or director in connection with the defense or settlement of any threatened, pending or completed action or suit provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification (except for indemnification allowed by a court) will be made with respect to any claim, issue or matter as to which such officer or director has been adjudged to be liable for negligence or misconduct in the performance of the officer’s or director’s duty to the Company. The Bylaws also provide that expenses for the defense of any action for which indemnification may be available will be advanced by the Company under certain circumstances.

Additionally, pursuant to the Company’s Amended and Restated Certificate of Incorporation, a director is not personally liable to the Company or any of its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability resulting from (i) any breach of the director’s duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) violation of Section 174 of the Delaware General Corporation Law, which generally hold directors liable for unlawful dividends, stock purchases or stock redemptions in the event of the Company’s dissolution or insolvency; or (iv) any transaction from which the director derived an improper personal benefit.

The indemnification provided by the Delaware General Corporation Law, the Company’s Amended and Restated Certificate of Incorporation and the Bylaws is not exclusive of any other rights to which a director or officer of the Company may be entitled. The Company also carries directors’ and officers’ liability insurance.

The Exchange and Registration Rights Agreement contains provisions under which the holders of the notes agree to indemnify the officers, directors and controlling persons of the Company and each of the Subsidiary Guarantors against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the officers and directors may be required to make with respect to such liabilities.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits:

2.1		Agreement and Plan of Merger by and among PMR Corporation, PMR Acquisition Corporation and Psychiatric Solutions, Inc., dated May 6, 2002, as amended by Amendment No. 1, dated as of June 10, 2002, and Amendment No. 2, dated as of July 9, 2002 (included as Annex A to Amendment No. 1 to the Company’s Registration Statement on Form S-4, filed on July 11, 2002 (Reg. No. 333-90372)).
2.2		Amended and Restated Stock Purchase Agreement, dated as of October 27, 2006, by and between FHC Health Systems, Inc. and Psychiatric Solutions, Inc. (incorporated by reference to Exhibit 2 of the Company’s Current Report on Form 8-K, filed on December 7, 2006).
2.3		Agreement and Plan of Merger, dated December 20, 2006, by and among Psychiatric Solutions, Inc., Panther Acquisition Sub, Inc. and Horizon Health Corporation (incorporated by reference to Exhibit 2.5 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “2006 10-K”)).
3.1		Amended and Restated Certificate of Incorporation of PMR Corporation, filed with the Delaware Secretary of State on March 9, 1998 (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 1998).
3.2		Certificate of Amendment to Amended and Restated Certificate of Incorporation of PMR Corporation, filed with the Delaware Secretary of State on August 5, 2002 (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2002).
3.3		Certificate of Amendment to Amended and Restated Certificate of Incorporation of Psychiatric Solutions, Inc., filed with the Delaware Secretary of State on March 21, 2003 (incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement, filed on January 22, 2003).
3.4		Certificate of Amendment to Amended and Restated Certificate of Incorporation of Psychiatric Solutions, Inc., filed with the Delaware Secretary of State on December 15, 2005 (incorporated by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005).
3.5		Amended and Restated Bylaws of Psychiatric Solutions, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 1997 (the “1997 10-K”)).
3	.6*	Articles of Incorporation of ABS LINCS KY, Inc.
3	.7*	Articles of Incorporation of ABS LINCS NJ, Inc.
3	.8*	Articles of Incorporation of ABS LINCS PA, Inc., as amended.
3	.9*	Articles of Incorporation of ABS LINCS PR, Inc., as amended.
3	.10*	Articles of Incorporation of ABS LINCS SC, Inc.. as amended.
3	.11*	Articles of Incorporation of ABS LINCS TN, Inc., as amended.
3	.12*	Articles of Incorporation of ABS LINCS TX, Inc., as amended.
3	.13*	Articles of Incorporation of ABS LINCS VA, Inc., as amended.
3	.14*	Articles of Incorporation of ABS LINCS VI, Inc., as amended.
3	.15*	Articles of Incorporation of ABS-First Step, Inc., as amended.
3	.16*	Amended and Restated Articles of Incorporation of Alliance Health Center, Inc.
3	.17*	Articles of Incorporation of Alternative Behavioral Services, Inc.
3	.18*	Certificate of Incorporation of Behavioral Educational Services, Inc., as amended.
3.19		Charter of BHC Alhambra Hospital, Inc. (incorporated by reference to Exhibit 3.9 to the Company’s Registration Statement on Form S-4, filed on August 9, 2005 (Reg. No. 333-127332) (the “2005 S-4”)).
3.20		Charter of BHC Belmont Pines Hospital, Inc. (incorporated by reference to Exhibit 3.10 to the 2005 S-4).
3.21		Articles of Incorporation of BHC Cedar Vista Hospital, Inc. (incorporated by reference to Exhibit 3.12 to the 2005 S-4).
3.22		Charter of BHC Fairfax Hospital, Inc. (incorporated by reference to Exhibit 3.15 to the 2005 S-4).
3.23		Charter of BHC Fort Lauderdale Hospital, Inc. (incorporated by reference to Exhibit 3.16 to the 2005 S-4).

3.24		Charter of BHC Fox Run Hospital, Inc. (incorporated by reference to Exhibit 3.17 to the 2005 S-4).
3.25		Charter of BHC Fremont Hospital, Inc. (incorporated by reference to Exhibit 3.18 to the 2005 S-4).
3.26		Articles of Incorporation of BHC Health Services of Nevada, Inc. (incorporated by reference to Exhibit 3.20 to the 2005 S-4).
3.27		Charter of BHC Heritage Oaks Hospital, Inc. (incorporated by reference to Exhibit 3.21 to the 2005 S-4).
3	.28*	Certificate of Incorporation of BHC Holdings, Inc., as amended.
3.29		Charter of BHC Intermountain Hospital, Inc. (incorporated by reference to Exhibit 3.23 to the 2005 S-4).
3.30		Articles of Incorporation of BHC Montevista Hospital, Inc. (incorporated by reference to Exhibit 3.27 to the 2005 S-4).
3.31		Charter of BHC Pinnacle Pointe Hospital, Inc. (incorporated by reference to Exhibit 3.32 to the 2005 S-4).
3.32		Charter of BHC Sierra Vista Hospital, Inc. (incorporated by reference to Exhibit 3.36 to the 2005 S-4).
3.33		Charter of BHC Spirit of St. Louis Hospital, Inc. (incorporated by reference to Exhibit 3.37 to the 2005 S-4).
3.34		Charter of BHC Streamwood Hospital, Inc. (incorporated by reference to Exhibit 3.38 to the 2005 S-4).
3.35		Articles of Incorporation of BHC Windsor Hospital, Inc. (incorporated by reference to Exhibit 3.41 to the 2005 S-4).
3.36		Charter of Brentwood Acquisition, Inc. (incorporated by reference to Exhibit 3.43 to the 2005 S-4).
3.37		Certificate of Incorporation of Brentwood Acquisition-Shreveport, Inc., as amended (incorporated by reference to Exhibit 3.44 to the 2005 S-4).
3	.38*	Articles of Incorporation of Brynn Marr Hospital, Inc.
3	.39*	Certificate of Incorporation of Calvary Center, Inc., as amended.
3.40		Articles of Incorporation of Canyon Ridge Hospital, Inc. (incorporated by reference to Exhibit 3.45 to the 2005 S-4).
3	.41*	Certificate of Incorporation of Cedar Springs Hospital, Inc., as amended.
3	.42*	Certificate of Incorporation of Compass Hospital, Inc.
3	.43*	Articles of Incorporation of Crawford First Education, Inc., as amended.
3	.44*	Articles of Incorporation of Employee Assistance Services, Inc.
3	.45*	Amended and Restated Articles of Incorporation of FHCHS of Puerto Rico, Inc.
3	.46*	Articles of Incorporation of First Corrections-Puerto-Rico, Inc.
3	.47*	Articles of Incorporation of First Hospital Corporation of Nashville.
3	.48*	Articles of Incorporation of First Hospital Corporation of Virginia Beach.
3	.49*	Articles of Incorporation of First Hospital Panamericano, Inc., as amended.
3.50		Articles of Incorporation of Fort Lauderdale Hospital, Inc. (incorporated by reference to Exhibit 3.49 to the 2005 S-4).
3.51		Articles of Incorporation of Great Plains Hospital, Inc. (incorporated by reference to Exhibit 3.14 to the Company’s Registration Statement on Form S-4, filed on July 30, 2003 (Reg. No. 333-107453) (the “2003 Form S-4”)).
3.52		Articles of Incorporation of Gulf Coast Treatment Center, Inc., as amended (incorporated by reference to Exhibit 3.16 to the 2003 Form S-4).
3.53		Articles of Incorporation of H. C. Corporation (incorporated by reference to Exhibit 3.18 to the 2003 Form S-4).
3.54		Articles of Incorporation of Havenwyck Hospital Inc., as amended (incorporated by reference to Exhibit 3.22 to the 2003 Form S-4).
3	.55*	Articles of Incorporation of HHC Augusta, Inc.
3	.56*	Articles of Incorporation of HHC Berkeley, Inc.
3	.57*	Articles of Incorporation of HHC Conway Investment, Inc.
3	.58*	Articles of Incorporation of HHC Cooper City, Inc.

3	.59*	Certificate of Incorporation of HHC Delaware, Inc.
3	.60*	Articles of Incorporation of HHC Focus Florida, Inc., as amended.
3	.61*	Articles of Incorporation of HHC Indiana, Inc.
3	.62*	Articles of Incorporation of HHC Oconee, Inc.
3	.63*	Articles of Incorporation of HHC Ohio, Inc.
3	.64*	Articles of Incorporation of HHC Poplar Springs, Inc.
3	.65*	Articles of Incorporation of HHC River Park, Inc.
3	.66*	Articles of Incorporation of HHC South Carolina, Inc.
3	.67*	Articles of Incorporation of HHC St. Simons, Inc.
3	.68*	Articles of Incorporation of HHC Toledo, Inc.
3	.69*	Charter of HMHM of Tennessee, Inc.
3	.70*	Certificate of Incorporation of Horizon Behavioral Services, Inc., as amended.
3	.71*	Certificate of Formation of Horizon Health Austin, Inc.
3.72		Certificate of Incorporation of Horizon Health Corporation, as amended (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed on August 25, 1997, of Horizon Health Corporation (File No. 001-13626)).
3	.73*	Certificate of Incorporation of Horizon Health Hospital Services, Inc.
3	.74*	Certificate of Incorporation of Horizon Health Physical Rehabilitation Services, Inc., as amended.
3	.75*	Articles of Incorporation of Horizon Mental Health Management, Inc., as amended.
3.76		Articles of Incorporation of HSA Hill Crest Corporation (incorporated by reference to Exhibit 3.24 to the 2003 Form S-4).
3.77		Articles of Incorporation of HSA of Oklahoma, Inc. (incorporated by reference to Exhibit 3.26 to the 2003 Form S-4).
3.78		Certificate of Incorporation of InfoScriber Corporation, as amended (incorporated by reference to Exhibit 3.28 to the 2003 Form S-4).
3	.79*	Articles of Incorporation of Kids Behavioral Health of Utah, Inc., as amended.
3	.80*	Certificate of Incorporation of Laurel Oaks Behavioral Health Center, Inc., as amended.
3	.81*	Articles of Incorporation of Laurelwood Associates, Inc., as amended.
3	.82*	Certificate of Incorporation of Mental Health Outcomes, Inc.
3.83		Articles of Incorporation of Mesilla Valley Hospital, Inc. (incorporated by reference to Exhibit 3.59 to the 2005 S-4).
3.84		Articles of Incorporation of Mesilla Valley Mental Health Associates, Inc. (incorporated by reference to Exhibit 3.60 to the 2005 S-4).
3.85		Articles of Incorporation of Michigan Psychiatric Services, Inc. (incorporated by reference to Exhibit 3.30 to the 2003 Form S-4).
3	.86*	Certificate of Incorporation of Mission Vista Behavioral Health Services, Inc., as amended.
3	.87*	Charter of North Spring Behavioral Healthcare, Inc., as amended.
3.88		Restated Certificate of Incorporation of Premier Behavioral Solutions, Inc., as amended (incorporated by reference to Exhibit 3.63 to the 2005 S-4).
3.89		Certificate of Incorporation of Premier Behavioral Solutions of Florida, Inc., as amended (incorporated by reference to Exhibit 3.65 to the 2005 S-4).
3	.90*	Articles of Incorporation of Pride Institute, Inc., as amended.
3.91		Articles of Incorporation of Psychiatric Management Resources, Inc. (incorporated by reference to Exhibit 3.43 to the 2003 Form S-4).
3.92		Charter of Psychiatric Solutions of Virginia, Inc., as amended (incorporated by reference to Exhibit 3.82 to the 2005 S-4).
3	.93*	Articles of Incorporation of PsychManagement Group, Inc.

3.94		Certificate of Incorporation of Ramsay Youth Services of Georgia, Inc. (incorporated by reference to Exhibit 3.69 to the 2003 Form S-4).
3.95		Certificate of Incorporation of Ramsay Youth Services Puerto Rico, Inc. (incorporated by reference to Exhibit 3.73 to the 2003 Form S-4).
3	.96*	Articles of Incorporation of Riveredge Hospital, Inc., as amended.
3	.97*	Certificate of Incorporation of Riveredge Hospital Holdings, Inc.
3	.98*	Articles of Incorporation of Somerset, Incorporated.
3	.99*	Certificate of Incorporation of Springfield Hospital, Inc.
3	.100*	Certificate of Incorporation of Summit Oaks Hospital, Inc., as amended.
3	.101*	Certificate of Incorporation of Texas Hospital Holdings, Inc., as amended.
3.102		Amended and Restated Charter of The Counseling Center of Middle Tennessee, Inc. (incorporated by reference to Exhibit 3.91 to the 2003 Form S-4).
3	.103*	Articles of Incorporation of The Pines Residential Treatment Center, Inc., as amended.
3	.104*	Restated Articles of Incorporation of Three Rivers SPE Manager, Inc.
3	.105*	Articles of Incorporation of Three Rivers Residential Treatment |Midlands Campus, Inc., as amended.
3.106		Certificate of Incorporation of Transitional Care Ventures, Inc. (incorporated by reference to Exhibit 3.95 to the 2003 Form S-4).
3.107		Certificate of Incorporation of Tucson Health Systems, Inc. (incorporated by reference to Exhibit 3.93 to the 2005 S-4).
3.108		Certificate of Incorporation of Wellstone Holdings, Inc. (incorporated by reference to Exhibit 3.94 to the 2005 S-4).
3	.109*	Articles of Incorporation of Windmoor Healthcare Inc.
3	.110*	Certificate of Incorporation of Windmoor Healthcare of Pinellas Park, Inc., as amended.
3.111		Form of Amended and Restated Bylaws for the Corporations Listed in Exhibits 3.6-3.71, 3.73-3.110 and 3.139 (incorporated by reference to Exhibit 3.96 to the 2005 S-4).
3.112		Amended and Restated Bylaws of Horizon Health Corporation, as amended (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed on April 26, 2005, of Horizon Health Corporation (File No. 001-13626)).
3	.113*	Articles of Organization of ABS LINCS, LLC.
3	.114*	Articles of Organization of ABS LINCS DC, LLC, as amended.
3	.115*	Certificate of Formation of Alliance Crossings, LLC, as amended.
3	.116*	Articles of Organization of Atlantic Shores Hospital, LLC.
3	.117*	Certificate of Formation of Behavioral Healthcare, LLC.
3.118		Certificate of Formation of BHC Management Services of Louisiana, LLC (incorporated by reference to Exhibit 3.102 to the 2005 S-4).
3.119		Certificate of Formation of BHC Management Services of New Mexico, LLC, as amended (incorporated by reference to Exhibit 3.103 to the 2005 S-4).
3.120		Certificate of Formation of BHC Management Services of Streamwood, LLC, as amended (incorporated by reference to Exhibit 3.94 to the 2005 S-4).
3.121		Certificate of Formation of BHC Mesilla Valley Hospital, LLC, as amended (incorporated by reference to Exhibit 3.107 to the 2005 S-4).
3.122		Form of Certificate of Formation for BHC Newco 2, LLC, BHC Newco 3, LLC, BHC Newco 4, LLC, BHC Newco 5, LLC, BHC Newco 6, LLC, BHC Newco 7, LLC, BHC Newco 8, LLC, BHC Newco 9, LLC and BHC Newco 10, LLC (incorporated by reference to Exhibit 3.108 to the 2005 S-4).
3.123		Certificate of Formation of BHC Northwest Psychiatric Hospital, LLC (incorporated by reference to Exhibit 3.109 to the 2005 S-4).
3	.124*	Articles of Organization of BHC Properties, LLC.
3	.125*	Articles of Organization of Collaborative Care, LLC.

3.126		Certificate of Formation of Columbus Hospital, LLC (incorporated by reference to Exhibit 3.111 to the 2005 S-4).
3	.127*	Articles of Organization of Columbus Hospital Partners, LLC.
3	.128*	Articles of Organization of Cumberland Hospital, LLC.
3	.129*	Certificate of Formation of Diamond Grove Center, LLC.
3	.130*	Certificate of Formation of HHC Kingwood Investment, LLC.
3	.131*	Articles of Organization of HHC Services, LLC.
3	.132*	Certificate of Formation of Holly Hill Hospital, LLC.
3	.133*	Articles of Organization of Hughes Center, LLC.
3	.134*	Certificate of Formation of Indiana Psychiatric Institutes, LLC.
3	.135*	Articles of Organization of Kingwood Pines Hospital, LLC, as amended.
3	.136*	Articles of Organization of Lakeland Behavioral, LLC, as amended.
3	.137*	Articles of Organization of Lebanon Hospital Partners, LLC.
3	.138*	Certificate of Formation of Liberty Point Behavioral Healthcare, LLC, as amended.
3	.139*	Articles of Incorporation of Benchmark Behavioral Health System, Inc.
3	.140*	Certificate of Formation of Northern Indiana Partners, LLC.
3	.141*	Certificate of Formation of Palmetto Behavioral Health Holdings, LLC.
3	.142*	Articles of Organization of Palmetto Behavioral Health Solutions, LLC.
3.143		Articles of Organization of Palmetto Behavioral Health System, L.L.C. (incorporated by reference to Exhibit 3.114 to the 2005 S-4).
3.144		Articles of Organization of Palmetto Lowcountry Behavioral Health, L.L.C (incorporated by reference to Exhibit 3.115 to the 2005 S-4).
3.145		Articles of Organization of Palmetto Pee Dee Behavioral Health, L.L.C. (incorporated by reference to Exhibit 3.116 to the 2005 S-4).
3	.146*	Certificate of Formation of Peak Behavioral Health Services, LLC.
3	.147*	Certificate of Formation of Psychiatric Solutions Hospitals, LLC.
3	.148*	Certificate of Formation of Ramsay Managed Care, LLC.
3	.149*	Certificate of Formation of Red Rock Behavioral Health, LLC.
3	.150*	Certificate of Formation of Red Rock Solutions, LLC.
3	.151*	Articles of Organization of Rolling Hills Hospital, LLC.
3	.152*	Articles of Organization of Samson Properties, LLC.
3	.153*	Certificate of Formation of Shadow Mountain Behavioral Health System, LLC.
3	.154*	Articles of Organization of SP Behavioral, LLC.
3	.155*	Articles of Organization of Sunstone Behavioral Health, LLC.
3	.156*	Articles of Organization of Texas Hospital Holdings, LLC, as amended.
3	.157*	Articles of Organization of The National Deaf Academy, LLC.
3.158		Articles of Organization of Therapeutic School Services, L.L.C. (incorporated by reference to Exhibit 3.93 to the 2003 Form S-4).
3	.159*	Articles of Organization of Three Rivers Behavioral Health, LLC.
3	.160*	Articles of Organization of Three Rivers Healthcare Group, LLC.
3	.161*	Articles of Organization of Three Rivers SPE, LLC, as amended.
3	.162*	Articles of Organization of Three Rivers SPE Holding, LLC, as amended.
3	.163*	Articles of Organization of University Behavioral, LLC.
3.164		Certificate of Formation of Valle Vista, LLC, as amended (incorporated by reference to Exhibit 3.120 to the 2005 S-4).
3	.165*	Articles of Organization of Valle Vista Hospital Partners, LLC.

3.166		Articles of Organization of Wellstone Regional Hospital Acquisition, LLC, as amended (incorporated by reference to Exhibit 3.121 to the 2005 S-4).
3.167		Certificate of Formation of Willow Springs, LLC (incorporated by reference to Exhibit 3.122 to the 2005 S-4).
3	.168*	Articles of Organization of Zeus Endeavors, LLC.
3.169		Form of Amended and Restated Operating Agreement for the Limited Liability Companies Listed in the Exhibits 3.113-3.138 and 3.140-3.168 (incorporated by reference to Exhibit 3.123 to the 2005 S-4).
3.170		Agreement of General Partnership of BHC of Indiana, General Partnership (incorporated by reference to Exhibit 3.124 to the 2005 S-4).
3.171		Agreement of General Partnership of Bloomington Meadows, General Partnership (incorporated by reference to Exhibit 3.125 to the 2005 S-4).
3.172		General Partnership Agreement of H. C. Partnership (incorporated by reference to Exhibit 3.20 to the 2003 Form S-4).
3.173		Bylaws of H. C. Partnership (incorporated by reference to Exhibit 3.21 to the 2003 Form S-4).
3	.174*	Certificate of Limited Partnership of Hickory Trail Hospital, L.P.
3	.175*	Limited Partnership Agreement of Hickory Trail Hospital, L.P.
3	.176*	Certificate of Limited Partnership of High Plains Behavioral Health, L.P.
3	.177*	Limited Partnership Agreement of High Plains Behavioral Health, L.P.
3.178		Certificate of Limited Partnership of Millwood Hospital, L.P. (incorporated by reference to Exhibit 3.129 to the 2005 S-4).
3.179		Limited Partnership Agreement of Millwood Hospital, L.P. (incorporated by reference to Exhibit 3.130 to the 2005 S-4).
3.180		Certificate of Limited Partnership of Neuro Institute of Austin, L.P., as amended (incorporated by reference to Exhibit 3.32 to the 2003 Form S-4).
3.181		Limited Partnership Agreement of Neuro Institute of Austin, L.P. (incorporated by reference to Exhibit 3.33 to the 2003 Form S-4).
3	.182*	Certificate of Limited Partnership of SHC-KPH, LP, as amended
3	.183*	Amended and Restated Limited Partnership Agreement of SHC-KPH, LP.
3.184		Certificate of Limited Partnership of Texas Cypress Creek Hospital, L.P., as amended (incorporated by reference to Exhibit 3.81 to the 2003 Form S-4).
3.185		Amended and Restated Limited Partnership Agreement of Texas Cypress Creek Hospital, L.P. (incorporated by reference to Exhibit 3.82 to the 2003 Form S-4).
3.186		Certificate of Limited Partnership of Texas Laurel Ridge Hospital, L.P. (incorporated by reference to Exhibit 3.83 to the 2003 Form S-4).
3.187		Limited Partnership Agreement of Texas Laurel Ridge Hospital, L.P. (incorporated by reference to Exhibit 3.84 to the 2003 Form S-4).
3.188		Certificate of Limited Partnership of Texas Oaks Psychiatric Hospital, L.P. (incorporated by reference to Exhibit 3.85 to the 2003 Form S-4).
3.189		Limited Partnership Agreement of Texas Oaks Psychiatric Hospital, L.P. (incorporated by reference to Exhibit 3.86 to the 2003 Form S-4).
3.190		Certificate of Limited Partnership of Texas San Marcos Treatment Center, L.P. (incorporated by reference to Exhibit 3.87 to the 2003 Form S-4).
3.191		Limited Partnership Agreement of Texas San Marcos Treatment Center, L.P. (incorporated by reference to Exhibit 3.88 to the 2003 Form S-4).
3.192		Certificate of Limited Partnership of Texas West Oaks Hospital, L.P., as amended (incorporated by reference to Exhibit 3.89 to the 2003 Form S-4).
3.193		Amended and Restated Limited Partnership Agreement of Texas West Oaks Hospital, L.P. (incorporated by reference to Exhibit 3.90 to the 2003 Form S-4).
4.1		Reference is made to Exhibits 3.1 through 3.193.

4.2		Common Stock Specimen Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002) (the “2002 10-K”)).
4.3		Indenture, dated as of June 30, 2003, among Psychiatric Solutions, Inc., the Guarantors named therein and U.S. Bank National Association as successor to Wachovia Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.10 to the 2003 Form S-4).
4.4		Form of Notes (included in Exhibit 4.3) (incorporated by reference to Exhibit 4.11 to the 2003 Form S-4).
4.5		Indenture, dated as of July 6, 2005, by and among Psychiatric Solutions, Inc., the subsidiaries named as guarantors thereto and U.S. Bank National Association as successor to Wachovia Bank, National Association (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on July 8, 2005).
4.6		Form of Notes (included in Exhibit 4.5) (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed on July 8, 2005).
4.7		Purchase Agreement, dated as of May 24, 2007, among Psychiatric Solutions, Inc., the subsidiaries named as guarantors thereto, and Citigroup Global Markets Inc., as representative of the initial purchasers named therein (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on May 25, 2007).
4.8		Exchange and Registration Rights Agreement, dated as of May 31, 2007, among Psychiatric Solutions, Inc., the subsidiary guarantors from time to time party thereto, and Citigroup Global Markets Inc. and Merrill, Lynch, Pierce, Fenner & Smith Incorporated on behalf of Banc of America Securities LLC and J.P. Morgan Securities Inc. (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed on June 1, 2007).
5	.1*	Opinion of Waller Lansden Dortch & Davis, LLP.
8	.1*	Opinion of Waller Lansden Dortch & Davis, LLP.
10.1		Employment Agreement between Joey A. Jacobs and Psychiatric Solutions, Inc., dated as of May 10, 2007 (incorporated by reference to Exhibit 10 to the Company’s Current Report on Form 8-K, filed on May 16, 2007).
10.2		Form of Indemnification Agreement executed by each director of Psychiatric Solutions, Inc. (incorporated by reference to Exhibit 10.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).
10.3		Second Amended and Restated Credit Agreement, dated as of July 1, 2005, by and among Psychiatric Solutions, Inc., the subsidiaries named as guarantors thereto, Citicorp North America, Inc., as term loan facility administrative agent, co-syndication agent and documentation agent , Bank of America, N.A., as revolving loan facility administrative agent, collateral agent, swing line lender and co-syndication agent, and the various other agents and lenders party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on July 8, 2005).
10.4		Amendment No. 1 to Psychiatric Solutions, Inc.’s Second Amended and Restated Credit Agreement, dated as of December 1, 2006, by and between Psychiatric Solutions, Inc., BHC Holdings, Inc., Premier Behavioral Solutions, Inc., Alternative Behavioral Services, Inc., the subsidiaries of Psychiatric Solutions, Inc. party thereto as guarantors, Citicorp North America, Inc., as Term Loan Facility Administrative Agent, Bank of America, N.A., as Revolving Credit Facility Administrative Agent, Citigroup Global Markets Inc. and Banc of America Securities LLC, as the Arrangers (incorporated by reference to Exhibit 10 to the Company’s Current Report on Form 8-K, filed on December 7, 2006).
10.5		Amendment No. 2 to Psychiatric Solutions, Inc.’s Second Amended and Restated Credit Agreement, dated as of May 31, 2007, by and between Psychiatric Solutions, Inc., BHC Holdings, Inc., Premier Behavioral Solutions, Inc., Alternative Behavioral Services, Inc., Horizon Health Corporation, the subsidiaries of Psychiatric Solutions, Inc. party thereto as guarantors, Citicorp North America, Inc., as Term Loan Facility Administrative Agent, Bank of America, N.A., as Revolving Credit Facility Administrative Agent, Citigroup Global Markets Inc. and Merrill Lynch, Pierce Fenner & Smith Incorporated, as the Arrangers, Merrill Lynch Capital Corporation, as lender, and MLPF&S, as co-syndication agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on June 1, 2007).
10.6		Psychiatric Solutions, Inc. 2007 Long-Term Equity Compensation Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on February 22, 2007).

10.7		Amended and Restated Psychiatric Solutions, Inc. Equity Incentive Plan, as amended by an Amendment adopted on May 4, 2004 (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement, filed on April 9, 2004).
10.8		Second Amendment to the Psychiatric Solutions, Inc. Equity Incentive Plan (incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement filed April 22, 2005).
10.9		Third Amendment to the Psychiatric Solutions, Inc. Equity Incentive Plan (incorporated by reference to Appendix B of the Company’s Definitive Proxy Statement, filed on April 21, 2006).
10.10		Psychiatric Solutions, Inc. Executive Performance Incentive Plan (incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement, filed on April 21, 2006).
10.11		Form of Nonstatutory Stock Option Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007).
10.12		Amended and Restated Psychiatric Solutions, Inc. Outside Directors’ Non-Qualified Stock Option Plan (incorporated by reference to Appendix C to the Company’s Definitive Proxy Statement, filed on April 14, 2003).
10.13		Amendment to the Psychiatric Solutions, Inc. Outside Directors’ Stock Option Plan (incorporated by reference to Appendix B of the Company’s Definitive Proxy Statement filed April 22, 2005).
10.14		2007 Executive Officer Compensation (incorporated by reference to the Company’s Current Report on Form 8-K, filed on November 8, 2006).
10.15		Psychiatric Solutions, Inc. 2007 Cash Bonus Plans (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on February 22, 2007).
10.16		Summary of Director Compensation (incorporated by reference to Exhibit 10.22 to the 2006 10-K).
10.17		Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006).
12	.1*	Computation of Ratios of Earnings to Fixed Charges.
21	.1*	List of Subsidiaries.
23	.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23	.2*	Consent of Ernst & Young LLP, Independent Auditors.
23	.3*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23	.4*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23	.5*	Consent of Waller Lansden Dortch & Davis, LLP (included in Exhibits 5.1 and 8.1).
24	.1*	Power of Attorney (included on the signature pages).
25	.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as Trustee under the Indenture.
99	.1*	Form of Letter of Transmittal.
99	.2*	Form of Notice of Guaranteed Delivery.

*	Filed herewith

Item 22.	Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) Each undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(c) Each undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(d) Each undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the Registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a) (3) of the Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (d) (4) and other information necessary to ensure that all other information in the prospectus is at least current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a) (3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(e) Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13 (a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, as of the 23rd day of July, 2007.

PSYCHIATRIC SOLUTIONS, INC.

By:	/s/ Joey A. Jacobs
Joey A. Jacobs
Chairman, Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joey A. Jacobs and Brent Turner, and each of them, his true and lawful attorney-in-fact, as agent and with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joey A. Jacobs Joey A. Jacobs	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	July 23, 2007

/s/ Jack E. Polson Jack E. Polson	Executive Vice President, Chief Accounting Officer (Principal Financial and Accounting Officer)	July 23, 2007

/s/ Mark P. Clein Mark P. Clein	Director	July 23, 2007

/s/ David M. Dill David M. Dill	Director	July 23, 2007

/s/ Richard D. Gore Richard D. Gore	Director	July 23, 2007

/s/ Christopher Grant, Jr. Christopher Grant, Jr.	Director	July 23, 2007

Signature	Title	Date

/s/ William M. Petrie, M.D. William M. Petrie, M.D.	Director	July 23, 2007

/s/ Edward K. Wissing Edward K. Wissing	Director	July 23, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Franklin, State of Tennessee, on the 23rd day of July, 2007.

ABS LINCS KY, INC.
ABS LINCS NJ, INC.
ABS LINCS PA, INC.
ABS LINCS PR, INC.
ABS LINCS SC, INC.
ABS LINCS TN, INC.
ABS LINCS TX, INC.
ABS LINCS VA, INC.
ABS LINCS VI, INC.
ABS-FIRST STEP, INC.
ALLIANCE HEALTH CENTER, INC.
ALTERNATIVE BEHAVIORAL SERVICES, INC.
BEHAVIORAL EDUCATIONAL SERVICES, INC.
BENCHMARK BEHAVIORAL HEALTH SYSTEM, INC.
BHC ALHAMBRA HOSPITAL, INC.
BHC BELMONT PINES HOSPITAL, INC.
BHC CEDAR VISTA HOSPITAL, INC.
BHC FAIRFAX HOSPITAL, INC.
BHC FORT LAUDERDALE HOSPITAL, INC.
BHC FOX RUN HOSPITAL, INC.
BHC FREMONT HOSPITAL, INC.
BHC HEALTH SERVICES OF NEVADA, INC.
BHC HERITAGE OAKS HOSPITAL, INC.
BHC HOLDINGS, INC.
BHC INTERMOUNTAIN HOSPITAL, INC.
BHC MONTEVISTA HOSPITAL, INC.
BHC PINNACLE POINTE HOSPITAL, INC.
BHC SIERRA VISTA HOSPITAL, INC.
BHC SPIRIT OF ST. LOUIS HOSPITAL, INC.
BHC STREAMWOOD HOSPITAL, INC.
BHC WINDSOR HOSPITAL, INC.
BRENTWOOD ACQUISITION, INC.
BRENTWOOD ACQUISITION-SHREVEPORT, INC.
BRYNN MARR HOSPITAL, INC.
CALVARY CENTER, INC.
CANYON RIDGE HOSPITAL, INC.
CEDAR SPRINGS HOSPITAL, INC.
COMPASS HOSPITAL, INC.
CRAWFORD FIRST EDUCATION, INC.
EMPLOYEE ASSISTANCE SERVICES, INC.
FHCHS OF PUERTO RICO, INC.
FIRST CORRECTIONS-PUERTO-RICO, INC.
FIRST HOSPITAL CORPORATION OF NASHVILLE
FIRST HOSPITAL CORPORATION OF VIRGINIA BEACH
FIRST HOSPITAL PANAMERICANO, INC.
FORT LAUDERDALE HOSPITAL, INC.

GREAT PLAINS HOSPITAL, INC.
GULF COAST TREATMENT CENTER, INC.
H.C. CORPORATION
HAVENWYCK HOSPITAL INC.
HHC AUGUSTA, INC.
HHC BERKELEY, INC.
HHC CONWAY INVESTMENT, INC.
HHC COOPER CITY, INC.
HHC DELAWARE, INC.
HHC FOCUS FLORIDA, INC.
HHC INDIANA, INC.
HHC OCONEE, INC.
HHC OHIO, INC.
HHC POPLAR SPRINGS, INC.
HHC RIVER PARK, INC.
HHC SOUTH CAROLINA, INC.
HHC ST. SIMONS, INC.
HHC TOLEDO, INC.
HMHM OF TENNESSEE, INC.
HORIZON BEHAVIORAL SERVICES, INC.
HORIZON HEALTH AUSTIN, INC.
HORIZON HEALTH CORPORATION
HORIZON HEALTH HOSPITAL SERVICES, INC.
HORIZON HEALTH PHYSICAL REHABILITATION SERVICES, INC.
HORIZON MENTAL HEALTH MANAGEMENT, INC.
HSA HILL CREST CORPORATION
HSA OF OKLAHOMA, INC.
INFOSCRIBER CORPORATION
KIDS BEHAVIORAL HEALTH OF UTAH, INC.
LAUREL OAKS BEHAVIORAL HEALTH CENTER, INC.
LAURELWOOD ASSOCIATES, INC.
MENTAL HEALTH OUTCOMES, INC.
MESILLA VALLEY HOSPITAL, INC.
MESILLA VALLEY MENTAL HEALTH ASSOCIATES, INC.
MICHIGAN PSYCHIATRIC SERVICES, INC.
MISSION VISTA BEHAVIORAL HEALTH SERVICES, INC.
NORTH SPRING BEHAVIORAL HEALTHCARE, INC.
PREMIER BEHAVIORAL SOLUTIONS OF FLORIDA, INC.
PREMIER BEHAVIORAL SOLUTIONS, INC.
PRIDE INSTITUTE, INC.
PSYCHIATRIC MANAGEMENT RESOURCES, INC.
PSYCHIATRIC SOLUTIONS OF VIRGINIA, INC.
PSYCHMANAGEMENT GROUP, INC.
RAMSAY YOUTH SERVICES OF GEORGIA, INC.
RAMSAY YOUTH SERVICES PUERTO RICO, INC.
RIVEREDGE HOSPITAL HOLDINGS, INC.

RIVEREDGE HOSPITAL, INC.
SOMERSET, INCORPORATED
SPRINGFIELD HOSPITAL, INC.
SUMMIT OAKS HOSPITAL, INC.
TEXAS HOSPITAL HOLDINGS, INC.
THE COUNSELING CENTER OF MIDDLE TENNESSEE, INC.
THE PINES RESIDENTIAL TREATMENT CENTER, INC.
THREE RIVERS RESIDENTIAL TREATMENT | MIDLANDS CAMPUS, INC.
THREE RIVERS SPE MANAGER, INC.
TRANSITIONAL CARE VENTURES, INC.
TUCSON HEALTH SYSTEMS, INC.
WELLSTONE HOLDINGS, INC.
WINDMOOR HEALTHCARE OF PINELLAS PARK, INC.
WINDMOOR HEALTHCARE INC.

By:	/s/ Brent Turner
Brent Turner
Vice President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joey A. Jacobs and Brent Turner, and each of them, his true and lawful attorney-in-fact, as agent and with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joey A. Jacobs Joey A. Jacobs	President and Director of Each Registrant	July 23, 2007

/s/ Christopher L. Howard Christopher L. Howard	Vice President, Secretary and Director of Each Registrant	July 23, 2007

/s/ Jack E. Polson Jack E. Polson	Vice President, Chief Financial Officer/Treasurer and Assistant Secretary of Each Registrant (Principal Financial and Accounting Officer)	July 23, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Franklin, State of Tennessee, on the 23rd day of July, 2007.
ABS LINCS, LLC
ABS LINCS DC, LLC
ALLIANCE CROSSINGS, LLC
ATLANTIC SHORES HOSPITAL, LLC
BEHAVIORAL HEALTHCARE LLC
BHC MANAGEMENT SERVICES OF LOUISIANA,
  LLC
BHC MANAGEMENT SERVICES OF NEW  MEXICO, LLC
BHC MANAGEMENT SERVICES OF  STREAMWOOD, LLC
BHC MESILLA VALLEY HOSPITAL, LLC
BHC NEWCO 2, LLC
BHC NEWCO 3, LLC
BHC NEWCO 4, LLC
BHC NEWCO 5, LLC
BHC NEWCO 6, LLC
BHC NEWCO 7, LLC
BHC NEWCO 8, LLC
BHC NEWCO 9, LLC
BHC NEWCO 10, LLC
BHC NORTHWEST PSYCHIATRIC HOSPITAL, LLC
BHC PROPERTIES, LLC
COLLABORATIVE CARE LLC
COLUMBUS HOSPITAL PARTNERS, LLC
COLUMBUS HOSPITAL, LLC
CUMBERLAND HOSPITAL, LLC
DIAMOND GROVE CENTER, LLC
HHC KINGWOOD INVESTMENT, LLC
HHC SERVICES, LLC
HOLLY HILL HOSPITAL, LLC
HUGHES CENTER, LLC
INDIANA PSYCHIATRIC INSTITUTES, LLC
KINGWOOD PINES HOSPITAL, LLC
LAKELAND BEHAVIORAL, LLC
LEBANON HOSPITAL PARTNERS, LLC
LIBERTY POINT BEHAVIORAL HEALTHCARE,
  LLC
NORTHERN INDIANA PARTNERS, LLC
PALMETTO BEHAVIORAL HEALTH HOLDINGS,
  LLC
PALMETTO BEHAVIORAL HEALTH SOLUTIONS,
  LLC
PALMETTO BEHAVIORAL HEALTH SYSTEM,
  L.L.C.
PALMETTO LOWCOUNTRY BEHAVIORAL  HEALTH, L.L.C.

PALMETTO PEE DEE BEHAVIORAL HEALTH,
   L.L.C.
PEAK BEHAVIORAL HEALTH SERVICES, LLC
PSYCHIATRIC SOLUTIONS HOSPITALS, LLC
RAMSAY MANAGED CARE, LLC
RED ROCK BEHAVIORAL HEALTH LLC
RED ROCK SOLUTIONS, LLC
ROLLING HILLS HOSPITAL, LLC
SAMSON PROPERTIES, LLC
SHADOW MOUNTAIN BEHAVIORAL HEALTH
   SYSTEM, LLC
SP BEHAVIORAL, LLC
SUNSTONE BEHAVIORAL HEALTH, LLC
TEXAS HOSPITAL HOLDINGS, LLC
THE NATIONAL DEAF ACADEMY, LLC
THERAPEUTIC SCHOOL SERVICES, L.L.C.
THREE RIVERS BEHAVIORAL HEALTH, LLC
THREE RIVERS HEALTHCARE GROUP, LLC
THREE RIVERS SPE HOLDING, LLC
THREE RIVERS SPE, LLC
UNIVERSITY BEHAVIORAL, LLC
VALLE VISTA HOSPITAL PARTNERS, LLC
VALLE VISTA, LLC
WELLSTONE REGIONAL HOSPITAL  ACQUISITION, LLC
WILLOW SPRINGS, LLC
ZEUS ENDEAVORS, LLC

By:	/s/ Brent Turner
Brent Turner
Vice President and Assistant Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joey A. Jacobs and Brent Turner, and each of them, his true and lawful attorney-in-fact, as agent and with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joey A. Jacobs Joey A. Jacobs	President of Each Registrant and Director of Any Corporate Members of Each Registrant	July 23, 2007

Signature	Title	Date

/s/ Christopher L. Howard Christopher L. Howard	Vice President and Secretary of Each Registrant and Director of Any Corporate Members of Each Registrant	July 23, 2007

/s/ Jack E. Polson Jack E. Polson	Vice President, Chief Financial Officer/Treasurer and Assistant Secretary of a Member of Each Registrant (Principal Financial and Accounting Officer)	July 23, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Franklin, State of Tennessee, on the 23rd day of July, 2007.

BHC OF INDIANA, GENERAL PARTNERSHIP

By:	COLUMBUS HOSPITAL PARTNERS, LLC, LEBANON HOSPITAL PARTNERS, LLC, NORTHERN INDIANA PARTNERS, LLC, VALLE VISTA HOSPITAL PARTNERS, LLC
its general partners

By:	/s/ Brent Turner
Brent Turner
Vice President and Assistant Secretary

BLOOMINGTON MEADOWS, GENERAL PARTNERSHIP

By:	BHC OF INDIANA, GENERAL PARTNERSHIP, INDIANA PSYCHIATRIC INSTITUTES, LLC,
its general partners

By:	/s/ Brent Turner
Brent Turner
Vice President and Assistant Secretary

H.C. PARTNERSHIP

By:	H.C. CORPORATION, HSA HILL CREST CORPORATION,
its general partners

By:	/s/ Brent Turner
Brent Turner
Vice President and Assistant Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joey A. Jacobs and Brent Turner, and each of them, his true and lawful attorney-in-fact, as agent and with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joey A. Jacobs Joey A. Jacobs	President of Each Registrant and Director of Any Corporate Members of the General Partner of Each Registrant	July 23, 2007

/s/ Christopher L. Howard Christopher L. Howard	Vice President and Secretary of Each Registrant and Director of Any Corporate Members of the General Partner of Each Registrant	July 23, 2007

/s/ Jack E. Polson Jack E. Polson	Vice President, Chief Accounting Officer/Treasurer and Assistant Secretary of the General Partner of Each Registrant (Principal Financial and Accounting Officer)	July 23, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Franklin, State of Tennessee, on the 23rd day of July, 2007.

HICKORY TRAIL HOSPITAL, L.P.
HIGH PLAINS BEHAVIORAL HEALTH, L.P.
MILLWOOD HOSPITAL, L.P.
NEURO INSTITUTE OF AUSTIN, L.P.
TEXAS CYPRESS CREEK HOSPITAL, L.P.
TEXAS LAUREL RIDGE HOSPITAL, L.P.
TEXAS OAKS PSYCHIATRIC HOSPITAL, L.P.
TEXAS SAN MARCOS TREATMENT CENTER, L.P.
TEXAS WEST OAKS HOSPITAL, L.P.

By:	TEXAS HOSPITAL HOLDINGS, LLC,
its general partner

By:	/s/ Brent Turner
Brent Turner
Vice President and Assistant Secretary

SHC-KPH, LP

By:	HHC KINGWOOD INVESTMENT, LLC,
its general partner

By:	/s/ Brent Turner
Brent Turner
Vice President and Assistant Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joey A. Jacobs and Brent Turner, and each of them, his true and lawful attorney-in-fact, as agent and with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joey A. Jacobs Joey A. Jacobs	President of Each Registrant and Director of Any Corporate Members of the General Partner of Each Registrant	July 23, 2007

/s/ Christopher L. Howard Christopher L. Howard	Vice President and Secretary of Each Registrant and Director of Any Corporate Members of the General Partner of Each Registrant	July 23, 2007

/s/ Jack E. Polson Jack E. Polson	Vice President, Chief Financial Officer/Treasurer and Assistant Secretary of the General Partner of Each Registrant (Principal Financial and Accounting Officer)	July 23, 2007

EXHIBIT INDEX

2.1		Agreement and Plan of Merger by and among PMR Corporation, PMR Acquisition Corporation and Psychiatric Solutions, Inc., dated May 6, 2002, as amended by Amendment No. 1, dated as of June 10, 2002, and Amendment No. 2, dated as of July 9, 2002 (included as Annex A to Amendment No. 1 to the Company’s Registration Statement on Form S-4, filed on July 11, 2002 (Reg. No. 333-90372)).
2.2		Amended and Restated Stock Purchase Agreement, dated as of October 27, 2006, by and between FHC Health Systems, Inc. and Psychiatric Solutions, Inc. (incorporated by reference to Exhibit 2 of the Company’s Current Report on Form 8-K, filed on December 7, 2006).
2.3		Agreement and Plan of Merger, dated December 20, 2006, by and among Psychiatric Solutions, Inc., Panther Acquisition Sub, Inc. and Horizon Health Corporation (incorporated by reference to Exhibit 2.5 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “2006 10-K”)).
3.1		Amended and Restated Certificate of Incorporation of PMR Corporation, filed with the Delaware Secretary of State on March 9, 1998 (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 1998).
3.2		Certificate of Amendment to Amended and Restated Certificate of Incorporation of PMR Corporation, filed with the Delaware Secretary of State on August 5, 2002 (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2002).
3.3		Certificate of Amendment to Amended and Restated Certificate of Incorporation of Psychiatric Solutions, Inc., filed with the Delaware Secretary of State on March 21, 2003 (incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement, filed on January 22, 2003).
3.4		Certificate of Amendment to Amended and Restated Certificate of Incorporation of Psychiatric Solutions, Inc., filed with the Delaware Secretary of State on December 15, 2005 (incorporated by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005).
3.5		Amended and Restated Bylaws of Psychiatric Solutions, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 1997 (the “1997 10-K”)).
3	.6*	Articles of Incorporation of ABS LINCS KY, Inc.
3	.7*	Articles of Incorporation of ABS LINCS NJ, Inc.
3	.8*	Articles of Incorporation of ABS LINCS PA, Inc., as amended.
3	.9*	Articles of Incorporation of ABS LINCS PR, Inc., as amended.
3	.10*	Articles of Incorporation of ABS LINCS SC, Inc.. as amended.
3	.11*	Articles of Incorporation of ABS LINCS TN, Inc., as amended.
3	.12*	Articles of Incorporation of ABS LINCS TX, Inc., as amended.
3	.13*	Articles of Incorporation of ABS LINCS VA, Inc., as amended.
3	.14*	Articles of Incorporation of ABS LINCS VI, Inc., as amended.
3	.15*	Articles of Incorporation of ABS-First Step, Inc., as amended.
3	.16*	Amended and Restated Articles of Incorporation of Alliance Health Center, Inc.
3	.17*	Articles of Incorporation of Alternative Behavioral Services, Inc.
3	.18*	Certificate of Incorporation of Behavioral Educational Services, Inc., as amended.
3.19		Charter of BHC Alhambra Hospital, Inc. (incorporated by reference to Exhibit 3.9 to the Company’s Registration Statement on Form S-4, filed on August 9, 2005 (Reg. No. 333-127332) (the “2005 S-4”)).
3.20		Charter of BHC Belmont Pines Hospital, Inc. (incorporated by reference to Exhibit 3.10 to the 2005 S-4).
3.21		Articles of Incorporation of BHC Cedar Vista Hospital, Inc. (incorporated by reference to Exhibit 3.12 to the 2005 S-4).
3.22		Charter of BHC Fairfax Hospital, Inc. (incorporated by reference to Exhibit 3.15 to the 2005 S-4).
3.23		Charter of BHC Fort Lauderdale Hospital, Inc. (incorporated by reference to Exhibit 3.16 to the 2005 S-4).
3.24		Charter of BHC Fox Run Hospital, Inc. (incorporated by reference to Exhibit 3.17 to the 2005 S-4).
3.25		Charter of BHC Fremont Hospital, Inc. (incorporated by reference to Exhibit 3.18 to the 2005 S-4).

3.26		Articles of Incorporation of BHC Health Services of Nevada, Inc. (incorporated by reference to Exhibit 3.20 to the 2005 S-4).
3.27		Charter of BHC Heritage Oaks Hospital, Inc. (incorporated by reference to Exhibit 3.21 to the 2005 S-4).
3	.28*	Certificate of Incorporation of BHC Holdings, Inc., as amended.
3.29		Charter of BHC Intermountain Hospital, Inc. (incorporated by reference to Exhibit 3.23 to the 2005 S-4).
3.30		Articles of Incorporation of BHC Montevista Hospital, Inc. (incorporated by reference to Exhibit 3.27 to the 2005 S-4).
3.31		Charter of BHC Pinnacle Pointe Hospital, Inc. (incorporated by reference to Exhibit 3.32 to the 2005 S-4).
3.32		Charter of BHC Sierra Vista Hospital, Inc. (incorporated by reference to Exhibit 3.36 to the 2005 S-4).
3.33		Charter of BHC Spirit of St. Louis Hospital, Inc. (incorporated by reference to Exhibit 3.37 to the 2005 S-4).
3.34		Charter of BHC Streamwood Hospital, Inc. (incorporated by reference to Exhibit 3.38 to the 2005 S-4).
3.35		Articles of Incorporation of BHC Windsor Hospital, Inc. (incorporated by reference to Exhibit 3.41 to the 2005 S-4).
3.36		Charter of Brentwood Acquisition, Inc. (incorporated by reference to Exhibit 3.43 to the 2005 S-4).
3.37		Certificate of Incorporation of Brentwood Acquisition-Shreveport, Inc., as amended (incorporated by reference to Exhibit 3.44 to the 2005 S-4).
3	.38*	Articles of Incorporation of Brynn Marr Hospital, Inc.
3	.39*	Certificate of Incorporation of Calvary Center, Inc., as amended.
3.40		Articles of Incorporation of Canyon Ridge Hospital, Inc. (incorporated by reference to Exhibit 3.45 to the 2005 S-4).
3	.41*	Certificate of Incorporation of Cedar Springs Hospital, Inc., as amended.
3	.42*	Certificate of Incorporation of Compass Hospital, Inc.
3	.43*	Articles of Incorporation of Crawford First Education, Inc., as amended.
3	.44*	Articles of Incorporation of Employee Assistance Services, Inc.
3	.45*	Amended and Restated Articles of Incorporation of FHCHS of Puerto Rico, Inc.
3	.46*	Articles of Incorporation of First Corrections-Puerto-Rico, Inc.
3	.47*	Articles of Incorporation of First Hospital Corporation of Nashville.
3	.48*	Articles of Incorporation of First Hospital Corporation of Virginia Beach.
3	.49*	Articles of Incorporation of First Hospital Panamericano, Inc., as amended.
3.50		Articles of Incorporation of Fort Lauderdale Hospital, Inc. (incorporated by reference to Exhibit 3.49 to the 2005 S-4).
3.51		Articles of Incorporation of Great Plains Hospital, Inc. (incorporated by reference to Exhibit 3.14 to the Company’s Registration Statement on Form S-4, filed on July 30, 2003 (Reg. No. 333-107453) (the “2003 Form S-4”)).
3.52		Articles of Incorporation of Gulf Coast Treatment Center, Inc., as amended (incorporated by reference to Exhibit 3.16 to the 2003 Form S-4).
3.53		Articles of Incorporation of H. C. Corporation (incorporated by reference to Exhibit 3.18 to the 2003 Form S-4).
3.54		Articles of Incorporation of Havenwyck Hospital Inc., as amended (incorporated by reference to Exhibit 3.22 to the 2003 Form S-4).
3	.55*	Articles of Incorporation of HHC Augusta, Inc.
3	.56*	Articles of Incorporation of HHC Berkeley, Inc.
3	.57*	Articles of Incorporation of HHC Conway Investment, Inc.
3	.58*	Articles of Incorporation of HHC Cooper City, Inc.
3	.59*	Certificate of Incorporation of HHC Delaware, Inc.
3	.60*	Articles of Incorporation of HHC Focus Florida, Inc., as amended.
3	.61*	Articles of Incorporation of HHC Indiana, Inc.
3	.62*	Articles of Incorporation of HHC Oconee, Inc.

3	.63*	Articles of Incorporation of HHC Ohio, Inc.
3	.64*	Articles of Incorporation of HHC Poplar Springs, Inc.
3	.65*	Articles of Incorporation of HHC River Park, Inc.
3	.66*	Articles of Incorporation of HHC South Carolina, Inc.
3	.67*	Articles of Incorporation of HHC St. Simons, Inc.
3	.68*	Articles of Incorporation of HHC Toledo, Inc.
3	.69*	Charter of HMHM of Tennessee, Inc.
3	.70*	Certificate of Incorporation of Horizon Behavioral Services, Inc., as amended.
3	.71*	Certificate of Formation of Horizon Health Austin, Inc.
3.72		Certificate of Incorporation of Horizon Health Corporation, as amended (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed on August 25, 1997, of Horizon Health Corporation (File No. 001-13626)).
3	.73*	Certificate of Incorporation of Horizon Health Hospital Services, Inc.
3	.74*	Certificate of Incorporation of Horizon Health Physical Rehabilitation Services, Inc., as amended.
3	.75*	Articles of Incorporation of Horizon Mental Health Management, Inc., as amended.
3.76		Articles of Incorporation of HSA Hill Crest Corporation (incorporated by reference to Exhibit 3.24 to the 2003 Form S-4).
3.77		Articles of Incorporation of HSA of Oklahoma, Inc. (incorporated by reference to Exhibit 3.26 to the 2003 Form S-4).
3.78		Certificate of Incorporation of InfoScriber Corporation, as amended (incorporated by reference to Exhibit 3.28 to the 2003 Form S-4).
3	.79*	Articles of Incorporation of Kids Behavioral Health of Utah, Inc., as amended.
3	.80*	Certificate of Incorporation of Laurel Oaks Behavioral Health Center, Inc., as amended.
3	.81*	Articles of Incorporation of Laurelwood Associates, Inc., as amended.
3	.82*	Certificate of Incorporation of Mental Health Outcomes, Inc.
3.83		Articles of Incorporation of Mesilla Valley Hospital, Inc. (incorporated by reference to Exhibit 3.59 to the 2005 S-4).
3.84		Articles of Incorporation of Mesilla Valley Mental Health Associates, Inc. (incorporated by reference to Exhibit 3.60 to the 2005 S-4).
3.85		Articles of Incorporation of Michigan Psychiatric Services, Inc. (incorporated by reference to Exhibit 3.30 to the 2003 Form S-4).
3	.86*	Certificate of Incorporation of Mission Vista Behavioral Health Services, Inc., as amended.
3	.87*	Charter of North Spring Behavioral Healthcare, Inc., as amended.
3.88		Restated Certificate of Incorporation of Premier Behavioral Solutions, Inc., as amended (incorporated by reference to Exhibit 3.63 to the 2005 S-4).
3.89		Certificate of Incorporation of Premier Behavioral Solutions of Florida, Inc., as amended (incorporated by reference to Exhibit 3.65 to the 2005 S-4).
3	.90*	Articles of Incorporation of Pride Institute, Inc., as amended.
3.91		Articles of Incorporation of Psychiatric Management Resources, Inc. (incorporated by reference to Exhibit 3.43 to the 2003 Form S-4).
3.92		Charter of Psychiatric Solutions of Virginia, Inc., as amended (incorporated by reference to Exhibit 3.82 to the 2005 S-4).
3	.93*	Articles of Incorporation of PsychManagement Group, Inc.
3.94		Certificate of Incorporation of Ramsay Youth Services of Georgia, Inc. (incorporated by reference to Exhibit 3.69 to the 2003 Form S-4).
3.95		Certificate of Incorporation of Ramsay Youth Services Puerto Rico, Inc. (incorporated by reference to Exhibit 3.73 to the 2003 Form S-4).
3	.96*	Articles of Incorporation of Riveredge Hospital, Inc., as amended.
3	.97*	Certificate of Incorporation of Riveredge Hospital Holdings, Inc.
3	.98*	Articles of Incorporation of Somerset, Incorporated.

3	.99*	Certificate of Incorporation of Springfield Hospital, Inc.
3	.100*	Certificate of Incorporation of Summit Oaks Hospital, Inc., as amended.
3	.101*	Certificate of Incorporation of Texas Hospital Holdings, Inc., as amended.
3.102		Amended and Restated Charter of The Counseling Center of Middle Tennessee, Inc. (incorporated by reference to Exhibit 3.91 to the 2003 Form S-4).
3	.103*	Articles of Incorporation of The Pines Residential Treatment Center, Inc., as amended.
3	.104*	Restated Articles of Incorporation of Three Rivers SPE Manager, Inc.
3	.105*	Articles of Incorporation of Three Rivers Residential Treatment | Midlands Campus, Inc., as amended.
3.106		Certificate of Incorporation of Transitional Care Ventures, Inc. (incorporated by reference to Exhibit 3.95 to the 2003 Form S-4).
3.107		Certificate of Incorporation of Tucson Health Systems, Inc. (incorporated by reference to Exhibit 3.93 to the 2005 S-4).
3.108		Certificate of Incorporation of Wellstone Holdings, Inc. (incorporated by reference to Exhibit 3.94 to the 2005 S-4).
3	.109*	Articles of Incorporation of Windmoor Healthcare Inc.
3	.110*	Certificate of Incorporation of Windmoor Healthcare of Pinellas Park, Inc., as amended.
3.111		Form of Amended and Restated Bylaws for the Corporations Listed in Exhibits 3.6-3.71, 3.73-3.110 and 3.139 (incorporated by reference to Exhibit 3.96 to the 2005 S-4).
3.112		Amended and Restated Bylaws of Horizon Health Corporation, as amended (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed on April 26, 2005, of Horizon Health Corporation (File No. 001-13626)).
3	.113*	Articles of Organization of ABS LINCS, LLC.
3	.114*	Articles of Organization of ABS LINCS DC, LLC, as amended.
3	.115*	Certificate of Formation of Alliance Crossings, LLC, as amended.
3	.116*	Articles of Organization of Atlantic Shores Hospital, LLC.
3	.117*	Certificate of Formation of Behavioral Healthcare, LLC.
3.118		Certificate of Formation of BHC Management Services of Louisiana, LLC (incorporated by reference to Exhibit 3.102 to the 2005 S-4).
3.119		Certificate of Formation of BHC Management Services of New Mexico, LLC, as amended (incorporated by reference to Exhibit 3.103 to the 2005 S-4).
3.120		Certificate of Formation of BHC Management Services of Streamwood, LLC, as amended (incorporated by reference to Exhibit 3.94 to the 2005 S-4).
3.121		Certificate of Formation of BHC Mesilla Valley Hospital, LLC, as amended (incorporated by reference to Exhibit 3.107 to the 2005 S-4).
3.122		Form of Certificate of Formation for BHC Newco 2, LLC, BHC Newco 3, LLC, BHC Newco 4, LLC, BHC Newco 5, LLC, BHC Newco 6, LLC, BHC Newco 7, LLC, BHC Newco 8, LLC, BHC Newco 9, LLC and BHC Newco 10, LLC (incorporated by reference to Exhibit 3.108 to the 2005 S-4).
3.123		Certificate of Formation of BHC Northwest Psychiatric Hospital, LLC (incorporated by reference to Exhibit 3.109 to the 2005 S-4).
3	.124*	Articles of Organization of BHC Properties, LLC.
3	.125*	Articles of Organization of Collaborative Care, LLC.
3.126		Certificate of Formation of Columbus Hospital, LLC (incorporated by reference to Exhibit 3.111 to the 2005 S-4).
3	.127*	Articles of Organization of Columbus Hospital Partners, LLC.
3	.128*	Articles of Organization of Cumberland Hospital, LLC.
3	.129*	Certificate of Formation of Diamond Grove Center, LLC.
3	.130*	Certificate of Formation of HHC Kingwood Investment, LLC.
3	.131*	Articles of Organization of HHC Services, LLC.
3	.132*	Certificate of Formation of Holly Hill Hospital, LLC.
3	.133*	Articles of Organization of Hughes Center, LLC.

3	.134*	Certificate of Formation of Indiana Psychiatric Institutes, LLC.
3	.135*	Articles of Organization of Kingwood Pines Hospital, LLC, as amended.
3	.136*	Articles of Organization of Lakeland Behavioral, LLC, as amended.
3	.137*	Articles of Organization of Lebanon Hospital Partners, LLC.
3	.138*	Certificate of Formation of Liberty Point Behavioral Healthcare, LLC, as amended.
3	.139*	Articles of Incorporation of Benchmark Behavioral Health System, Inc.
3	.140*	Certificate of Formation of Northern Indiana Partners, LLC.
3	.141*	Certificate of Formation of Palmetto Behavioral Health Holdings, LLC.
3	.142*	Articles of Organization of Palmetto Behavioral Health Solutions, LLC.
3.143		Articles of Organization of Palmetto Behavioral Health System, L.L.C. (incorporated by reference to Exhibit 3.114 to the 2005 S-4).
3.144		Articles of Organization of Palmetto Lowcountry Behavioral Health, L.L.C (incorporated by reference to Exhibit 3.115 to the 2005 S-4).
3.145		Articles of Organization of Palmetto Pee Dee Behavioral Health, L.L.C. (incorporated by reference to Exhibit 3.116 to the 2005 S-4).
3	.146*	Certificate of Formation of Peak Behavioral Health Services, LLC.
3	.147*	Certificate of Formation of Psychiatric Solutions Hospitals, LLC.
3	.148*	Certificate of Formation of Ramsay Managed Care, LLC.
3	.149*	Certificate of Formation of Red Rock Behavioral Health, LLC.
3	.150*	Certificate of Formation of Red Rock Solutions, LLC.
3	.151*	Articles of Organization of Rolling Hills Hospital, LLC.
3	.152*	Articles of Organization of Samson Properties, LLC.
3	.153*	Certificate of Formation of Shadow Mountain Behavioral Health System, LLC.
3	.154*	Articles of Organization of SP Behavioral, LLC.
3	.155*	Articles of Organization of Sunstone Behavioral Health, LLC.
3	.156*	Articles of Organization of Texas Hospital Holdings, LLC, as amended.
3	.157*	Articles of Organization of The National Deaf Academy, LLC.
3.158		Articles of Organization of Therapeutic School Services, L.L.C. (incorporated by reference to Exhibit 3.93 to the 2003 Form S-4).
3	.159*	Articles of Organization of Three Rivers Behavioral Health, LLC.
3	.160*	Articles of Organization of Three Rivers Healthcare Group, LLC.
3	.161*	Articles of Organization of Three Rivers SPE, LLC, as amended.
3	.162*	Articles of Organization of Three Rivers SPE Holding, LLC, as amended.
3	.163*	Articles of Organization of University Behavioral, LLC.
3.164		Certificate of Formation of Valle Vista, LLC, as amended (incorporated by reference to Exhibit 3.120 to the 2005 S-4).
3	.165*	Articles of Organization of Valle Vista Hospital Partners, LLC.
3.166		Articles of Organization of Wellstone Regional Hospital Acquisition, LLC, as amended (incorporated by reference to Exhibit 3.121 to the 2005 S-4).
3.167		Certificate of Formation of Willow Springs, LLC (incorporated by reference to Exhibit 3.122 to the 2005 S-4).
3	.168*	Articles of Organization of Zeus Endeavors, LLC.
3.169		Form of Amended and Restated Operating Agreement for the Limited Liability Companies Listed in the Exhibits 3.113-3.138 and 3.140-3.168 (incorporated by reference to Exhibit 3.123 to the 2005 S-4).
3.170		Agreement of General Partnership of BHC of Indiana, General Partnership (incorporated by reference to Exhibit 3.124 to the 2005 S-4).
3.171		Agreement of General Partnership of Bloomington Meadows, General Partnership (incorporated by reference to Exhibit 3.125 to the 2005 S-4).

3.172		General Partnership Agreement of H. C. Partnership (incorporated by reference to Exhibit 3.20 to the 2003 Form S-4).
3.173		Bylaws of H. C. Partnership (incorporated by reference to Exhibit 3.21 to the 2003 Form S-4).
3	.174*	Certificate of Limited Partnership of Hickory Trail Hospital, L.P.
3	.175*	Limited Partnership Agreement of Hickory Trail Hospital, L.P.
3	.176*	Certificate of Limited Partnership of High Plains Behavioral Health, L.P.
3	.177*	Limited Partnership Agreement of High Plains Behavioral Health, L.P.
3.178		Certificate of Limited Partnership of Millwood Hospital, L.P. (incorporated by reference to Exhibit 3.129 to the 2005 S-4).
3.179		Limited Partnership Agreement of Millwood Hospital, L.P. (incorporated by reference to Exhibit 3.130 to the 2005 S-4).
3.180		Certificate of Limited Partnership of Neuro Institute of Austin, L.P., as amended (incorporated by reference to Exhibit 3.32 to the 2003 Form S-4).
3.181		Limited Partnership Agreement of Neuro Institute of Austin, L.P. (incorporated by reference to Exhibit 3.33 to the 2003 Form S-4).
3	.182*	Certificate of Limited Partnership of SHC-KPH, LP, as amended
3	.183*	Amended and Restated Limited Partnership Agreement of SHC-KPH, LP.
3.184		Certificate of Limited Partnership of Texas Cypress Creek Hospital, L.P., as amended (incorporated by reference to Exhibit 3.81 to the 2003 Form S-4).
3.185		Amended and Restated Limited Partnership Agreement of Texas Cypress Creek Hospital, L.P. (incorporated by reference to Exhibit 3.82 to the 2003 Form S-4).
3.186		Certificate of Limited Partnership of Texas Laurel Ridge Hospital, L.P. (incorporated by reference to Exhibit 3.83 to the 2003 Form S-4).
3.187		Limited Partnership Agreement of Texas Laurel Ridge Hospital, L.P. (incorporated by reference to Exhibit 3.84 to the 2003 Form S-4).
3.188		Certificate of Limited Partnership of Texas Oaks Psychiatric Hospital, L.P. (incorporated by reference to Exhibit 3.85 to the 2003 Form S-4).
3.189		Limited Partnership Agreement of Texas Oaks Psychiatric Hospital, L.P. (incorporated by reference to Exhibit 3.86 to the 2003 Form S-4).
3.190		Certificate of Limited Partnership of Texas San Marcos Treatment Center, L.P. (incorporated by reference to Exhibit 3.87 to the 2003 Form S-4).
3.191		Limited Partnership Agreement of Texas San Marcos Treatment Center, L.P. (incorporated by reference to Exhibit 3.88 to the 2003 Form S-4).
3.192		Certificate of Limited Partnership of Texas West Oaks Hospital, L.P., as amended (incorporated by reference to Exhibit 3.89 to the 2003 Form S-4).
3.193		Amended and Restated Limited Partnership Agreement of Texas West Oaks Hospital, L.P. (incorporated by reference to Exhibit 3.90 to the 2003 Form S-4).
4.1		Reference is made to Exhibits 3.1 through 3.193.
4.2		Common Stock Specimen Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002) (the “2002 10-K”)).
4.3		Indenture, dated as of June 30, 2003, among Psychiatric Solutions, Inc., the Guarantors named therein and U.S. Bank National Association as successor to Wachovia Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.10 to the 2003 Form S-4).
4.4		Form of Notes (included in Exhibit 4.3) (incorporated by reference to Exhibit 4.11 to the 2003 Form S-4).
4.5		Indenture, dated as of July 6, 2005, by and among Psychiatric Solutions, Inc., the subsidiaries named as guarantors thereto and U.S. Bank National Association as successor to Wachovia Bank, National Association (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on July 8, 2005).
4.6		Form of Notes (included in Exhibit 4.5) (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed on July 8, 2005).

4.7		Purchase Agreement, dated as of May 24, 2007, among Psychiatric Solutions, Inc., the subsidiaries named as guarantors thereto, and Citigroup Global Markets Inc., as representative of the initial purchasers named therein (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on May 25, 2007).
4.8		Exchange and Registration Rights Agreement, dated as of May 31, 2007, among Psychiatric Solutions, Inc., the subsidiary guarantors from time to time party thereto, and Citigroup Global Markets Inc. and Merrill, Lynch, Pierce, Fenner & Smith Incorporated on behalf of Banc of America Securities LLC and J.P. Morgan Securities Inc. (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed on June 1, 2007).
5	.1*	Opinion of Waller Lansden Dortch & Davis, LLP.
8	.1*	Opinion of Waller Lansden Dortch & Davis, LLP.
10.1		Employment Agreement between Joey A. Jacobs and Psychiatric Solutions, Inc., dated as of May 10, 2007 (incorporated by reference to Exhibit 10 to the Company’s Current Report on Form 8-K, filed on May 16, 2007).
10.2		Form of Indemnification Agreement executed by each director of Psychiatric Solutions, Inc. (incorporated by reference to Exhibit 10.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).
10.3		Second Amended and Restated Credit Agreement, dated as of July 1, 2005, by and among Psychiatric Solutions, Inc., the subsidiaries named as guarantors thereto, Citicorp North America, Inc., as term loan facility administrative agent, co-syndication agent and documentation agent , Bank of America, N.A., as revolving loan facility administrative agent, collateral agent, swing line lender and co-syndication agent, and the various other agents and lenders party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on July 8, 2005).
10.4		Amendment No. 1 to Psychiatric Solutions, Inc.’s Second Amended and Restated Credit Agreement, dated as of December 1, 2006, by and between Psychiatric Solutions, Inc., BHC Holdings, Inc., Premier Behavioral Solutions, Inc., Alternative Behavioral Services, Inc., the subsidiaries of Psychiatric Solutions, Inc. party thereto as guarantors, Citicorp North America, Inc., as Term Loan Facility Administrative Agent, Bank of America, N.A., as Revolving Credit Facility Administrative Agent, Citigroup Global Markets Inc. and Banc of America Securities LLC, as the Arrangers (incorporated by reference to Exhibit 10 to the Company’s Current Report on Form 8-K, filed on December 7, 2006).
10.5		Amendment No. 2 to Psychiatric Solutions, Inc.’s Second Amended and Restated Credit Agreement, dated as of May 31, 2007, by and between Psychiatric Solutions, Inc., BHC Holdings, Inc., Premier Behavioral Solutions, Inc., Alternative Behavioral Services, Inc., Horizon Health Corporation, the subsidiaries of Psychiatric Solutions, Inc. party thereto as guarantors, Citicorp North America, Inc., as Term Loan Facility Administrative Agent, Bank of America, N.A., as Revolving Credit Facility Administrative Agent, Citigroup Global Markets Inc. and Merrill Lynch, Pierce Fenner & Smith Incorporated, as the Arrangers, Merrill Lynch Capital Corporation, as lender, and MLPF&S, as co-syndication agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on June 1, 2007).
10.6		Psychiatric Solutions, Inc. 2007 Long-Term Equity Compensation Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on February 22, 2007).
10.7		Amended and Restated Psychiatric Solutions, Inc. Equity Incentive Plan, as amended by an Amendment adopted on May 4, 2004 (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement, filed on April 9, 2004).
10.8		Second Amendment to the Psychiatric Solutions, Inc. Equity Incentive Plan (incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement filed April 22, 2005).
10.9		Third Amendment to the Psychiatric Solutions, Inc. Equity Incentive Plan (incorporated by reference to Appendix B of the Company’s Definitive Proxy Statement, filed on April 21, 2006).
10.10		Psychiatric Solutions, Inc. Executive Performance Incentive Plan (incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement, filed on April 21, 2006).
10.11		Form of Nonstatutory Stock Option Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007).
10.12		Amended and Restated Psychiatric Solutions, Inc. Outside Directors’ Non-Qualified Stock Option Plan (incorporated by reference to Appendix C to the Company’s Definitive Proxy Statement, filed on April 14, 2003).

10.13		Amendment to the Psychiatric Solutions, Inc. Outside Directors’ Stock Option Plan (incorporated by reference to Appendix B of the Company’s Definitive Proxy Statement filed April 22, 2005).
10.14		2007 Executive Officer Compensation (incorporated by reference to the Company’s Current Report on Form 8-K, filed on November 8, 2006).
10.15		Psychiatric Solutions, Inc. 2007 Cash Bonus Plans (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on February 22, 2007).
10.16		Summary of Director Compensation (incorporated by reference to Exhibit 10.22 to the 2006 10-K).
10.17		Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006).
12	.1*	Computation of Ratios of Earnings to Fixed Charges.
21	.1*	List of Subsidiaries.
23	.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23	.2*	Consent of Ernst & Young LLP, Independent Auditors.
23	.3*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23	.4*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23	.5*	Consent of Waller Lansden Dortch & Davis, LLP (included in Exhibits 5.1 and 8.1).
24	.1*	Power of Attorney (included on the signature pages).
25	.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as Trustee under the Indenture.
99	.1*	Form of Letter of Transmittal.
99	.2*	Form of Notice of Guaranteed Delivery.

*	Filed herewith